UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the year ended December 31, 2014

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________ to __________

Commission File Number: 1 - 3525

AMERICAN ELECTRIC POWER SYSTEM
RETIREMENT SAVINGS PLAN
(Full title of the plan)

AMERICAN ELECTRIC POWER COMPANY, INC.
1 Riverside Plaza, Columbus, Ohio 43215
(Name of issuer of the securities held
pursuant to the plan and the address
of its principal executive office)

TABLE OF CONTENTS	Page Number

Signatures	2

Report of Independent Registered Public Accounting Firm	3

Financial Statements
Statements of Net Assets Available for Benefits	4
Statements of Changes in Net Assets Available for Benefits	5
Notes to Financial Statements	6

Supplemental Schedules
Schedule of Assets (Held as of End of Year)	18
Schedule of Assets (Acquired and Disposed of Within Year)	59
Schedule of Nonexempt Transactions	60

Exhibits
Exhibit Index	61
Consent of Independent Registered Public Accounting Firm	62

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Benefits Finance Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

	By:	/s/ Julia A. Sloat
Julia A. Sloat, Secretary

Date: June 25, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Participants of the American Electric Power System Retirement Savings Plan

We have audited the accompanying statements of net assets available for benefits of the American Electric Power System Retirement Savings Plan (the “Plan”) as of December 31, 2014 and 2013, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014 and 2013, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The supplemental schedules listed in the table of contents have been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedules are the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Deloitte & Touche LLP
Columbus, Ohio
June 25, 2015

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
December 31, 2014 and 2013

	2014	2013
ASSETS
Investments at Fair Value:
Participant Directed Investments	$3,979,052,099	$3,717,371,173
Wrap Contracts	29,723	—
TOTAL INVESTMENTS AT FAIR VALUE	3,979,081,822	3,717,371,173

Notes Receivable from Participants	85,735,539	83,912,060

TOTAL ASSETS	4,064,817,361	3,801,283,233

Adjustment from Fair Value to Contract Value for Fully Benefit Responsive Wrap Contracts	(7,328,563)	(866,725)

NET ASSETS AVAILABLE FOR BENEFITS	$4,057,488,798	$3,800,416,508

See Notes to Financial Statements beginning on page 6.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
For the Years Ended December 31, 2014 and 2013

	2014	2013
INVESTMENT INCOME
Net Appreciation in Fair Value of Investments	$252,616,091	$496,359,189
Interest	3,989,150	9,537,438
Dividends	28,595,594	31,870,905
Total Investment Income	285,200,835	537,767,532

CONTRIBUTIONS
Participants	159,338,477	150,007,060
Employer	69,502,858	65,707,451
Total Contributions	228,841,335	215,714,511

DISTRIBUTIONS TO PARTICIPANTS	(253,597,210)	(280,061,184)

Administrative and Management Fees
Professional Fees	(645,113)	(670,734)
Investment Advisory and Management Fees	(6,332,592)	(5,975,010)
Other Fees	(266,265)	(524,779)
Total Administrative and Management Fees	(7,243,970)	(7,170,523)

INTEREST INCOME ON NOTES RECEIVABLE FROM PARTICIPANTS	3,871,300	3,774,208

INCREASE IN NET ASSETS	257,072,290	470,024,544

NET ASSETS AVAILABLE FOR BENEFITS BEGINNING OF YEAR	3,800,416,508	3,330,391,964

NET ASSETS AVAILABLE FOR BENEFITS END OF YEAR	$4,057,488,798	$3,800,416,508

See Notes to Financial Statements beginning on page 6.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2014 and 2013

1. PLAN DESCRIPTION

The following description of the American Electric Power System Retirement Savings Plan (Plan) is provided for general information purposes only. Participants should refer to the Plan documents for a more complete description of the Plan’s information.

General

The Plan is a defined contribution plan that became effective and commenced operations on January 1, 1978. The Plan covers full-time and part-time employees of the participating subsidiaries of American Electric Power Company, Inc. (AEP or the Company) who are not covered through a unionized collective bargaining agreement. American Electric Power Service Corporation (AEPSC) is the plan administrator (Plan Administrator) and plan sponsor (Plan Sponsor). AEPSC is a wholly-owned subsidiary of AEP. JPMorgan Chase Bank N.A. (JPMorgan or the Trustee) is the custodian and trustee. JPMorgan Retirement Plan Services, LLC was the record keeper with respect to the Plan through August 30, 2014, when it was acquired by Great West Financial Retirement Plan Services, LLC (Empower Retirement). Empower Retirement began record keeping at the date of acquisition. JPMorgan Retirement Plan Services, LLC and Empower Retirement are collectively known as the (Record Keeper).

Contributions

Newly eligible employees are automatically enrolled in the Plan with a 3% pretax deferral. Employees may opt out of the automatic enrollment or revise their elections after they are notified of their right not to have such pretax deferrals made on their behalf (or to have such pretax deferrals made at a different percentage) and how their account will be invested in the absence of their making an investment election. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Generally, eligible employees participating in the Plan may make contributions (pretax, after-tax or Roth 401(k) contributions) in 1% increments up to 50% of their eligible pay (within Internal Revenue Service (IRS) limits). Participants who are age 50 and older are eligible to contribute additional pretax or Roth 401(k) amounts as catch-up contributions. The catch-up contribution limit was $5,500 for both 2014 and 2013. An employee who is eligible to participate in the Plan also may roll eligible retirement benefits into the Plan. The Company contributes to the Plan, on behalf of each participant, an amount equal to 100% of the participant’s non-rollover contributions up to 1% of the participant’s eligible compensation for each payroll period, plus 70% of the participant’s contributions for the next 5% of the participant’s eligible compensation for each payroll period, subject to certain limitations. All contributions that are withheld from a participant’s pay or are made by the Company are deposited in the American Electric Power System Retirement Savings Plan Trust after each pay period. The Plan, in a manner consistent with the requirements under section 401 of the Internal Revenue Code (IRC), restricts the amount that certain participants who are deemed highly compensated may contribute to the Plan, provided that it is AEPSC’s intent that the Plan include a “qualified automatic contribution arrangement” (as defined in Section 401(k)(13) of the IRC), such that only the after-tax contributions made by such highly compensated participants may be subject to such restrictions.

Investments

The investment options offered by the Plan are a series of separately managed accounts, interests in commingled and collective trusts, the AEP Stock Fund and self-directed mutual fund brokerage accounts. Affiliates of JPMorgan provide custody, trustee, recordkeeping and other services with regard to investments.

Notes Receivable from Participants

Participants may borrow from their savings plan accounts a minimum of $1,000 but no more than the lesser of $50,000 or 50% of their account balance. Loan terms range from 12 months to 60 months (or up to 180 months for certain residential loans), or any monthly increment in-between. Interest rates, fixed for the life of the loan, are calculated by adding 1% to the prime rate, as reported in the Wall Street Journal as of the first business day of the calendar month in which the loan is taken. Active employees repay principal and interest payments through payroll deductions.

Participant loans and the accrued interest are collateralized by the account balance, and upon default, the outstanding balance is subject to income taxes and possible tax penalty.

Participant Accounts

Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions, the Company’s matching contributions and investment earnings and losses and charged with benefit payments and allocations of Plan expenses. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Participants may transfer the value of their cumulative contributions, in any whole percentage or dollar amount, among investments, and change their investment elections on a daily basis. Participants may change their payroll contribution elections coinciding with the Company’s payroll periods.

Vesting and Distribution

Participants are immediately vested in their pretax, after-tax, Roth 401(k) and the Company matching contributions, including earnings thereon. Excluding participants’ pretax and Roth 401(k) contributions and post-2008 Company matching contributions, all participants may make an unlimited number of withdrawals of their interest in the Plan, including their pre-2009 Company matching contributions. Pretax and Roth 401(k) contributions are eligible for withdrawal by participants only after age 59-1/2, or earlier upon hardship (as defined by the Plan) or following termination of employment. Post-2008 Company matching contributions are eligible for withdrawal by participants only after age 59-1/2, or earlier following earlier termination of employment, but not upon hardship.

The AEP Stock Fund, a Plan investment option, is an Employee Stock Ownership Plan. As a result, participants can elect to have dividends generated from their AEP Stock Fund holdings paid out in cash, rather than automatically reinvested in the fund. The dividend payouts are made periodically (at least annually) and are treated as ordinary income to the participants for tax purposes.

2. ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements are prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America (GAAP).

Investment Valuation and Income Recognition

Participants direct the investment of their contributions into various investment options offered by the Plan. Investments are reported in the Statements of Net Assets Available for Benefits at fair value while benefit responsive investment contracts are reported at fair value with an adjustment to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared using contract value basis. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Purchases and sales of securities have been recorded on a trade-date basis. Net appreciation includes the Plan’s gains or losses on investments bought or sold as well as held throughout the year. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date. These amounts are reinvested by the Trustee in the funds that generated such income with the exception of the AEP Stock Fund, which pays or reinvests dividends at the direction of each participant.

Notes Receivable from Participants

Notes Receivable from Participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are not recorded as distributions until actually distributed based on the terms of the Plan document.

Administrative and Management Fees

Administrative and Management Fees incurred relating to JPMorgan during 2014 and 2013 totaled $2,657,969 and $2,274,351, respectively. The Plan directly pays for administrative, recordkeeping and management fees.

Distributions to Participants

Distributions to participants are recorded when paid. There were no material amounts of distributions due to participants who requested distributions from the Plan as of December 31, 2014 and 2013.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein and disclosure of contingent assets. Actual results could differ from the estimates.

Fair Value Measurements of Assets

The accounting guidance for “Fair Value Measurements and Disclosures” establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). AEPSC’s staff independently monitors valuation policies and procedures and provides members of the Benefits Finance Committee (BFC) and its Investment Subcommittee (IC) various monthly and quarterly reports, regarding compliance with policies and procedures. The BFC consists of AEPSC’s Chief Financial Officer, Treasurer, Chief Administrative Officer, Chief Risk Officer, Executive Vice President General Counsel in addition to the President of Energy Supply. The IC consists of AEPSC’s Treasurer, Chief Risk Officer, Director of Trusts and Investments and Managing Director of Corporate Finance.

The Plan utilizes its Trustee’s external pricing service to estimate the fair value of the underlying investments held in the Plan. The Plan’s investment managers review and validate the prices utilized by the Trustee to determine fair value. The Company performs its own valuation testing to verify the fair values of the securities, in part by reviewing audit reports of the Trustee’s operating controls and valuation processes.

Assets in the Plan are classified using the following methods. Equities are classified as Level 1 holdings if they are actively traded on exchanges. Items classified as Level 1 are investments in money market funds, fixed income and equity mutual funds and domestic equity securities. They are valued based on observable inputs primarily unadjusted quoted prices in active markets for identical assets. Items classified as Level 2 are primarily investments in individual fixed income securities and cash equivalents funds. Fixed income securities do not trade on an exchange and do not have an official closing price but their valuation inputs are based on observable market data.

The Trustee uses multiple pricing vendors for the assets held in trust. The Trustee’s pricing vendors calculate bond valuations using financial models and matrices. The models use observable inputs including yields on benchmark securities, quotes by securities brokers, rating agency actions, discounts or premiums on securities compared to par prices, changes in yields for U.S. Treasury securities, corporate actions by bond issuers, prepayment schedules and histories, economic events and, for certain securities, adjustments to yields to reflect changes in the rate of inflation. Cash equivalent funds are held to provide liquidity and meet short term cash needs. The underlying holdings in the cash funds consist of commercial paper, certificates of deposit, treasury bills, and other short-term debt securities. Short-term debt securities are valued based on observable market data by the trust banks pricing vendor. Other securities with model-derived valuation inputs that are observable are also classified as Level 2 investments. Investments with unobservable valuation inputs are classified as Level 3 investments. Plan assets included in Level 3 are primarily real estate and emerging market investments that are valued using methods requiring judgment, including appraisals.

Equities and Registered Investment Companies are valued based on observable inputs, primarily unadjusted quoted prices in active markets for identical assets.

Investment Descriptions

Common Collective Trusts and the Managed Income Fund are valued at the net asset value per share (NAV). The basis of the reported NAV is the total fair value of all underlying holdings less expenses and liabilities. The value of each unit is determined by dividing the net asset value of the fund by the number of applicable units outstanding on the valuation date. These investments are categorized as Level 2 if they can be redeemed at the NAV price. The JPMorgan Strategic Property Fund has been categorized as a Level 3 investment since the underlying holdings are diversified real estate assets that are difficult to value and rely on unobservable inputs to measure fair value. The JPMorgan Emerging Markets Fund and the Mellon Capital Emerging Markets Stock Index Fund have been classified as a Level 3 investment since the majority of the holdings are equity securities traded on foreign stock exchanges in emerging nations that may have limited liquidity.

JPMorgan Liquidity Fund

The objective of this fund is to provide liquidity and meet short-term cash needs while preserving principal. The underlying holdings in the fund are investment grade money market instruments including commercial paper, certificates of deposit, treasury bills and other types of investment grade short-term debt securities. The fund is valued each business day.

JPMorgan US Treasury Plus Money Market Fund

The objective of this fund is to provide liquidity and meet short-term cash needs while preserving principal. The underlying holdings in the fund include U.S. Treasury obligations, including Treasury bills, bonds and notes and other obligations issued or guaranteed by the U.S. Treasury, and repurchase agreements fully collateralized by U.S. Treasury securities.

Mellon Capital Small Cap Stock Index Fund

The objective of this fund is to track the performance of the Russell 2000 Index. The underlying equity holdings of this fund are actively traded on major domestic stock exchanges and have readily available market quotes.

Mellon Capital Stock Index Fund

The objective of this fund is to track the performance of the S&P 500 Index. The underlying equity holdings of this fund are actively traded on major domestic stock exchanges and have readily available market quotes.

Mellon Capital International Stock Index Fund

The objective of this fund is to track the performance of the MSCI Europe, Australia, and Far East (MSCI EAFE) Index. The underlying equity holdings of this fund are actively traded on the major non-U.S stock exchanges and have readily available market quotes.

Mellon Capital Mid Cap Stock Index Fund

The objective of this fund is to track the performance of the S&P Mid Cap 400 Index. The underlying equity holdings of this fund are actively traded on major domestic stock exchanges and have readily available market quotes.

Mellon Capital REIT Index Fund

The objective of this fund is to track the performance of the Dow Jones U.S. Select REIT Index. The underlying real estate investment trust equity holdings of this fund are actively traded on the major domestic stock exchanges and have readily available market quotes.

Mellon Capital Aggregate Bond Index Fund

The objective of this fund is to track the performance of the Barclay’s Capital U.S. Aggregate Bond Index. Fixed income securities do not trade on an exchange and do not have an official closing price.

Mellon Capital Treasury Inflation-Protected Securities Fund

The objective of this fund is to track the performance of the Barclays Capital U.S. Treasury Inflation-Protected Securities Index. Treasury Inflation-Protected Securities are backed by the U.S. government and protect investors from the effects of inflation. The securities are not actively traded on exchanges and do not have an official closing price.

Metlife Separate Account No. 690

The objective of the fund is to exceed the performance of the Barclays Capital 1-3 year Government/Credit Index. The fund seeks to preserve principal and an above average level of income with the goal of minimizing overall portfolio risk. Fixed income securities do not trade on an exchange and do not have an official closing price.

Wells Fargo Fixed Income Fund N

The objective of the fund is to exceed the performance of the Barclays Capital Intermediate Government/Credit Index. The fund seeks to preserve principal and an above average level of income with the goal of minimizing overall portfolio risk. Fixed income securities do not trade on an exchange and do not have an official closing price.

JPMorgan Strategic Property Fund

The objective of this fund is to exceed the performance of the National Council of Real Estate Investment Fiduciaries (NCREIF) Property Index. The underlying holdings in the fund are diversified real estate assets. This diversified fund consists of multiple properties and no single asset, tenant or location has undue influence over the fund’s value or performance. The fund’s diversified holdings help mitigate the risk of default and concentration risk.

Mellon Capital Emerging Markets Stock Index Fund

The objective of this fund is to track the performance of the MSCI Emerging Markets Index. The majority of the underlying holdings of this fund are traded on foreign stock exchanges in emerging markets. The securities in these economies are typically less efficient and less liquid than those in developed markets.

JPMorgan US Real Estate Securities Fund

The objective of this fund is to exceed the performance of the MSCI Real Estate Investment Trust (MSCI U.S. REIT) Index. The underlying real estate investment trust equity holdings of this fund are actively traded on the major domestic stock exchanges and have readily available market quotes.

This fund was liquidated and replaced with the Mellon Capital REIT Index Fund effective August 15, 2014.

JP Morgan Emerging Markets Fund

The objective of this fund is to exceed the performance of the MSCI Emerging Markets (MSCI EM) Free Index. The majority of the underlying holdings of this fund are traded on foreign stock exchanges in emerging markets. The securities in these economies are typically less efficient and less liquid than those in developed markets.

This fund was liquidated and replaced with the Mellon Capital Emerging Markets Stock Index Fund effective August 15, 2014.

3. PLAN TERMINATION

Although it has not expressed any intent to do so, AEPSC has the right to take such actions as will allow contributions to the Plan to be discontinued at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants remain 100 percent vested in their accounts.

4. INVESTMENT CONTRACTS

The Managed Income Fund provides a stable value investment option that includes fully benefit-responsive wrap contracts which assure the book value of investments for plan participants. The fund’s underlying assets, which are held in a trust, utilize wrap contracts issued by four financial institutions as of December 31, 2014 and 2013. The contracts provide that participants execute plan transactions at contract value. Contract value represents contributions made to the fund, plus credited interest, less participant withdrawals, without regard to changes in the fair value of the investments and securities underlying the fund. The rates for crediting interest are reset periodically based on market rates of other similar investments, the current yield of the underlying investments and the spread between the market value and contract value. The interest crediting rate cannot be less than 0%. Certain events initiated by the Plan Sponsor, such as plan termination or a plan merger, would limit the ability of the Plan to administer participant-level transactions at contract value or may allow for the termination of the wrap contract at market value, rather than contract value.

The Plan Sponsor does not believe that any events that may limit the ability of the plan to transact at contract value are probable as of December 31, 2014 or the date these financial statements are issued.

During the year ended December 31, 2014, the average yield based on underlying earnings and the average yield based on interest credited to participants were 1.33% and 1.37%, respectively. During the year ended December 31, 2013, the average yield based on underlying earnings and the average yield based on interest credited to participants were 1.33% and 1.22%, respectively.

5. INVESTMENTS EXCEEDING FIVE PERCENT OF THE PLAN’S NET ASSETS

Investments exceeding five percent of the Plan’s net assets as of December 31, 2014 and 2013 were as follows:

	December 31,
	2014	2013
AEP Stock	$328,831,224	$294,612,643
Mellon Capital Aggregate Bond Index Fund	562,375,327	454,335,541
Mellon Capital Stock Index Fund	683,575,296	637,979,183
Mellon Capital International Stock Index Fund	376,228,524	382,529,284
Mellon Capital Small Cap Stock Index Fund	(a)	218,730,345

(a)     Investment was less than five percent for reportable period.

6. NET APPRECIATION OF INVESTMENTS

During 2014 and 2013, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

	Years Ended December 31,
	2014	2013
AEP Stock	$82,918,337	$27,559,707
Common/Collective Trusts	115,230,132	281,942,154
Corporate Stocks	54,994,496	175,717,078
Fixed Income	1,321,933	(2,343,892)
Registered Investment Companies	(1,848,807)	13,484,142
Net Appreciation in Fair Value of Investments	$252,616,091	$496,359,189

7. PARTY-IN-INTEREST TRANSACTIONS

Certain transactions involving the Plan and its assets involved parties in interest with respect to the Plan, but those transactions were not prohibited transactions under ERISA because of the applicability of one or more exemptions. The exempt party-in-interest transactions involving the Plan included the following: JPMorgan Chase Bank, N.A. has been acting as trustee and custodian under the Plan, while its affiliates have been acting as (a) investment manager for a number of the Plan’s investment options, (b) the Plan’s record keeper (until August 30, 2014, when Empower Retirement, which is not affiliated with JPMorgan, became the Plan’s record keeper) and (c) investment advisor or investment manager for a number of plan participants with respect to the amounts held in their Plan accounts.

As of December 31, 2014 and 2013, the Plan held 5,415,534 and 6,303,223 shares, respectively, of common stock of American Electric Power Company, Inc., the Plan Sponsor, with a cost basis of $204,336,056 and $228,985,169, respectively. During the years ended December 31, 2014 and 2013, the Plan recorded dividend income of $12,155,855 and $12,470,399, respectively, related to its investment in that common stock.

The Plan entered into a non-exempt prohibited transaction when it made a series of overpayments to the Trustee between July 2006 and July 2014. ERISA Section 406(a)(1)(D) prohibits the use of plan assets by, or transfer of plan assets to, a party in interest (such as a fiduciary investment manager or Trustee). Although an exemption under ERISA 408(b)(2) generally is applicable to contracts with parties (such as Trustees) for services necessary for the operation of a plan where no more than reasonable compensation is paid therefor, the described payments represent the amount invoiced and paid by the Plan in excess of the amount required by the applicable contract.

The Trustee had agreed to apply different fee rates to different plan accounts, depending on the classification of the activity transacted in those accounts, and had agreed to waive normal fees with regard to other accounts. However, upon a review of the invoices generated by the Trustee, it was discovered that (a) for the period between July 2006 and June 2009, the Trustee had mistakenly applied certain fee rates applicable to active accounts to two of the Plan’s composite accounts, and (b) between July 2009 and July 2014, it had mistakenly applied fees that it had agreed to waive with respect to certain accounts or that were otherwise not applicable and had charged certain other fees with regard to another account at an incorrect rate. These resulted in an effective overcharge for their services. Following confirmation of the overpayments in 2014, the Plan secured a commitment from the Trustee to repay the excess charges plus lost earnings thereon. The Company has identified the steps to remediate the transactions involving the Trustee in 2015.

8. FAIR VALUE MEASUREMENTS

For a discussion of fair value accounting and the classification of assets within the fair value hierarchy, see the “Fair Value Measurements of Assets” section of Note 2.

Plan Assets within the Fair Value Hierarchy as of December 31, 2014

	Level 1	Level 2	Level 3	Total
Equities
Corporate Stocks	$670,804,490	$—	$—	$670,804,490
AEP Stock	328,831,224	—	—	328,831,224
Subtotal Equities	999,635,714	—	—	999,635,714

Fixed Income
Government Bonds	—	102,672,464	—	102,672,464
Corporate Debt Securities	—	189,792,401	—	189,792,401
Mortgage Backed Securities	—	156,578,175	—	156,578,175
Subtotal Fixed Income	—	449,043,040	—	449,043,040

Common/Collective Trusts
JPMorgan Liquidity Fund	—	11,537,076	—	11,537,076
JPMorgan US Treasury Plus Money Market Fund	—	96,677,567	—	96,677,567
Mellon Capital Small Cap Stock Index Fund	—	186,655,588	—	186,655,588
Mellon Capital Mid Cap Stock Index Fund	—	46,993,184	—	46,993,184
Mellon Capital Stock Index Fund	—	683,575,296	—	683,575,296
Mellon Capital International Stock Index Fund	—	376,228,524	—	376,228,524
Mellon Capital REIT Index Fund	—	25,011,659	—	25,011,659
Mellon Capital Aggregate Bond Index Fund	—	562,375,327	—	562,375,327
Mellon Capital Treasury Inflation-Protected Securities Fund	—	17,061,173	—	17,061,173
Metlife Separate Account No. 690	—	162,456,671	—	162,456,671
Wells Fargo Fixed Income Fund N	—	120,107,068	—	120,107,068
JPMorgan Strategic Property Fund	—	—	43,471,057	43,471,057
Mellon Capital Emerging Markets Stock Index Fund	—	—	23,593,030	23,593,030
Subtotal Common/Collective Trusts	—	2,288,679,133	67,064,087	2,355,743,220

Registered Investment Companies	166,797,451	—	—	166,797,451
Cash Equivalents	—	14,642,032	—	14,642,032
Accrued Items and Unsettled Trades	(5,703,792)	(1,105,566)	—	(6,809,358)
Wrap Contracts	—	—	29,723	29,723

Total Assets Reflecting Investments at Fair Value	$1,160,729,373	$2,751,258,639	$67,093,810	$3,979,081,822

Plan Assets within the Fair Value Hierarchy as of December 31, 2013

	Level 1	Level 2	Level 3	Total
Equities
Corporate Stocks	$643,479,327	$—	$—	$643,479,327
AEP Stock	294,612,643	—	—	294,612,643
Subtotal Equities	938,091,970	—	—	938,091,970

Fixed Income
Government Bonds	—	99,954,594	—	99,954,594
Corporate Debt Securities	—	173,612,943	—	173,612,943
Mortgage Backed Securities	—	171,693,244	—	171,693,244
Subtotal Fixed Income	—	445,260,781	—	445,260,781

Common/Collective Trusts
JPMorgan Liquidity Fund	—	20,014,690	—	20,014,690
JPMorgan US Treasury Plus Money Market Fund	—	78,372,654	—	78,372,654
Mellon Capital Small Cap Stock Index Fund	—	218,730,345	—	218,730,345
Mellon Capital Stock Index Fund	—	637,979,183	—	637,979,183
Mellon Capital International Stock Index Fund	—	382,529,284	—	382,529,284
JPMorgan US Real Estate Securities Fund	—	21,321,034	—	21,321,034
Mellon Capital Aggregate Bond Index Fund	—	454,335,541	—	454,335,541
Mellon Capital Treasury Inflation-Protected Securities Fund	—	14,878,293	—	14,878,293
Metlife Separate Account No. 690	—	160,604,028	—	160,604,028
Wells Fargo Fixed Income Fund N	—	122,945,600	—	122,945,600
JPMorgan Strategic Property Fund	—	—	37,903,552	37,903,552
JPMorgan Emerging Markets Fund	—	—	21,301,049	21,301,049
Subtotal Common/Collective Trusts	—	2,111,710,652	59,204,601	2,170,915,253

Registered Investment Companies	156,155,678	—	—	156,155,678
Cash Equivalents	—	16,534,243	—	16,534,243
Accrued Items and Unsettled Trades	(422,240)	(9,164,512)	—	(9,586,752)

Total Assets Reflecting Investments at Fair Value	$1,093,825,408	$2,564,341,164	$59,204,601	$3,717,371,173

The following tables set forth a summary of the Plan's investments with a reported Net Asset Value as of December 31, 2014 and 2013:

Fair Value Estimated Using Net Asset Value per Share as of December 31, 2014

Common/Collective Trusts	Fair Value	Redemption Frequency (If currently eligible)	Redemption Notice Period
JPMorgan Liquidity Fund	$11,537,076	Daily	1 Day
JPMorgan US Treasury Plus Money Market Fund	96,677,567	Daily	Trade Date + 0
Mellon Capital Small Cap Stock Index Fund	186,655,588	Daily	Trade Date + 1
Mellon Capital Mid Cap Stock Index Fund	46,993,184	Daily	Trade Date + 1
Mellon Capital Stock Index Fund	683,575,296	Daily	Trade Date + 1
Mellon Capital International Stock Index Fund	376,228,524	Daily	Trade Date + 1
Mellon Capital REIT Index Fund	25,011,659	Daily	Trade Date + 1
Mellon Capital Aggregate Bond Index Fund	562,375,327	Daily	Trade Date + 1
Mellon Capital Treasury Inflation-Protected Securities Fund	17,061,173	Daily	Trade Date + 1
Metlife Separate Account No. 690	162,456,671	Monthly	1 Month
Wells Fargo Fixed Income Fund N	120,107,068	Monthly	1 Month
JPMorgan Strategic Property Fund	43,471,057	Quarterly	45 Days
Mellon Capital Emerging Markets Stock Index Fund	23,593,030	Daily	Trade Date + 1
Total Assets	$2,355,743,220

Fair Value Estimated Using Net Asset Value per Share as of December 31, 2013

Common/Collective Trusts	Fair Value	Redemption Frequency (If currently eligible)	Redemption Notice Period
JPMorgan Liquidity Fund	$20,014,690	Daily	1 Day
JPMorgan US Treasury Plus Money Market Fund	78,372,654	Daily	Trade Date + 0
Mellon Capital Small Cap Stock Index Fund	218,730,345	Daily	Trade Date + 1
Mellon Capital Stock Index Fund	637,979,183	Daily	Trade Date + 1
Mellon Capital International Stock Index Fund	382,529,284	Daily	Trade Date + 1
JPMorgan US Real Estate Securities Fund	21,321,034	Daily	1 Day
Mellon Capital Aggregate Bond Index Fund	454,335,541	Daily	Trade Date + 1
Mellon Capital Treasury Inflation-Protected Securities Fund	14,878,293	Daily	Trade Date + 1
Metlife Separate Account No. 690	160,604,028	Monthly	1 Month
Wells Fargo Fixed Income Fund N	122,945,600	Monthly	1 Month
JPMorgan Strategic Property Fund	37,903,552	Quarterly	45 Days
JPMorgan Emerging Markets Fund	21,301,049	Daily	1 Day
Total Assets	$2,170,915,253

It is the Plan’s policy to record transfers in and transfers out of each level at the end of each reporting period. There have been no transfers between Level 1, Level 2, and Level 3 during the years ended December 31, 2014 and 2013.

The following tables set forth a reconciliation of changes in the fair value of investments classified as Level 3 in the fair value hierarchy:

Changes in Fair Value Measurements for the Year Ended December 31, 2014

	JPMorgan Strategic Property Fund	JPMorgan Emerging Markets Fund	Mellon Capital Emerging Markets Stock Index Fund	Wrap Contracts	Total
Balance at Beginning of Year	$37,903,552	$21,301,049	$—	$—	$59,204,601

Realized Gains (Losses)	149,113	6,521,839	(196,087)	—	6,474,865
Unrealized Gains (Losses)	4,198,421	(4,309,936)	(2,439,325)	29,723	(2,521,117)
Purchases	3,969,971	2,208,893	31,850,213	—	38,029,077
Sales	(2,750,000)	(25,721,845)	(5,621,771)	—	(34,093,616)
Balance at End of Year	$43,471,057	$—	$23,593,030	$29,723	$67,093,810

Changes in Fair Value Measurements for the Year Ended December 31, 2013

	JPMorgan Strategic Property Fund	JPMorgan Emerging Markets Fund	Total
Balance at Beginning of Year	$31,791,671	$18,068,713	$49,860,384

Realized Gains	—	373,032	373,032
Unrealized Gains (Losses)	5,131,893	(1,020,696)	4,111,197
Purchases	979,988	5,475,000	6,454,988
Sales	—	(1,595,000)	(1,595,000)
Balance at End of Year	$37,903,552	$21,301,049	$59,204,601

9. RISK AND UNCERTAINTIES

The Plan utilizes various investment instruments, including common stock, bonds, commingled funds and investment contracts. Investment securities are exposed to various risks, such as interest rate, credit and market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the amounts reported in the financial statements.

10. FEDERAL INCOME TAX

The IRS has issued a favorable determination letter dated September 24, 2013 with respect to the Plan. A favorable determination letter indicates that, in the opinion of the IRS, the terms of that the Plan meets the requirements of Section 401(a) of the IRC, and thereby recognizes the exempt status of the Plan’s trust pursuant to Section 501(a) of the IRC.

The Plan has been amended subsequent to the issuance of that IRS determination letter. Plan management believes that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and that the Plan’s trust continues to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

GAAP requires Plan management to evaluate tax positions taken by the Plan and to recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2014 and 2013, there are no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. However, there are currently no audits for any tax periods in progress. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2011.

11. RECONCILIATION OF FINANCIAL STATEMENTS TO THE FORM 5500

The following is a reconciliation of participant loans and net assets available for benefits per the financial statements to Form 5500 as of and for the years ended December 31, 2014 and 2013, and for the year ended December 31, 2014.

	January 1,
Participant Loans - Schedule H, Part I, Line 1c(8), Column (a)	2014	2013
Beginning Balance per Financial Statements	$83,912,060	$79,060,932
Less: Loans Deemed Distributed with No Post-Default Payments	(2,135,738)	(2,053,161)
Balance Reported on Form 5500	$81,776,322	$77,007,771

	December 31,
Participant Loans - Schedule H, Part I, Line 1c(8), Column (b)	2014	2013
Ending Balance per Financial Statements	$85,735,539	$83,912,060
Less: Assets and Activity Related to Loans Deemed Distributed with No Post-Default Payments	(2,386,756)	(2,135,738)
Balance Reported on Form 5500	$83,348,783	$81,776,322

	January 1,
Net Assets - Schedule H, Part I, Line 1l, Column (a)	2014	2013
Beginning Balance per Financial Statements	$3,800,416,508	$3,330,391,964
Plus: Adjustment from Contract Value to Fair Value	866,725	17,178,669
Less: Loans Deemed Distributed with No Post-Default Payments	(2,135,738)	(2,053,161)
Beginning Balance Reported on Form 5500	$3,799,147,495	$3,345,517,472

	December 31,
Net Assets - Schedule H, Part I, Line 1l, Column (b)	2014	2013
Ending Balance per Financial Statements	$4,057,488,798	$3,800,416,508
Plus: Adjustment from Contract Value to Fair Value	7,328,563	866,725
Less: Assets and Activity Related to Loans Deemed Distributed with No Post-Default Payments	(2,386,756)	(2,135,738)
Balance Reported on Form 5500	$4,062,430,605	$3,799,147,495

	December 31,
Increase in Net Assets - Schedule H, Part II, Line 2k	2014	2013
Per Financial Statements	$257,072,290	$470,024,544
Plus (Less): Change in Contract Value to Fair Value	6,461,838	(16,311,944)
Less: Loans Deemed Distributed	(251,018)	(82,577)
Reported on Form 5500	$263,283,110	$453,630,023

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
PLAN #002 EIN #13-4922641
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2014

	INVESTMENT CONTRACTS:
	Stable Value Wrap
	Prudential Insurance Company of America
	variable annual yield (1.66 at December 31, 2014)
	with an indeterminate maturity date	$—
	Stable Value Wrap
	Met Life Inc.
	variable annual yield (1.04% at December 31, 2014)
	with an indeterminate maturity date	29,723
	Stable Value Wrap
	Voya Life Ins. and Annuity Co.
	variable annual yield (1.76% at December 31, 2014)
	with an indeterminate maturity date	—
	Stable Value Wrap
	American General Life Ins. Co.
	variable annual yield (1.67% at December 31, 2014)
	with an indeterminate maturity date	—
	Subtotal Wrapper Contracts	$29,723

Shares	Identity of Issuer, Borrower, Lessor or Similar Party	Fair Value
	Common / Collective Trusts
	Wells Fargo Fixed Income Fund N	$120,107,068
	Metlife Separate Account No 690	162,456,671
91,419,842	JPMorgan US Treasury Plus Money Market Fund	96,677,567
	Total Common / Collective Trusts	$379,241,306

	Corporate Debt Securities
	Ally Auto Receivables Trust 2013-2, 0.79%, $850,000 par, due 1/15/2018	$849,275
	Ally Auto Receivables Trust 2014-3, 1.28%, $2,060,000 par, due 6/17/2019	2,055,793
	Altera Corp, 2.5%, $1,400,000 par, due 11/15/2018	1,408,918
	American Express Crdt Acct Mstr Trst AMXCA 2014-3 A 3.0-YR, 1.43%, $2,000,000 par, due 6/15/2020	1,996,100
	American Express Credit Corp, 2.25%, $1,030,000 par, due 8/15/2019	1,030,165
	American Honda Finance Corp, 1.13%, $340,000 par, due 10/7/2016	341,572
	American Honda Finance Corp, 1.55%, $220,000 par, due 12/11/2017	220,938
	American Honda Finance Corp, 2.13%, $700,000 par, due 2/28/2017	712,762
	AmeriCredit Automobile Receivables Trust 2014-2, 0.94%, $2,000,000 par, due 2/8/2019	1,992,112
	Anheuser-Busch InBev Worldwide Inc, 1.38%, $620,000 par, due 7/15/2017	619,449
	Anheuser-Busch InBev Worldwide Inc, 4.13%, $2,535,000 par, due 1/15/2015	2,537,365
	AT&T Inc, 2.4%, $415,000 par, due 8/15/2016	423,393
	AT&T Inc, 2.95%, $1,680,000 par, due 5/15/2016	1,722,415
	BA Credit Card Trust, 0.45%, $2,000,000 par, due 1/15/2020	1,999,640
	Bank of America Corp, 3.63%, $1,085,000 par, due 3/17/2016	1,115,483
	Bank of America Corp, 3.75%, $770,000 par, due 7/12/2016	797,534
	Bank of America Corp, 3.88%, $1,085,000 par, due 3/22/2017	1,135,231
	Bank of New York Mellon Corp/The, 2.1%, $750,000 par, due 8/1/2018	758,060
	Bank of New York Mellon Corp/The, 2.2%, $1,000,000 par, due 3/4/2019	1,003,642
	Bank of Nova Scotia/The, 2.05%, $1,245,000 par, due 10/7/2015	1,259,044
	Barclays Dryrock Issuance Trust, 0.5%, $2,000,000 par, due 3/16/2020	1,997,698
	Bayer US Finance LLC, 2.38%, $850,000 par, due 10/8/2019	853,373

BB&T Corp, 2.05%, $700,000 par, due 6/19/2018	704,612
Becton Dickinson and Co, 2.67%, $700,000 par, due 12/15/2019	709,206
BMW Vehicle Lease Trust 2014-1, 0.73%, $2,000,000 par, due 2/21/2017	1,998,172
BMW Vehicle Owner Trust 2013-A, 0.67%, $1,100,000 par, due 11/27/2017	1,099,926
BNP Paribas SA, 1.38%, $1,300,000 par, due 3/17/2017	1,296,347
BP Capital Markets PLC, 1.38%, $1,400,000 par, due 5/10/2018	1,375,149
Branch Banking & Trust Co, 2.3%, $400,000 par, due 10/15/2018	404,162
Capital Auto Receivables Asset Trust, 0.85%, $2,000,000 par, due 2/21/2017	2,000,850
Capital Auto Receivables Asset Trust, 1.18%, $2,000,000 par, due 12/20/2017	2,000,018
Capital Auto Receivables Asset, 0.68%, $2,000,000 par, due 5/20/2016	2,000,984
Capital One Multi-Asset Execut, 1.26%, $1,800,000 par, due 1/15/2020	1,797,806
Capital One Multi-Asset Execution Tr, 1.48%, $1,000,000 par, due 7/15/2020	1,000,225
Cargill Inc, 6%, $1,300,000 par, due 11/27/2017	1,452,721
Caterpillar Financial Services Corp, 1.35%, $580,000 par, due 9/6/2016	584,806
Caterpillar Financial Services Corp, 2.25%, $430,000 par, due 12/1/2019	430,471
Chase Issuance Trust, 0.21%, $1,000,000 par, due 4/15/2019	994,418
Chase Issuance Trust, 1.38%, $1,200,000 par, due 11/15/2019	1,195,231
Chevron Corp, 0.4%, $290,000 par, due 11/15/2017	289,662
Chevron Corp, 0.89%, $370,000 par, due 6/24/2016	370,783
Chevron Corp, 1.1%, $500,000 par, due 12/5/2017	496,909
Chevron Corp, 1.34%, $390,000 par, due 11/15/2017	390,316
Cisco Systems Inc, 1.1%, $60,000 par, due 3/3/2017	60,025
Citigroup Inc, 0.51%, $525,000 par, due 6/9/2016	519,978
Citigroup Inc, 3.95%, $1,355,000 par, due 6/15/2016	1,406,586
Citigroup Inc, 4.59%, $700,000 par, due 12/15/2015	723,323
CNH Equipment Trust 2014-B, 0.91%, $2,000,000 par, due 5/15/2019	1,994,210
Commonwealth Edison Co, 4%, $1,361,000 par, due 8/1/2020	1,460,240
Cooperatieve Centrale Rabobank Nederland, 2.13%, $780,000 par, due 10/13/2015	789,362
Covidien International Finance SA, 2.8%, $2,000,000 par, due 6/15/2015	2,019,000
Credit Suisse/New York NY, 1.38%, $370,000 par, due 5/26/2017	368,910
Credit Suisse/New York NY, 3.5%, $1,280,000 par, due 3/23/2015	1,288,646
CVS Health Corp, 3.25%, $1,340,000 par, due 5/18/2015	1,352,908
DIRECTV Holdings LLC / DIRECTV Financing Co Inc, 2.4%, $755,000 par, due 3/15/2017	769,246
Discover Card Execution Note Trust, 1.22%, $2,000,000 par, due 10/15/2019	1,996,588
Duke Energy Florida Inc, 4.55%, $1,300,000 par, due 4/1/2020	1,429,643
Duke Realty LP, 5.95%, $1,175,000 par, due 2/15/2017	1,274,115
Edsouth Indenture No 2 LLC, 1.32%, $1,585,421 par, due 9/25/2040	1,601,133
Education Loan Asset-Backed Trust I, 0.97%, $986,896 par, due 6/25/2026	990,560
EMC Corp/MA, 1.88%, $930,000 par, due 6/1/2018	926,839
Extended Stay America Trust 2013-ESH, 1.28%, $2,100,000 par, due 12/5/2031	2,083,410
Extended Stay America Trust 2013-ESH, 2.96%, $2,000,000 par, due 12/5/2019	2,026,452
Fifth Third Auto Trust 2014-2, 0.89%, $2,000,000 par, due 11/15/2018	1,995,304
Ford Credit Auto Lease Trust 2014-B, 0.89%, $2,000,000 par, due 9/15/2017	1,997,098
Ford Credit Auto Owner Trust 2014-A, 0.79%, $2,000,000 par, due 5/15/2018	1,998,456
Ford Motor Credit Co LLC, 3%, $1,595,000 par, due 6/12/2017	1,636,481
Ford Motor Credit Co LLC, 4.25%, $435,000 par, due 2/3/2017	456,780
GE Dealer Floorplan Master Note Trust, 0.55%, $2,000,000 par, due 7/20/2019	1,998,068
GE Equipment Midticket LLC Series 2013-1, 0.95%, $2,000,000 par, due 4/22/2016	2,005,582
GE Equipment Transportation LLC Series 2013-2, 0.92%, $2,090,000 par, due 9/25/2017	2,094,569
General Electric Capital Corp, 2.3%, $2,130,000 par, due 4/27/2017	2,181,653
General Mills Inc, 2.2%, $520,000 par, due 10/21/2019	515,631
Georgia-Pacific LLC, 2.54%, $380,000 par, due 11/15/2019	379,869
GlaxoSmithKline Capital PLC, 1.5%, $900,000 par, due 5/8/2017	903,903
Goldman Sachs Group Inc/The, 3.63%, $2,140,000 par, due 2/7/2016	2,195,764

Hartford Financial Services Group Inc/The, 4%, $860,000 par, due 10/15/2017	914,375
Hewlett-Packard Co, 3%, $895,000 par, due 9/15/2016	918,965
Honda Auto Receivables 2013-4 Owner Trust, 0.69%, $1,200,000 par, due 9/18/2017	1,199,098
Honda Auto Receivables Owner Trust 2014-3, 0.88%, $2,100,000 par, due 6/15/2018	2,092,955
HSBC USA Inc, 2.38%, $1,330,000 par, due 11/13/2019	1,329,612
Hyundai Auto Receivables Trust 2013-C, 1.01%, $1,750,000 par, due 2/15/2018	1,755,031
Illinois Tool Works Inc, 1.95%, $1,000,000 par, due 3/1/2019	1,000,540
Intel Corp, 1.35%, $1,400,000 par, due 12/15/2017	1,397,950
International Business Machines Corp, 1.95%, $2,000,000 par, due 2/12/2019	2,007,368
JPMorgan Chase & Co, 3.15%, $500,000 par, due 7/5/2016	513,969
JPMorgan Chase & Co, 3.45%, $910,000 par, due 3/1/2016	934,027
Kentucky Higher Education Student Loan Corp, 0.66%, $1,554,737 par, due 6/1/2026	1,550,602
KeyBank NA/Cleveland OH, 2.5%, $250,000 par, due 12/15/2019	251,024
Kraft Foods Group Inc, 2.25%, $1,350,000 par, due 6/5/2017	1,372,268
Lowe's Cos Inc, 1.63%, $555,000 par, due 4/15/2017	559,382
M&T Bank Auto Receivables Trust 2013-1, 1.06%, $1,500,000 par, due 11/15/2017	1,504,676
Macy's Retail Holdings Inc, 5.9%, $404,000 par, due 12/1/2016	438,349
Massachusetts Health & Educational Facilities Authority, 5.26%, $1,125,000 par, due 10/1/2018	1,278,540
MassMutual Global Funding II, 2.1%, $1,000,000 par, due 8/2/2018	1,009,429
Medtronic Inc, 2.5%, $420,000 par, due 3/15/2020	421,102
Micron Semiconductor Asia Pte Ltd, 1.26%, $2,176,200 par, due 1/15/2019	2,172,681
MidAmerican Energy Co, 2.4%, $530,000 par, due 3/15/2019	538,136
Missouri Higher Education Loan, 0.72%, $1,561,677 par, due 5/25/2032	1,562,879
Morgan Stanley Capital I Trust 2007-IQ13, 5.36%, $1,325,000 par, due 3/15/2044	1,419,938
Morgan Stanley Capital I Trust 2007-TOP27, 5.65%, $1,600,000 par, due 6/11/2042	1,741,630
Morgan Stanley Capital I Trust 2011-C3, 4.12%, $1,900,000 par, due 7/15/2049	2,056,902
Morgan Stanley, 4%, $1,615,000 par, due 7/24/2015	1,645,399
Morgan Stanley, 4.75%, $1,380,000 par, due 3/22/2017	1,469,966
Morgan Stanley, 5.55%, $545,000 par, due 4/27/2017	591,562
Nevada Power Co, 6.5%, $697,000 par, due 5/15/2018	802,959
New Hampshire Higher Education Loan Corp, 0.66%, $1,229,657 par, due 10/25/2028	1,230,161
New York Life Global Funding, 1.3%, $1,000,000 par, due 10/30/2017	995,022
Nissan Auto Lease Trust 2014-B, 1.12%, $2,000,000 par, due 9/15/2017	1,991,894
Nissan Auto Receivables 2013-B Owner Trust, 0.84%, $1,400,000 par, due 11/15/2017	1,401,344
Ohio Phase-In-Recovery Funding LLC, 2.05%, $1,800,000 par, due 7/1/2019	1,806,824
Oracle Corp, 2.25%, $710,000 par, due 10/8/2019	715,072
Oracle Corp, 2.38%, $640,000 par, due 1/15/2019	651,075
Phillips 66, 2.95%, $1,470,000 par, due 5/1/2017	1,518,191
PNC Bank NA, 1.5%, $1,400,000 par, due 10/18/2017	1,398,429
Porsche Innovative Lease Owner Trust 2012-1, 0.54%, $153,224 par, due 12/21/2015	153,217
Public Service Electric & Gas Co, 2%, $1,400,000 par, due 8/15/2019	1,396,240
Reckitt Benckiser Treasury Services PLC, 2.13%, $900,000 par, due 9/21/2018	905,081
Rio Tinto Finance USA Ltd, 2.25%, $475,000 par, due 9/20/2016	483,738
Rio Tinto Finance USA PLC, 2.25%, $900,000 par, due 12/14/2018	901,815
Royal Bank of Canada, 2%, $1,400,000 par, due 10/1/2018	1,412,894
Royal Bank of Scotland PLC/The, 4.88%, $2,135,000 par, due 3/16/2015	2,151,427
Shell International Finance BV, 3.1%, $2,120,000 par, due 6/28/2015	2,146,852
SLM Student Loan Trust 2012-7, 0.33%, $151,753 par, due 2/27/2017	151,665
Small Business Administration Participation Certificates, 2.09%, $1,557,505 par, due 11/1/2032	1,526,590
Small Business Administration Participation Certificates, 4.14%, $2,038,614 par, due 2/1/2030	2,201,969
Statoil ASA, 2.25%, $920,000 par, due 11/8/2019	920,534
Student Loan Consolidation Center, 1.39%, $1,808,937 par, due 10/25/2027	1,856,541
Student Loan Corp, 0.87%, $1,567,653 par, due 7/25/2036	1,584,577
Sysco Corp, 2.35%, $590,000 par, due 10/2/2019	593,212

Toronto-Dominion Bank/The, 2.13%, $1,400,000 par, due 7/2/2019	1,393,430
Toronto-Dominion Bank/The, 2.25%, $1,400,000 par, due 9/25/2019	1,410,875
Total Capital International SA, 1.55%, $995,000 par, due 6/28/2017	998,394
Toyota Auto Receivables 2014-C Owner Trust, 0.93%, $2,000,000 par, due 7/16/2018	1,999,584
Toyota Motor Credit Corp, 2%, $1,400,000 par, due 10/24/2018	1,413,516
UBS AG/Stamford CT, 2.38%, $400,000 par, due 8/14/2019	399,976
UBS AG/Stamford CT, 3.88%, $480,000 par, due 1/15/2015	480,507
UBS AG/Stamford CT, 5.88%, $375,000 par, due 12/20/2017	418,721
Union Pacific Corp, 5.65%, $1,400,000 par, due 5/1/2017	1,523,843
United Technologies Corp, 1.8%, $385,000 par, due 6/1/2017	390,033
Verizon Communications Inc, 2%, $1,080,000 par, due 11/1/2016	1,095,836
Vermont Student Assistance Corp, 0.92%, $1,518,356 par, due 4/30/2035	1,521,955
Volkswagen Group of America Finance LLC, 1.6%, $650,000 par, due 11/20/2017	647,622
World Omni Auto Receivables Trust 2013-B, 0.83%, $1,400,000 par, due 8/15/2018	1,399,097
World Omni Auto Receivables Trust 2014-A, 0.94%, $2,000,000 par, due 4/15/2019	1,996,452
Total Corporate Debt Securities	$178,498,587

Government Bonds
Arizona School Facilities Board, 1.75%, $1,300,000 par, due 7/1/2019	$1,299,675
Bear Stearns Commercial Mortgage Securities Trust 2006-PWR12, 5.7%, $2,268,076 par, due 9/11/2038	2,380,593
Bear Stearns Commercial Mortgage Securities Trust 2006-PWR11, 5.43%, $1,362,348 par, due 3/11/2039	1,407,587
Beaver County School District, 1.76%, $1,000,000 par, due 2/1/2018	998,320
Commonwealth of Massachusetts, 0.52%, $1,200,000 par, due 4/1/2016	1,199,556
Coos County School District No 13 North Bend, 2.01%, $1,005,000 par, due 6/15/2020	988,267
County of Harris TX, 1.37%, $1,650,000 par, due 10/1/2018	1,629,590
County of New Castle DE, 1%, $300,000 par, due 7/15/2016	299,208
County of Travis TX, 0.87%, $1,110,000 par, due 3/1/2016	1,113,352
Denver City & County School District No 1, 0.97%, $1,500,000 par, due 12/1/2016	1,487,700
Hashemite Kingdom of Jordan Government AID, 2.5%, $1,725,000 par, due 10/30/2020	1,753,740
Lake County Township High School District No 121 Warren, 1%, $295,000 par, due 3/1/2015	295,168
Manhattan Beach Unified School District, 2.01%, $1,000,000 par, due 9/1/2019	995,230
MSN 41079 and 41084 Ltd, 1.72%, $1,367,804 par, due 7/13/2024	1,316,813
New York State Dormitory Authority, 1%, $925,000 par, due 2/15/2016	928,293
North Carolina State Ed Assistance Auth, 0.96%, $2,377,420 par, due 7/25/2039	2,374,472
North Orange County Community College District/CA, 0.96%, $1,000,000 par, due 8/1/2016	997,970
Petroleos Mexicanos, 0.66%, $2,497,500 par, due 2/15/2024	2,506,249
Petroleos Mexicanos, 2%, $1,120,000 par, due 12/20/2022	1,105,010
Petroleos Mexicanos, 2.38%, $2,000,000 par, due 4/15/2025	1,977,698
Petroleos Mexicanos, 2.83%, $2,066,250 par, due 2/15/2024	2,101,492
Phoenix 2012 LLC, 1.61%, $1,681,032 par, due 7/3/2024	1,611,530
State of Maryland, 1.4%, $1,250,000 par, due 8/1/2017	1,258,838
State of Michigan, 1.38%, $875,000 par, due 5/15/2016	882,018
State of New York, 3.75%, $1,000,000 par, due 3/1/2018	1,065,190
State of Ohio, 3.18%, $500,000 par, due 5/1/2018	528,470
State of Tennessee, 2.33%, $855,000 par, due 8/1/2017	879,504
State of Texas, 2.84%, $1,200,000 par, due 10/1/2022	1,232,676
Tagua Leasing LLC, 1.58%, $1,694,288 par, due 11/16/2024	1,615,603
Tunisia Government AID Bonds, 2.45%, $1,000,000 par, due 7/24/2021	1,015,351
Ukraine Government AID Bonds, 1.84%, $575,000 par, due 5/16/2019	578,881
United States Small Business Administration, 3.19%, $3,995,985 par, due 3/10/2024	4,140,719
United States Small Business Administration, 3.64%, $2,729,762 par, due 9/10/2023	2,870,874
United States Treasury Inflation Indexed Bonds, 0.13%, $1,775,000 par, due 7/15/2022	1,785,547
United States Treasury Inflation Indexed Bonds, 0.13%, $4,330,000 par, due 7/15/2024	4,169,785
United States Treasury Inflation Indexed Bonds, 0.63%, $6,000,000 par, due 1/15/2024	6,131,715

United States Treasury Note/Bond, 2%, $7,000,000 par, due 5/31/2021	7,035,000
United States Treasury Note/Bond, 2.25%, $2,200,000 par, due 3/31/2021	2,246,064
United States Treasury Note/Bond, 2.25%, $3,000,000 par, due 4/30/2021	3,061,641
United States Treasury Note/Bond, 2.25%, $4,000,000 par, due 11/15/2024	4,026,876
United States Treasury Note/Bond, 2.38%, $2,300,000 par, due 8/15/2024	2,342,587
United States Treasury Note/Bond, 2.5%, $2,500,000 par, due 5/15/2024	2,575,390
Virginia College Building Authority, 4.25%, $1,000,000 par, due 2/1/2018	1,083,750
Washington & Multnomah Counties School Dist No 48J Beaverton, 1.72%, $735,000 par, due 6/15/2019	728,018
Total Government Bonds	$82,022,010

Mortgage Backed Securities
Citigroup Commercial Mortgage Trust 2013-GC11, 2.69%, $2,275,000 par, due 12/10/2022	$2,277,568
Fannie Mae Pool, 1.27%, $2,734,749 par, due 9/1/2017	2,739,231
Fannie Mae Pool, 2%, $1,376,342 par, due 11/1/2022	1,399,074
Fannie Mae Pool, 2%, $1,547,989 par, due 5/1/2023	1,573,532
Fannie Mae Pool, 2%, $1,741,116 par, due 8/1/2023	1,769,919
Fannie Mae Pool, 2.11%, $3,495,408 par, due 1/1/2020	3,507,254
Fannie Mae Pool, 2.5%, $1,635,048 par, due 8/1/2022	1,682,082
Fannie Mae Pool, 2.5%, $1,659,794 par, due 8/1/2023	1,707,440
Fannie Mae Pool, 2.5%, $1,681,623 par, due 10/1/2022	1,730,003
Fannie Mae Pool, 2.5%, $1,723,423 par, due 1/1/2028	1,756,764
Fannie Mae Pool, 2.5%, $1,733,065 par, due 9/1/2022	1,782,946
Fannie Mae Pool, 2.5%, $1,768,667 par, due 11/1/2022	1,819,551
Fannie Mae Pool, 2.5%, $1,852,317 par, due 11/1/2022	1,905,595
Fannie Mae Pool, 2.5%, $2,025,996 par, due 12/1/2022	2,084,325
Fannie Mae Pool, 2.5%, $2,239,106 par, due 8/1/2022	2,303,511
Fannie Mae Pool, 2.5%, $2,948,228 par, due 2/1/2023	3,032,924
Fannie Mae Pool, 2.5%, $3,241,099 par, due 6/1/2023	3,334,264
Fannie Mae Pool, 2.5%, $809,032 par, due 8/1/2023	832,223
Fannie Mae Pool, 2.5%, $827,845 par, due 9/1/2023	851,548
Fannie Mae Pool, 2.89%, $1,796,640 par, due 3/1/2044	1,856,678
Fannie Mae Pool, 2.92%, $1,779,990 par, due 2/1/2044	1,839,748
Fannie Mae Pool, 3%, $272,611 par, due 5/1/2027	284,086
Fannie Mae Pool, 3%, $791,710 par, due 10/1/2027	821,140
Fannie Mae Pool, 4%, $2,424,381 par, due 11/1/2025	2,586,446
Fannie Mae Pool, 4%, $3,147,998 par, due 6/1/2026	3,370,926
Fannie Mae Pool, 4.5%, $1,908,813 par, due 6/1/2018	2,006,621
Fannie Mae Pool, 4.5%, $670,487 par, due 12/1/2022	709,601
Fannie Mae Pool, 5%, $1,384,889 par, due 6/1/2023	1,500,690
Fannie Mae Pool, 5%, $1,880,467 par, due 3/1/2025	2,029,148
Fannie Mae Pool, 5%, $2,554,282 par, due 6/1/2020	2,741,810
Fannie Mae Pool, 5.5%, $1,664,747 par, due 9/1/2023	1,860,238
Fannie Mae-Aces, 0.41%, $1,981,770 par, due 5/25/2018	1,981,955
Fannie Mae-Aces, 2.17%, $5,000,000 par, due 9/25/2019	5,022,590
FHLMC K710 A2 Multifam, 1.88%, $2,000,000 par, due 5/25/2019	1,999,620
FHLMC Multifamily Structured Pass Through Certificates, 2.31%, $2,000,000 par, due 3/25/2020	2,022,010
FHLMC Multifamily Structured Pass Through Certificates, 3.13%, $2,000,000 par, due 8/25/2047	2,089,020
FHLMC Multifamily Structured Passthrough, 2.7%, $2,175,000 par, due 5/25/2018	2,248,261
FHMS K712 A2, 1.87%, $4,125,000 par, due 11/25/2019	4,100,588
FN 2.79 MultiFamily FWD January 2015, 2.79%, $2,250,000 par, due 1/1/2045	2,259,844
FN 3.11 MultiFamily FWD January 2015, 3.11%, $2,000,000 par, due 1/1/2045	2,035,000
FNA 2012 - M14 ASQ2, 1.11%, $1,946,697 par, due 2/25/2017	1,950,888
Freddie Mac Gold Pool, 2.5%, $1,449,201 par, due 4/1/2023	1,489,419
Freddie Mac Gold Pool, 2.5%, $1,553,314 par, due 4/1/2023	1,596,416

Freddie Mac Gold Pool, 2.5%, $1,652,075 par, due 1/1/2028	1,682,388
Freddie Mac Gold Pool, 4%, $1,340,582 par, due 7/1/2026	1,428,945
Freddie Mac Gold Pool, 4.5%, $1,569,311 par, due 6/1/2025	1,695,919
Freddie Mac Gold Pool, 5%, $2,030,192 par, due 10/1/2020	2,162,729
Freddie Mac Gold Pool, 5%, $469,649 par, due 4/1/2023	508,601
Freddie Mac Gold Pool, 5%, $835,627 par, due 2/1/2025	923,856
Freddie Mac Non Gold Pool, 2.36%, $1,764,597 par, due 10/1/2043	1,797,882
Freddie Mac Non Gold Pool, 2.92%, $2,246,963 par, due 2/1/2044	2,326,191
Freddie Mac REMICS, 4.5%, $1,080,630 par, due 7/15/2032	1,113,910
Freddie Mac REMICS, 4.75%, $1,148,973 par, due 6/15/2035	1,199,676
Freddie Mac REMICS, 5%, $38,710 par, due 6/15/2033	38,821
Freddie Mac REMICS, 5%, $678,077 par, due 4/15/2033	688,963
Ginnie Mae I pool, 5%, $234,835 par, due 10/15/2019	251,084
Ginnie Mae II pool, 4.12%, $3,070,837 par, due 8/1/2062	3,291,719
Government National Mortgage Association, 3%, $838,583 par, due 3/20/2038	859,962
Government National Mortgage Association, 3.5%, $1,144,951 par, due 1/20/2039	1,203,037
Government National Mortgage Association, 3.5%, $815,979 par, due 2/20/2039	837,458
Government National Mortgage Association, 4%, $1,348,220 par, due 9/20/2038	1,423,104
Government National Mortgage Association, 4%, $443,123 par, due 6/20/2040	468,555
Government National Mortgage Association, 4%, $453,839 par, due 12/16/2038	472,475
Government National Mortgage Association, 4%, $489,078 par, due 5/16/2035	505,175
Government National Mortgage Association, 4.25%, $1,439,897 par, due 10/20/2038	1,529,173
Government National Mortgage Association, 4.25%, $511,336 par, due 5/20/2039	544,927
Government National Mortgage Association, 4.5%, $1,304,030 par, due 9/20/2036	1,339,314
Government National Mortgage Association, 4.5%, $1,643,758 par, due 4/20/2036	1,715,261
Government National Mortgage Association, 4.5%, $314,014 par, due 7/20/2038	334,501
Government National Mortgage Association, 4.5%, $378,474 par, due 4/20/2040	395,051
Government National Mortgage Association, 4.5%, $551,488 par, due 5/20/2040	591,292
Government National Mortgage Association, 5%, $929,809 par, due 5/20/2038	959,328
Government National Mortgage Association, 5.5%, $771,756 par, due 2/16/2037	809,785
GS Mortgage Securities Trust 2011-GC5, 3.71%, $2,000,000 par, due 8/10/2044	2,115,962
Helios Leasing I LLC, 1.56%, $827,234 par, due 9/28/2024	788,290
Hilton USA Trust 2013-HLF, 1.16%, $1,970,930 par, due 11/5/2030	1,971,031
JP Morgan Chase Commercial Mortgage Securities Trust 2011-C4, 4.39%, $1,900,000 par, due 7/15/2046	2,085,229
JP Morgan Chase Commercial Mortgage Securities Trust 2012-C8, 2.38%, $2,000,000 par, due 4/15/2022	2,001,902
JP Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, 2.55%, $2,000,000 par, due 4/15/2046	2,004,422
LB-UBS Commercial Mortgage Trust 2005-C5, 4.95%, $1,550,449 par, due 9/15/2030	1,558,186
Merrill Lynch Mortgage Trust 2005-CKI1, 5.29%, $1,893,437 par, due 11/12/2037	1,929,380
Morgan Stanley Bank of America Merrill Lynch Trust 2012-C6, 0.66%, $1,175,221 par, due 11/15/2045	1,168,651
Morgan Stanley Bank of America Merrill Lynch Trust 2013-C9, 2.66%, $2,000,000 par, due 1/15/2023	1,994,130
SCG Trust 2013-SRP1, 1.56%, $1,330,000 par, due 11/15/2016	1,331,616
Wachovia Bank Commercial Mortgage Trust Series 2005-C21, 5.24%, $234,576 par, due 10/15/2044	238,953
Total Mortgage Backed Securities	$140,779,331

Net Assets Pending Settlement	$(2,748,775)

Subtotal Stable Value	$777,822,182

TOTAL - INVESTMENT CONTRACTS	777,822,182
ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE	(7,328,563)
TOTAL - INVESTMENT CONTRACTS AT CONTRACT VALUE	$770,493,619

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
PLAN #002 EIN #13-4922641
SCHEDULE OF ASSETS (HELD AT END OF YEAR (continued))
DECEMBER 31, 2014

Shares	Identity of Issuer, Borrower, Lessor or Similar Party	Fair Value
	Cash Equivalents
14,641,772	Cash Equivalents	$14,642,032
	Total Cash Equivalents	$14,642,032

	Common / Collective Trusts
87,714	Mellon Capital REIT Index Fund	$25,011,659
4,288,479	Mellon Capital Aggregate Bond Index Fund	562,375,327
2,887,390	Mellon Capital International Stock Index Fund	376,228,524
891,199	Mellon Capital Small Cap Stock Index Fund	186,655,588
3,236,379	Mellon Capital Stock Index Fund	683,575,296
239,125	Mellon Capital Mid Cap Stock Index Fund	46,993,184
142,831	Mellon Capital Treasury Inflation-Protected Securities Fund	17,061,173
265,239	Mellon Capital Emerging Markets Stock Index Fund	23,593,030
17,978	JPMorgan Strategic Property Fund	43,471,057
11,537,076	JPMorgan Liquidity Fund	11,537,076
	Total Common / Collective Trusts	$1,976,501,914

	AEP Stock
5,415,534	American Electric Power Company, Inc. Common Stock $6.50 par value	$328,831,224
	Total AEP Stock	$328,831,224

	Corporate Stocks
11,000	3M CO COMMON STOCK USD 0.01	$1,807,520
4,606	AARON'S INC COMMON STOCK USD 0.5	140,911
117,376	ABBOTT LABORATORIES COMMON STOCK USD 0	5,284,267
26,500	ABBVIE INC COMMON STOCK USD 0.01	1,734,160
18,120	ABERCROMBIE & FITCH CO COMMON STOCK USD 0.01	518,957
15,375	ABM INDUSTRIES INC COMMON STOCK USD 0.01	442,954
11,900	ACE LTD COMMON STOCK USD 24.77	1,374,807
10,877	ACTAVIS PLC COMMON STOCK USD 0.0033	2,799,848
5,680	ACTUANT CORP COMMON STOCK USD 0.2	154,723
50,123	ADOBE SYSTEMS INC COMMON STOCK USD 0.0001	3,643,942
8,400	ADVANCE AUTO PARTS INC COMMON STOCK USD 0.0001	1,338,456
6,900	ADVANCE AUTO PARTS INC COMMON STOCK USD 0.0001	1,099,446
25,946	AECOM COMMON STOCK USD 0.01	787,980
9,475	AEGION CORP COMMON STOCK USD 0.01	176,330
20,200	AETNA INC COMMON STOCK USD 0.01	1,794,366
38,000	AGCO CORP COMMON STOCK USD 0.01	1,717,600
3,000	AGRIUM INC COMMON STOCK CAD 0	286,500
16,143	AIR METHODS CORP COMMON STOCK USD 0.06	710,776
2,000	AIR PRODUCTS & CHEMICALS INC COMMON STOCK USD 1	290,000
6,561	AIRCASTLE LTD COMMON STOCK USD 0.01	140,208
5,000	ALBEMARLE CORP COMMON STOCK USD 0.01	302,025
19,155	ALEXION PHARMACEUTICALS INC COMMON STOCK USD	3,544,250
34,003	ALIBABA GROUP HOLDING LTD ADR USD 0.000025	3,534,272
13,782	ALLERGAN INC/UNITED STATES COMMON STOCK 0.01	2,929,915
6,200	ALLIANCE DATA SYSTEMS CORP COMMON STOCK USD 0.01	1,773,510
1,700	ALLIANCE DATA SYSTEMS CORP COMMON STOCK USD 0.01	486,285

19,800	ALLSTATE CORP/THE COMMON STOCK USD 0.01	1,396,494
19,500	ALLSTATE CORP/THE COMMON STOCK USD 0.01	1,375,335
8,700	ALTRA INDUSTRIAL MOTION CORP	248,037
22,477	AMAZON.COM INC COMMON STOCK USD 0.01	6,975,737
16,375	AMC NETWORKS INC COMMON STOCK USD	1,044,234
8,785	AMDOCS LTD COMMON STOCK USD 0.01	411,226
57,241	AMEC FOSTER WHEELER PLC ADR USD	740,698
19,800	AMEREN CORP COMMON STOCK USD 0.01	913,374
24,300	AMERICAN AIRLINES GROUP INC COMMON STOCK USD 0.01	1,303,209
11,240	AMERICAN CAPITAL AGENCY CORP REIT USD 0.01	247,842
8,570	AMERICAN CAPITAL MORTGAGE INVESTMENT CORP REIT USD	167,029
41,280	AMERICAN EAGLE OUTFITTERS INC COMMON STOCK USD	572,966
22,100	AMERICAN INTERNATIONAL GROUP INC COMMON STOCK USD	1,237,821
53,200	AMERICAN PUBLIC EDUCATION INC COMMON STOCK USD	1,961,484
21,475	AMERICAN RESIDENTIAL PROPERTIES INC REIT USD 0.01	377,316
26,834	AMERICAN TOWER CORP REIT USD 0.01	2,662,738
9,800	AMERIPRISE FINANCIAL INC COMMON STOCK USD 0.01	1,296,050
33,400	AMPHENOL CORP COMMON STOCK USD 0.001	1,801,904
7,750	AMSURG CORP COMMON STOCK USD 0	424,157
15,368	AMSURG CORP COMMON STOCK USD 0	841,091
30,334	ANADARKO PETROLEUM CORP COMMON STOCK USD 0.1	2,502,555
4,600	ANN INC COMMON STOCK USD 0.0068	167,808
15,400	ANTHEM INC COMMON STOCK USD 0.01	1,935,318
24,975	ANWORTH MORTGAGE ASSET CORP REIT USD 0.01	134,615
9,800	APACHE CORP USD0.625	614,166
11,490	APOLLO INVESTMENT CORP COMMON STOCK USD 0.001	87,554
90,493	APPLE INC COMMON STOCK USD 0.00001	9,988,617
16,200	APPLE INC COMMON STOCK USD 0.00001	1,788,156
26,514	APPLIED MATERIALS INC COMMON STOCK USD 0.01	660,729
92,300	APPLIED MICRO CIRCUITS CORP COMMON STOCK USD 0.01	601,796
5,700	ARCHER-DANIELS-MIDLAND CO COMMON STOCK USD 0	296,400
11,225	ARES CAPITAL CORP COMMON STOCK USD 0.001	175,166
32,255	ARES COMMERCIAL REAL ESTATE CORP REIT USD 0.01	378,351
6,730	ARGO GROUP INTERNATIONAL HOLDINGS LTD COMMON STOCK	373,313
57,197	ARM HOLDINGS PLC ADR USD 0	2,648,221
135,400	ARRAY BIOPHARMA INC USD0.001	640,442
73,700	ARRIS GROUP INC COMMON STOCK USD 0.01	2,225,003
13,945	ARROW ELECTRONICS INC COMMON STOCK USD 1	807,276
36,700	ARUBA NETWORKS INC COMMON STOCK USD 0.0001	667,206
2,495	ASBURY AUTOMOTIVE GROUP INC COMMON STOCK USD 0.01	189,420
33,290	ASCENA RETAIL GROUP INC COMMON STOCK USD 0.01	418,122
11,300	ASHLAND INC COMMON STOCK USD 0.01	1,353,288
7,600	ASPEN INSURANCE HOLDINGS LTD COMMON STOCK USD	332,652
11,600	ASSOCIATED ESTATES REALTY CORP REIT USD 0	271,672
3,010	ASSURANT INC COMMON STOCK USD 0.01	205,974
6,500	ASSURANT INC COMMON STOCK USD 0.01	444,795
26,300	ASTRAZENECA PLC ADR USD	1,850,994
6,800	ATLAS AIR WORLDWIDE HOLDINGS INC COMMON STOCK USD	335,240
299,293	ATMEL CORP COMMON STOCK USD 0.001	2,512,565
25,700	ATWOOD OCEANICS INC COMMON STOCK USD 1	729,109
16,500	AUTOLIV INC COMMON STOCK USD 1	1,750,980
4,400	AVALONBAY COMMUNITIES INC REIT USD 0.01	724,020
35,400	AVNET INC COMMON STOCK USD 1	1,522,908
15,990	AVNET INC COMMON STOCK USD 1	687,890

5,200	AXIALL CORP COMMON STOCK USD 0.01	221,676
9,450	AXIS CAPITAL HOLDINGS LTD COMMON STOCK USD 0.0125	485,541
4,500	BALL CORP COMMON STOCK USD 0	306,765
10,800	BALL CORP COMMON STOCK USD 0	736,236
1,100	BANCFIRST CORP COMMON STOCK USD 1	70,103
12,632	BBCN BANCORP INC COMMON STOCK USD 0.001	181,648
4,900	BED BATH & BEYOND INC COMMON STOCK USD 0.01	373,233
3,000	BEL FUSE INC COMMON STOCK USD 0.1	82,020
40,400	BELDEN INC COMMON STOCK USD 0.01	3,185,864
2,530	BELDEN INC COMMON STOCK USD 0.01	199,516
3,800	BELDEN INC COMMON STOCK USD 0.01	299,668
130,300	BELMOND LTD COMMON STOCK USD 0.01	1,611,811
6,510	BEMIS CO INC COMMON STOCK USD 0.1	294,317
2,100	BERKSHIRE HILLS BANCORP INC COMMON STOCK USD 0.01	55,986
5,900	BIG LOTS INC COMMON STOCK USD 0.01	236,118
16,958	BIOGEN INC COMMON STOCK USD 0.0005	5,756,393
46,543	BIOMARIN PHARMACEUTICAL INC COMMON STOCK USD 0.001	4,207,487
11,770	BIOMED REALTY TRUST INC REIT USD 0.01	256,586
31,427	BOEING CO/THE COMMON STOCK USD 5	4,084,881
14,900	BOEING CO/THE COMMON STOCK USD 5	1,936,702
7,625	BOOZ ALLEN HAMILTON HOLDING CORP COMMON STOCK USD	202,291
39,000	BOSTON SCIENTIFIC CORP COMMON STOCK USD 0.01	516,750
76,700	BOYD GAMING CORP COMMON STOCK USD 0.01	980,226
16,500	BP PLC ADR USD	628,980
15,235	BRADY CORP COMMON STOCK USD 0.01	416,525
4,021	BRAVO BRIO RESTAURANT GROUP INC COMMON STOCK USD 0	55,932
4,290	BRINK'S CO/THE COMMON STOCK USD 1	104,719
88,808	BRISTOL-MYERS SQUIBB CO COMMON STOCK USD 0.1	5,275,195
2,380	BRISTOW GROUP INC COMMON STOCK USD 0.01	156,580
42,600	BROADCOM CORP COMMON STOCK USD 0.0001	1,845,858
35,335	BROCADE COMMUNICATIONS SYSTEMS INC COMMON STOCK	419,603
13,500	BROOKFIELD RESIDENTIAL PROPERTIES INC COMMON STOCK	324,810
28,198	BRUNSWICK CORP/DE COMMON STOCK USD 0.75	1,445,429
3,100	BUNGE LTD COMMON STOCK USD 0.01	281,821
67,300	CABLEVISION SYSTEMS CORP COMMON STOCK USD 0.01	1,389,072
4,505	CABOT CORP COMMON STOCK USD 1	197,589
5,859	CABOT CORP COMMON STOCK USD 1	256,976
3,700	CACI INTERNATIONAL INC COMMON STOCK USD 0.1	318,866
115,400	CAE INC COMMON STOCK CAD 0	1,501,354
97,800	CAMECO CORP COMMON STOCK CAD 0	1,613,328
12,600	CAMERON INTERNATIONAL CORP COMMON STOCK USD 0.01	629,370
18,745	CANADIAN PACIFIC RAILWAY LTD COMMON STOCK CAD 0	3,617,629
14,600	CAPITAL ONE FINANCIAL CORP COMMON STOCK USD 0.01	1,205,230
24,700	CAPSTEAD MORTGAGE CORP REIT USD 0.01	311,714
10,700	CAREFUSION CORP COMMON STOCK 0.01	634,938
3,490	CARLISLE COS INC COMMON STOCK USD 1	314,938
448	CARLISLE COS INC COMMON STOCK USD 1	40,427
5,500	CARRIZO OIL & GAS INC COMMON STOCK USD 0.01	228,800
6,400	CATHAY GENERAL BANCORP COMMON STOCK USD 0.01	163,776
33,100	CBL & ASSOCIATES PROPERTIES INC REIT USD 0.01	651,573
57,928	CDW CORP/DE COMMON STOCK USD 0.01	2,037,328
18,450	CDW CORP/DE COMMON STOCK USD 0.01	648,886
5,249	CELANESE CORP COMMON STOCK USD 0.0001	314,730
41,562	CELGENE CORP COMMON STOCK USD 0.01	4,649,125

2,275	CENTENE CORP COMMON STOCK USD 0.001	236,259
1,100	CF INDUSTRIES HOLDINGS INC COMMON STOCK USD 0.01	299,794
17,450	CHATHAM LODGING TRUST REIT USD	506,923
10,145	CHECKPOINT SYSTEMS INC COMMON STOCK USD 0.1	139,291
6,520	CHEMED CORP COMMON STOCK USD 1	688,968
48,400	CHESAPEAKE ENERGY CORP COMMON STOCK USD 0.01	947,188
5,500	CHEVRON CORP COMMON STOCK USD 0.75	616,990
16,700	CHICAGO BRIDGE & IRON CO NV COMMON STOCK USD 0.01	701,066
—	CHICAGO BRIDGE & IRON CO NV COMMON STOCK USD 0.01	181
8,389	CHICO'S FAS INC COMMON STOCK USD 0.01	135,986
3,283	CHIPOTLE MEXICAN GRILL INC COMMON STOCK USD 0.01	2,247,246
17,400	CIGNA CORP COMMON STOCK USD 0.25	1,790,634
7,900	CIGNA CORP COMMON STOCK USD 0.25	812,989
275,400	CINCINNATI BELL INC COMMON STOCK USD 0.01	878,526
65,200	CISCO SYSTEMS INC COMMON STOCK USD 0.001	1,813,538
16,600	CIT GROUP INC COMMON STOCK USD 0.01	793,978
25,195	CLOUD PEAK ENERGY INC COMMON STOCK USD 0.01	231,290
32,300	COGNEX CORP COMMON STOCK USD 0.002	1,334,959
33,600	COGNIZANT TECHNOLOGY SOLUTIONS CORP COMMON STOCK	1,769,376
10,500	COGNIZANT TECHNOLOGY SOLUTIONS CORP COMMON STOCK	552,930
4,495	COHERENT INC COMMON STOCK USD 0.01	272,936
23,100	COLONY CAPITAL INC REIT USD 0.01	558,789
4,405	COLUMBIA BANKING SYSTEM INC COMMON STOCK USD 0	121,622
26,400	COMCAST CORP COMMON STOCK USD 0.01	1,531,464
5,756	COMMERCE BANCSHARES INC/MO COMMON STOCK USD 5	250,333
20,410	COMPUTER SCIENCES CORP COMMON STOCK USD 1	1,291,545
24,614	CONCHO RESOURCES INC COMMON STOCK USD 0.001	2,455,246
8,600	CONOCOPHILLIPS COMMON STOCK USD 0.01	593,916
12,400	CONSOLIDATED EDISON INC COMMON STOCK USD 0.1	818,524
7,195	CONTANGO OIL & GAS CO COMMON STOCK USD 0.04	210,382
14,200	CONTINENTAL RESOURCES INC/OK COMMON STOCK USD 0.01	544,712
29,515	CONVERGYS CORP COMMON STOCK USD 0	603,287
2,300	COPA HOLDINGS SA COMMON STOCK USD 0	238,372
34,482	COSTCO WHOLESALE CORP COMMON STOCK USD 0.005	4,887,823
5,002	COVANCE INC COMMON STOCK EUR 0.01	519,408
2,769	CRA INTERNATIONAL INC COMMON STOCK USD 0	83,956
6,200	CRACKER BARREL OLD COUNTRY STORE INC COMMON STOCK	872,712
15,100	CRANE CO COMMON STOCK USD 1	886,370
5,700	CROWN HOLDINGS INC COMMON STOCK USD 5	290,130
11,310	CROWN HOLDINGS INC COMMON STOCK USD 5	575,679
10,130	CUBIC CORP COMMON STOCK USD 0	533,243
11,500	CUMMINS INC COMMON STOCK USD 2.5	1,657,955
20,800	CUMMINS INC COMMON STOCK USD 2.5	2,998,736
5,705	CURTISS-WRIGHT CORP COMMON STOCK USD 1	402,716
3,630	CUSTOMERS BANCORP INC COMMON STOCK USD 1	70,640
16,311	CVB FINANCIAL CORP COMMON STOCK USD 0	262,933
21,500	CYRUSONE INC REIT USD 0.01	596,840
75,380	CYS INVESTMENTS INC REIT USD 0.01	657,314
38,266	CYS INVESTMENTS INC REIT USD 0.01	333,679
87,956	DANA HOLDING CORP COMMON STOCK USD 0.01	1,912,163
17,300	DARDEN RESTAURANTS INC COMMON STOCK USD 0	1,014,299
9,900	DELPHI AUTOMOTIVE PLC COMMON STOCK USD 0.01	719,928
5,015	DILLARD'S INC COMMON STOCK USD 0	628,079
18,800	DISCOVER FINANCIAL SERVICES COMMON STOCK USD 0.01	1,231,212

84,300	DISCOVERY COMMUNICATIONS INC COMMON STOCK USD 0.01	2,842,596
13,200	DOLLAR TREE INC COMMON STOCK USD 0.01	929,016
23,100	DOVER CORP COMMON STOCK USD 1	1,656,732
9,200	DOVER CORP COMMON STOCK USD 1	659,824
6,300	DOW CHEMICAL CO/THE COMMON STOCK USD 2.5	289,989
54,700	DR HORTON INC COMMON STOCK USD 0.01	1,383,363
25,900	DR HORTON INC COMMON STOCK USD 0.01	655,011
25,000	DR PEPPER SNAPPLE GROUP INC COMMON STOCK USD 0.01	1,803,521
13,925	DREW INDUSTRIES INC COMMON STOCK USD 0.01	711,150
35,900	DUKE REALTY CORP REIT USD 0.01	725,180
24,189	DUNKIN' BRANDS GROUP INC COMMON STOCK USD 0.001	1,031,661
15,400	DUPONT FABROS TECHNOLOGY INC REIT USD 0.001	518,364
59,900	DYAX CORP COMMON STOCK USD 0.01	842,194
3,500	EASTMAN CHEMICAL CO COMMON STOCK USD 0.01	266,910
12,200	EDISON INTERNATIONAL COMMON STOCK USD 0	803,949
4,000	EI DU PONT DE NEMOURS & CO COMMON STOCK USD 0.3	295,760
13,300	EL PASO ELECTRIC CO COMMON STOCK USD 0	532,798
29,900	ELECTRONIC ARTS INC COMMON STOCK USD 0.01	1,405,748
26,800	ELI LILLY & CO COMMON STOCK USD 0	1,848,932
25,300	ENDO INTERNATIONAL PLC COMMON STOCK USD 0.0001	1,824,636
34,300	ENDOCYTE INC COMMON STOCK USD	215,747
17,900	ENDURANCE SPECIALTY HOLDINGS LTD COMMON STOCK USD	1,071,136
3,600	ENERGEN CORP COMMON STOCK USD 0.01	229,536
9,605	ENERSYS COMMON STOCK USD 0.01	592,821
13,104	ENERSYS COMMON STOCK USD 0.01	808,779
17,800	ENI SPA ADR USD	621,398
5,633	ENSIGN GROUP INC/THE COMMON STOCK USD 0.001	250,471
9,200	ENTERGY CORP COMMON STOCK USD 0.01	804,816
22,300	ENVISION HEALTHCARE HOLDINGS INC COMMON STOCK USD	773,587
23,275	EOG RESOURCES INC COMMON STOCK USD 0.01	2,142,929
9,600	EPR PROPERTIES REIT USD 0.01	555,984
3,660	EQUIFAX INC COMMON STOCK USD 1.25	295,984
6,532	EQUITY LIFESTYLE PROPERTIES INC REIT USD 0.01	338,847
9,325	ESSENT GROUP LTD COMMON STOCK USD 0.015	239,746
22,600	EXELON CORP COMMON STOCK USD 0	838,008
15,500	EXPEDIA INC COMMON STOCK USD 0.001	1,323,080
11,680	EXPEDIA INC COMMON STOCK USD 0.001	997,005
20,585	EXPRESS INC COMMON STOCK USD	302,394
22,000	EXPRESS SCRIPTS HOLDING CO COMMON STOCK USD 0.01	1,862,740
6,800	EXXON MOBIL CORP COMMON STOCK USD 0	628,660
2,600	F5 NETWORKS INC COMMON STOCK USD 0	339,209
99,013	FACEBOOK INC COMMON STOCK USD 0.000006	7,724,994
4,617	FAIR ISAAC CORP COMMON STOCK USD 0.01	333,809
8,680	FEDERATED INVESTORS INC COMMON STOCK USD 0	285,832
29,520	FIFTH STREET FINANCE CORP COMMON STOCK USD 0.01	236,455
17,905	FINISH LINE INC/THE COMMON STOCK USD 0.01	435,270
47,623	FIREEYE INC COMMON STOCK USD 0.0001	1,503,934
7,585	FIRST AMERICAN FINANCIAL CORP COMMON STOCK USD	257,132
945	FIRST CITIZENS BANCSHARES INC/NC COMMON STOCK USD	239,170
6,000	FIRST MERCHANTS CORP COMMON STOCK USD 0	136,500
19,619	FIRST MIDWEST BANCORP INC/IL COMMON STOCK USD 0.01	337,251
5,885	FIRST REPUBLIC BANK/CA COMMON STOCK USD 0.01	306,726
21,200	FIRSTENERGY CORP COMMON STOCK USD 0.1	826,588
18,902	FLEETCOR TECHNOLOGIES INC COMMON STOCK USD 0.001	2,810,916

11,700	FLEETCOR TECHNOLOGIES INC COMMON STOCK USD 0.001	1,739,907
3,800	FLEETCOR TECHNOLOGIES INC COMMON STOCK USD 0.001	565,098
40,930	FLEXTRONICS INTERNATIONAL LTD COMMON STOCK USD 0	457,597
6,800	FLOWSERVE CORP COMMON STOCK USD 1.25	407,932
27,100	FLUOR CORP COMMON STOCK USD 0.01	1,648,764
12,952	FNB CORP/PA COMMON STOCK USD 0.01	172,521
13,270	FNF GROUP TRACKING STK USD 0.0001	457,152
21,200	FNF GROUP TRACKING STK USD 0.0001	730,340
4,422	FNFV GROUP TRACKING STK USD 0.0001	69,602
24,100	FOOT LOCKER INC COMMON STOCK USD 0.01	1,353,938
10,065	FOOT LOCKER INC COMMON STOCK USD 0.01	565,452
12,715	FORUM ENERGY TECHNOLOGIES INC COMMON STOCK USD	263,582
8,600	FOSSIL GROUP INC COMMON STOCK USD 0.01	952,364
18,600	FRANCESCA'S HOLDINGS CORP COMMON STOCK USD 0.01	310,620
22,800	FRANKLIN RESOURCES INC COMMON STOCK USD 0.1	1,277,256
12,600	FREEPORT-MCMORAN INC COMMON STOCK USD 0.1	294,336
7,630	FRESH DEL MONTE PRODUCE INC COMMON STOCK USD 0.01	255,987
12,000	FRESH MARKET INC/THE COMMON STOCK USD 0.01	494,400
8,590	FTD COS INC COMMON STOCK USD 0.0001	299,104
4,485	FTI CONSULTING INC COMMON STOCK USD 0.01	173,256
19,000	FULTON FINANCIAL CORP COMMON STOCK USD 2.5	236,360
3,410	G&K SERVICES INC COMMON STOCK USD 0.5	241,599
1,500	G&K SERVICES INC COMMON STOCK USD 0.5	106,275
25,000	GAMESTOP CORP COMMON STOCK USD 0.001	845,000
107,300	GANNETT CO INC COMMON STOCK USD 1	3,447,549
14,700	GENERAC HOLDINGS INC COMMON STOCK USD 0.01	687,372
15,219	GENERAL CABLE CORP COMMON STOCK USD 0.01	229,503
12,500	GENERAL DYNAMICS CORP COMMON STOCK USD 1	1,720,250
530	GENESCO INC COMMON STOCK USD 1	40,609
2,456	GERMAN AMERICAN BANCORP INC COMMON STOCK USD 0	74,957
32,671	GILEAD SCIENCES INC COMMON STOCK USD 0.001	3,079,568
4,400	GLOBAL PAYMENTS INC COMMON STOCK USD 0	355,212
14,860	GLOBE SPECIALTY METALS INC COMMON STOCK USD 0.0001	256,038
11,800	GNC HOLDINGS INC COMMON STOCK USD 0.001	554,128
13,484	GOLDMAN SACHS GROUP INC/THE COMMON STOCK USD 0.01	2,613,604
6,600	GOLDMAN SACHS GROUP INC/THE COMMON STOCK USD 0.01	1,279,278
9,216	GOOGLE INC CLA	4,890,563
9,347	GOOGLE INC-CL C	4,920,261
17,836	GRAN TIERRA ENERGY INC COMMON STOCK USD 0.001	68,669
35,900	GRAND CANYON EDUCATION INC COMMON STOCK USD 0.01	1,675,094
8,500	GRANITE CONSTRUCTION INC COMMON STOCK USD 0.01	324,275
76,880	GRAPHIC PACKAGING HOLDING CO COMMON STOCK USD 0.01	1,047,106
25,200	GREAT PLAINS ENERGY INC COMMON STOCK USD 0	715,932
4,008	GREATBATCH INC COMMON STOCK USD 0.001	197,594
3,315	GROUP 1 AUTOMOTIVE INC COMMON STOCK USD 0.01	297,090
12,100	HANESBRANDS INC COMMON STOCK USD 0.01	1,350,602
11,175	HANGER INC COMMON STOCK USD 0.01	244,733
16,500	HANGER INC COMMON STOCK USD 0.01	361,350
2,605	HANOVER INSURANCE GROUP INC/THE COMMON STOCK USD	185,789
25,500	HARLEY-DAVIDSON INC COMMON STOCK USD 0.01	1,680,705
11,900	HARMAN INTERNATIONAL INDUSTRIES INC COMMON STOCK	1,269,849
141,500	HARMONIC INC COMMON STOCK USD 0.001	991,915
5,745	HARRIS CORP COMMON STOCK USD 1	412,606
20,793	HARSCO CORP COMMON STOCK USD 1.25	392,780

12,100	HARTE-HANKS INC COMMON STOCK USD 1	93,654
30,800	HARTFORD FINANCIAL SERVICES GROUP INC/THE COMMON	1,290,118
25,600	HASBRO INC COMMON STOCK USD 0.5	1,407,744
30,695	HATTERAS FINANCIAL CORP REIT USD 0.001	581,056
18,800	HCC INSURANCE HOLDINGS INC COMMON STOCK USD 1	1,011,722
31,400	HD SUPPLY HOLDINGS INC COMMON STOCK USD 0.01	925,986
14,600	HEARTLAND PAYMENT SYSTEMS INC COMMON STOCK USD	787,670
8,980	HEIDRICK & STRUGGLES INTERNATIONAL INC COMMON	206,989
13,330	HELIX ENERGY SOLUTIONS GROUP INC COMMON STOCK USD	289,261
24,400	HELMERICH & PAYNE INC COMMON STOCK USD 0.1	1,645,048
3,500	HERCULES TECHNOLOGY GROWTH CAPITAL INC COMMON	52,080
33,500	HERMAN MILLER INC COMMON STOCK USD 0.2	990,637
8,200	HESS CORP COMMON STOCK USD 1	605,324
46,600	HEWLETT-PACKARD CO COMMON STOCK USD 0.01	1,877,514
39,300	HEXCEL CORP USD0.01	1,630,557
8,860	HILLENBRAND INC COMMON STOCK USD 0	305,670
3,919	HILL-ROM HOLDINGS INC COMMON STOCK USD 0	178,785
1	HILLSHIRE BRANDS CO/THE COMMON STOCK 0.01	50
13,600	HOME DEPOT INC/THE COMMON STOCK USD 0.05	1,427,592
5,400	HORACE MANN EDUCATORS CORP COMMON STOCK USD 0.001	179,172
12,300	HUMANA INC COMMON STOCK USD 0.166	1,770,093
41,035	HUNTINGTON BANCSHARES INC/OH COMMON STOCK USD 0.01	434,150
4,640	HUNTINGTON INGALLS INDUSTRIES INC COMMON STOCK USD	521,814
4,508	HUNTINGTON INGALLS INDUSTRIES INC COMMON STOCK USD	506,970
9,465	HUNTSMAN CORP COMMON STOCK USD 0.01	215,613
14,400	IAC/INTERACTIVECORP COMMON STOCK USD 0.001	875,376
4,175	IAC/INTERACTIVECORP COMMON STOCK USD 0.001	253,798
325	ICF INTERNATIONAL INC COMMON STOCK USD 0.001	13,319
39,800	ICON PLC COMMON STOCK USD 0.06	2,029,402
7,145	ICON PLC COMMON STOCK USD 0.06	364,324
32,300	IGATE CORP COMMON STOCK USD 0.01	1,275,204
20,210	ILLUMINA INC COMMON STOCK USD 0.01	3,730,362
45,300	IMMUNOGEN INC COMMON STOCK USD 0.01	276,330
42,800	IMS HEALTH HOLDINGS INC COMMON STOCK USD 0.01	1,097,392
13,949	INCYTE CORP COMMON STOCK USD 0.001	1,019,811
169,318	INDITEX SA ADR USD	2,404,316
1,990	INFINITY PROPERTY & CASUALTY CORP COMMON STOCK USD	153,747
18,390	INGRAM MICRO INC COMMON STOCK USD 0.01	508,300
3,400	INGREDION INC COMMON STOCK USD 0.01	289,884
5,780	INSIGHT ENTERPRISES INC COMMON STOCK USD 0.01	149,644
9,600	INSIGHT ENTERPRISES INC COMMON STOCK USD 0.01	248,544
5,745	INTEGRA LIFESCIENCES HOLDINGS CORP COMMON STOCK	311,551
38,668	INTEGRATED DEVICE TECHNOLOGY INC COMMON STOCK USD	757,893
48,200	INTEL CORP COMMON STOCK USD 0.001	1,749,178
5,200	INTERNATIONAL PAPER CO COMMON STOCK USD 1	278,616
3,730	INTERNATIONAL SPEEDWAY CORP COMMON STOCK USD 0.01	118,055
44,600	INTERXION HOLDING NV COMMON STOCK USD 0.1	1,219,364
37,323	INVESTORS BANCORP INC COMMON STOCK USD 0.01	418,951
93,800	IRIDIUM COMMUNICATIONS INC COMMON STOCK USD 0.001	914,550
54,200	ISIS PHARMACEUTICALS INC COMMON STOCK USD 0.001	3,346,308
34,100	JANUS CAPITAL GROUP INC COMMON STOCK USD 0.01	550,033
76,700	JANUS CAPITAL GROUP INC COMMON STOCK USD 0.01	1,237,171
77,797	JDS UNIPHASE CORP COMMON STOCK USD 0.001	1,067,375
17,200	JOHNSON & JOHNSON COMMON STOCK USD 1	1,798,604

21,200	JPMORGAN CHASE & CO COMMON STOCK USD 1	1,326,696
6,671	KANSAS CITY SOUTHERN COMMON STOCK USD 0.01	815,930
22,100	KANSAS CITY SOUTHERN COMMON STOCK USD 0.01	2,703,051
17,750	KAR AUCTION SERVICES INC COMMON STOCK USD 0.01	619,830
6,000	KENNAMETAL INC COMMON STOCK USD 1.25	214,740
90,700	KEYCORP COMMON STOCK USD 1	1,260,730
18,400	KEYSIGHT TECHNOLOGIES INC COMMON STOCK USD	621,368
15,500	KIMBERLY-CLARK CORP COMMON STOCK USD 1.25	1,805,486
15,637	KINDRED HEALTHCARE INC COMMON STOCK USD 0.25	284,281
9,735	KNOLL INC COMMON STOCK USD 0.01	206,090
27,390	KOSMOS ENERGY LTD COMMON STOCK USD 0.01	229,802
10,900	KROGER CO/THE COMMON STOCK USD 1	699,889
17,700	L BRANDS INC COMMON STOCK USD 0.5	1,531,935
7,900	L BRANDS INC COMMON STOCK USD 0.5	683,745
2,600	LAKELAND FINANCIAL CORP COMMON STOCK USD 0	113,022
53,650	LAM RESEARCH CORP COMMON STOCK USD 0.001	4,266,248
2,555	LANDSTAR SYSTEM INC COMMON STOCK USD 0.01	185,314
28,994	LAS VEGAS SANDS CORP COMMON STOCK USD 0.001	1,686,291
50,300	LAS VEGAS SANDS CORP COMMON STOCK USD 0.001	2,925,448
6,480	LEAR CORP COMMON STOCK USD 0.01	635,558
5,155	LENDINGCLUB CORP COMMON STOCK USD 0.01	130,422
57,526	LEVEL 3 COMMUNICATIONS INC COMMON STOCK USD 0.01	2,840,634
4,400	LEXMARK INTERNATIONAL INC COMMON STOCK USD 0.01	181,588
5,225	LIBERTY BROADBAND CORP COMMON STOCK USD 0.01	260,310
2,600	LIBERTY BROADBAND CORP COMMON STOCK USD 0.01	130,234
1,565	LIBERTY BROADBAND CORP RIGHT USD	14,868
20,900	LIBERTY MEDIA CORP COMMON STOCK USD 0.01	732,127
10,400	LIBERTY MEDIA CORP COMMON STOCK USD 0.01	366,808
4,257	LIFE TIME FITNESS INC COMMON STOCK USD 0.02	241,031
10,000	LIFELOCK INC COMMON STOCK USD 0.001	185,100
3,865	LIFEPOINT HOSPITALS INC COMMON STOCK USD 0.01	277,932
23,700	LINCOLN NATIONAL CORP COMMON STOCK USD 0	1,366,779
15,500	LINCOLN NATIONAL CORP COMMON STOCK USD 0	893,885
22,102	LINCOLN NATIONAL CORP COMMON STOCK USD 0	1,274,622
19,862	LINKEDIN CORP COMMON STOCK USD 0.0001	4,562,500
5,376	LINNCO LLC COMMON STOCK USD	55,749
12,225	LIVE NATION ENTERTAINMENT INC COMMON STOCK USD	319,195
20,400	LOWE'S COS INC COMMON STOCK USD 0.5	1,403,520
7,710	LSB INDUSTRIES INC COMMON STOCK USD 0.1	242,402
9,200	LULULEMON ATHLETICA INC COMMON STOCK USD 0.005	513,268
4,000	LUMBER LIQUIDATORS HOLDINGS INC COMMON STOCK USD	265,240
3,500	LYONDELLBASELL INDUSTRIES NV COMMON STOCK USD	277,865
7,300	M&T BANK CORP COMMON STOCK USD 0.5	917,026
17,700	MADISON SQUARE GARDEN CO/THE COMMON STOCK USD 0.01	1,332,102
12,545	MAGNACHIP SEMICONDUCTOR CORP COMMON STOCK USD 0.01	162,960
59,075	MAIDEN HOLDINGS LTD COMMON STOCK USD 0.01	763,249
10,800	MANPOWERGROUP INC COMMON STOCK USD 0.01	736,236
4,220	MANPOWERGROUP INC COMMON STOCK USD 0.01	287,677
7,400	MARATHON PETROLEUM CORP COMMON STOCK USD	667,924
48,841	MARRIOTT INTERNATIONAL INC/MD COMMON STOCK USD	3,811,063
91,404	MASTERCARD INC COMMON STOCK USD 0.0001	7,875,369
4,790	MATERION CORP COMMON STOCK USD 0	168,752
3,235	MATTHEWS INTERNATIONAL CORP COMMON STOCK USD 1	157,447
4,175	MAXIMUS INC COMMON STOCK USD 0	228,957

5,776	MB FINANCIAL INC COMMON STOCK USD 0.01	189,799
21,632	MCGRAW HILL FINANCIAL INC COMMON STOCK USD 1	1,924,815
13,900	MEDICINES CO/THE COMMON STOCK USD 0.001	384,613
12,600	MEDIVATION INC COMMON STOCK USD 0.01	1,255,086
7,945	MEN'S WEARHOUSE INC/THE COMMON STOCK USD 0.01	350,772
23,400	METLIFE INC COMMON STOCK USD 0.01	1,265,706
69,430	MFA FINANCIAL INC REIT USD 0.01	568,632
88,000	MFA FINANCIAL INC REIT USD 0.01	720,720
8,300	MICHAEL KORS HOLDINGS LTD COMMON STOCK USD 0	623,330
36,800	MICHAELS COS INC/THE COMMON STOCK USD 0.06775	910,064
9,600	MICROSEMI CORP COMMON STOCK USD 0.2	272,448
3,300	MINERALS TECHNOLOGIES INC COMMON STOCK USD 0.1	229,185
101,562	MONDELEZ INTERNATIONAL INC COMMON STOCK USD 0	3,704,474
37,077	MONSANTO CO COMMON STOCK USD 0.01	4,429,589
6,800	MONSTER BEVERAGE CORP COMMON STOCK USD 0.005	736,780
5,623	MOOG INC COMMON STOCK USD 1	416,271
114,647	MORGAN STANLEY COMMON STOCK USD 0.01	4,448,304
22,700	MOSAIC CO/THE COMMON STOCK USD 0.01	1,036,255
15,755	MRC GLOBAL INC COMMON STOCK USD 0.01	238,688
4,080	MUELLER INDUSTRIES INC COMMON STOCK USD 0.01	139,291
13,000	MURPHY OIL CORP COMMON STOCK USD 1	656,760
7,600	MYERS INDUSTRIES INC COMMON STOCK USD 0	134,748
32,600	MYLAN INC USD0.50	1,837,662
36,700	MYRIAD GENETICS INC COMMON STOCK USD 0.01	1,250,002
54,200	NABORS INDUSTRIES LTD COMMON STOCK USD 0.001	703,516
14,185	NATIONSTAR MORTGAGE HOLDINGS INC COMMON STOCK USD	399,875
28,995	NAVIGANT CONSULTING INC COMMON STOCK USD 0.001	445,653
14,395	NAVIGANT CONSULTING INC COMMON STOCK USD 0.001	221,251
1,400	NEENAH PAPER INC COMMON STOCK USD 0.01	84,378
9,328	NETFLIX INC COMMON STOCK USD 0.001	3,186,538
38,700	NEWELL RUBBERMAID INC COMMON STOCK USD 1	1,474,083
15,980	NIELSEN NV COMMON STOCK USD 0.07	714,785
59,783	NIKE INC COMMON STOCK USD 0	5,764,875
15,400	NORDSTROM INC COMMON STOCK USD 0	1,222,606
12,800	NORTHROP GRUMMAN CORP COMMON STOCK USD 1	1,886,592
1,974	NORTHROP GRUMMAN CORP COMMON STOCK USD 1	290,948
19,500	NOVARTIS AG ADR USD	1,806,870
94,197	NOVO NORDISK A/S ADR USD	3,986,417
8,285	NU SKIN ENTERPRISES INC COMMON STOCK USD 0.001	362,055
87,300	NVIDIA CORP COMMON STOCK USD 0.001	1,750,365
7,400	OCCIDENTAL PETROLEUM CORP COMMON STOCK USD 0.2	601,842
18,560	OCWEN FINANCIAL CORP COMMON STOCK USD 0.01	280,256
420	OLD DOMINION FREIGHT LINE INC COMMON STOCK USD 0.1	32,609
7,500	OMEGA HEALTHCARE INVESTORS INC REIT USD 0.1	293,025
8,920	OMNICARE INC COMMON STOCK USD 1	650,536
27,800	ON ASSIGNMENT INC COMMON STOCK USD 0.01	922,682
51,815	ON SEMICONDUCTOR CORP COMMON STOCK USD 0.01	524,886
4,485	OWENS & MINOR INC COMMON STOCK USD 2	157,468
31,400	OWENS-ILLINOIS INC COMMON STOCK USD 0.01	847,486
16,200	PACKAGING CORP OF AMERICA COMMON STOCK USD 0.01	1,271,410
8,640	PACKAGING CORP OF AMERICA COMMON STOCK USD 0.01	677,808
29,200	PALL CORP COMMON STOCK USD 0.1	2,955,332
4,900	PANTRY INC/THE COMMON STOCK 0.01	181,594
3,065	PAREXEL INTERNATIONAL CORP COMMON STOCK USD 0.01	170,291

13,950	PARKER-HANNIFIN CORP COMMON STOCK USD 0.5	1,798,853
3,688	PARK-OHIO HOLDINGS CORP COMMON STOCK USD 1	232,455
30,400	PARSLEY ENERGY INC COMMON STOCK USD 0.01	485,184
2,720	PARTNERRE LTD COMMON STOCK USD 1	310,434
38,600	PATTERSON-UTI ENERGY INC COMMON STOCK USD 0.01	640,374
2,310	PBF ENERGY INC COMMON STOCK USD 0.001	61,538
15,300	PENTAIR PLC COMMON STOCK USD 0.01	1,016,226
15,300	PEP BOYS-MANNY MOE & JACK/THE COMMON STOCK USD 1	150,246
13,400	PERKINELMER INC COMMON STOCK USD 1	585,982
18,266	PERRIGO CO PLC COMMON STOCK USD 0	3,053,345
56,600	PFIZER INC COMMON STOCK USD 0.05	1,763,090
18,700	PG&E CORP COMMON STOCK USD 0	1,004,097
25,515	PHH CORP COMMON STOCK USD 0.01	611,339
18,600	PIER 1 IMPORTS INC COMMON STOCK USD 0.001	286,440
4,646	PINNACLE FINANCIAL PARTNERS INC COMMON STOCK USD 1	183,703
12,100	PINNACLE WEST CAPITAL CORP COMMON STOCK USD 0	826,551
15,400	PINNACLE WEST CAPITAL CORP COMMON STOCK USD 0	1,051,974
69,600	PITNEY BOWES INC COMMON STOCK USD 1	1,696,152
9,500	PLANTRONICS INC COMMON STOCK USD 0.01	503,690
9,270	PLATINUM UNDERWRITERS HOLDINGS LTD COMMON STOCK	680,603
12,855	PNM RESOURCES INC COMMON STOCK USD 0	380,894
9,300	POLARIS INDUSTRIES INC COMMON STOCK USD 0.01	1,406,532
42,900	POLYCOM INC COMMON STOCK USD 0.0005	579,150
9,100	POPEYES LOUISIANA KITCHEN INC COMMON STOCK USD	512,057
1,400	PPG INDUSTRIES INC COMMON STOCK USD 1.67	323,610
28,800	PRA GROUP INC COMMON STOCK USD 0.01	1,668,384
17,542	PRECISION CASTPARTS CORP COMMON STOCK USD 0	4,225,517
13,700	PRECISION CASTPARTS CORP COMMON STOCK USD 0	3,300,056
4,366	PRICELINE GROUP INC/THE COM USD	4,978,157
23,300	PRINCIPAL FINANCIAL GROUP INC COMMON STOCK USD	1,210,202
7,120	PROGRESS SOFTWARE CORP COMMON STOCK USD 0.01	192,382
4,699	PROSPERITY BANCSHARES INC COMMON STOCK USD 1	261,254
9,000	PROVIDENCE SERVICE CORP/THE COMMON STOCK USD 0.001	327,960
14,300	PRUDENTIAL FINANCIAL INC COMMON STOCK USD 0.01	1,293,578
6,700	PTC INC COMMON STOCK USD 0.01	245,555
19,400	PUBLIC SERVICE ENTERPRISE GROUP INC COMMON STOCK	803,354
13,265	QEP RESOURCES INC COMMON STOCK USD 0.01	268,218
22,100	QEP RESOURCES INC COMMON STOCK USD 0.01	446,862
4,550	QTS REALTY TRUST INC REIT USD	155,292
19,980	RADIAN GROUP INC COMMON STOCK USD 0.001	334,066
27,100	RAYMOND JAMES FINANCIAL INC COMMON STOCK USD 0.01	1,557,437
7,560	RAYMOND JAMES FINANCIAL INC COMMON STOCK USD 0.01	434,473
27,175	RCS CAPITAL CORP COMMON STOCK USD 0.001	332,622
5,660	REALOGY HOLDINGS CORP COMMON STOCK USD 0.01	251,813
56,108	RED HAT INC COMMON STOCK USD 0.0001	3,879,307
4,300	RED ROBIN GOURMET BURGERS INC COMMON STOCK USD	330,993
12,675	REGENERON PHARMACEUTICALS INC COMMON STOCK USD	5,199,919
121,700	REGIONS FINANCIAL CORP COMMON STOCK USD 0.01	1,291,237
5,775	REINSURANCE GROUP OF AMERICA INC COMMON STOCK USD	506,006
3,100	REINSURANCE GROUP OF AMERICA INC COMMON STOCK USD	271,622
4,500	RELIANCE STEEL & ALUMINUM CO COMMON STOCK USD 0	275,715
8,835	RENT-A-CENTER INC/TX COMMON STOCK USD 0.01	323,008
8,400	REPUBLIC SERVICES INC COMMON STOCK USD 0.01	340,452
166,150	RF MICRO DEVICES INC COMMON STOCK EUR 0	2,756,429

14,305	RICE ENERGY INC COMMON STOCK USD 0.01	299,976
40,785	RITE AID CORP COMMON STOCK USD 1	306,703
20,900	ROBERT HALF INTERNATIONAL INC COMMON STOCK USD	1,220,142
4,600	ROCK-TENN CO COMMON STOCK USD 0.01	280,508
5,310	ROCK-TENN CO COMMON STOCK USD 0.01	323,804
3,275	ROSETTA RESOURCES INC COMMON STOCK USD 0.001	73,065
8,300	ROSS STORES INC COMMON STOCK USD 0.01	782,358
32,700	ROWAN COS PLC COMMON STOCK USD 0.125	762,564
16,400	ROYAL CARIBBEAN CRUISES LTD COMMON STOCK USD 0.01	1,357,252
63,200	ROYAL CARIBBEAN CRUISES LTD COMMON STOCK USD 0.01	5,228,536
9,500	ROYAL DUTCH SHELL PLC ADR USD	636,025
29,175	RPX CORP COMMON STOCK USD 0.0001	402,032
5,200	RUSH ENTERPRISES INC COMMON STOCK USD 0.01	166,660
2,800	RYDER SYSTEM INC COMMON STOCK USD 0.5	259,980
4,900	S&T BANCORP INC COMMON STOCK USD 2.5	146,069
80,670	SALESFORCE.COM INC COMMON STOCK USD 0.001	4,784,538
28,801	SCHLUMBERGER LTD COMMON STOCK USD 0.01	2,471,414
6,750	SCHWEITZER-MAUDUIT INTERNATIONAL INC COMMON STOCK	285,525
77,800	SEACHANGE INTERNATIONAL INC COMMON STOCK USD 0.01	496,364
8,200	SEACOR HOLDINGS INC COMMON STOCK USD 0.01	605,242
41,500	SEATTLE GENETICS INC COMMON STOCK USD 0.001	1,333,395
17,420	SELECT MEDICAL HOLDINGS CORP COMMON STOCK USD	250,848
2,795	SENSIENT TECHNOLOGIES CORP COMMON STOCK USD 0.1	168,650
7,710	SERVICE CORP INTERNATIONAL/US COMMON STOCK USD 1	175,017
13,178	SHIRE PLC ADR USD	2,800,852
10,600	SIGNET JEWELERS LTD COMMON STOCK USD 0.18	1,394,642
9,911	SILVER BAY REALTY TRUST CORP REIT USD 0.01	164,721
71,600	SINCLAIR BROADCAST GROUP INC COMMON STOCK USD 0.01	1,958,976
3,115	SKECHERS U.S.A. INC COMMON STOCK USD 0.001	172,104
10,699	SKYWORKS SOLUTIONS INC COMMON STOCK USD 0.25	777,924
11,697	SONOCO PRODUCTS CO COMMON STOCK USD 0	511,159
31,300	SOTHEBY'S COMMON STOCK USD 0.01	1,351,534
11,461	SPARTANNASH CO COMMON STOCK USD 0	299,591
45,625	SPLUNK INC COMMON STOCK USD 0.001	2,689,594
22,050	STAG INDUSTRIAL INC REIT USD 0.01	542,651
2,025	STANCORP FINANCIAL GROUP INC COMMON STOCK USD 0	141,467
5,698	STANDEX INTERNATIONAL CORP COMMON STOCK USD 1.5	440,227
40,329	STARBUCKS CORP COMMON STOCK USD 0.001	3,308,994
32,400	STARZ COMMON STOCK USD 0.01	962,280
65,000	STEELCASE INC COMMON STOCK USD 0	1,173,575
4,900	STERIS CORP COMMON STOCK USD 0	317,765
93,500	STILLWATER MINING CO COMMON STOCK USD 0.01	1,378,190
17,175	STOCK BUILDING SUPPLY HOLDINGS INC COMMON STOCK	263,121
4,500	STOCK YARDS BANCORP INC COMMON STOCK USD 0	150,030
4,900	STRATASYS LTD COMMON STOCK USD 0.01	407,239
19,000	STRYKER CORP COMMON STOCK USD 0.1	1,798,825
33,000	SUNTRUST BANKS INC COMMON STOCK USD 1	1,382,700
32,100	SUPERIOR ENERGY SERVICES INC COMMON STOCK USD	646,815
2,360	SVB FINANCIAL GROUP COMMON STOCK USD 0.001	273,925
29,600	SWIFT TRANSPORTATION CO COMMON STOCK USD 0.001	847,448
8,490	SYKES ENTERPRISES INC COMMON STOCK USD 0.01	199,260
8,856	SYKES ENTERPRISES INC COMMON STOCK USD 0.01	207,850
14,940	SYMETRA FINANCIAL CORP COMMON STOCK USD 0.01	344,367
6,045	SYMMETRY SURGICAL INC COMMON STOCK USD 0.0001	47,091

7,740	SYNNEX CORP COMMON STOCK USD 0.001	604,958
46,134	TCF FINANCIAL CORP COMMON STOCK USD 0.01	733,069
11,200	TCP CAPITAL CORP COMMON STOCK USD 0.001	187,936
—	TECK RESOURCES LTD COMMON STOCK CAD 0	7,703
21,400	TELEPHONE & DATA SYSTEMS INC COMMON STOCK USD 0.01	540,350
3,895	TELETECH HOLDINGS INC COMMON STOCK USD 0.01	92,234
3,290	TEMPUR SEALY INTERNATIONAL INC COMMON STOCK USD	180,654
15,485	TERADYNE INC COMMON STOCK USD 0.125	306,448
9,990	TEREX CORP COMMON STOCK USD 0.01	278,521
10,064	TESLA MOTORS INC COMMON STOCK USD 0.001	2,238,334
11,280	TETRA TECH INC COMMON STOCK USD 0.01	301,176
34,700	TEXAS INSTRUMENTS INC COMMON STOCK USD 1	1,855,236
25,800	TEXTRON INC COMMON STOCK USD 0.125	1,086,954
18,100	THOR INDUSTRIES INC COMMON STOCK USD 0.1	1,015,216
10,750	THOR INDUSTRIES INC COMMON STOCK USD 0.1	603,505
11,280	THORATEC CORP COMMON STOCK USD 0	366,149
5,500	TIDEWATER INC COMMON STOCK USD 0.1	178,255
22,966	TIFFANY & CO COMMON STOCK USD 0.01	2,460,313
8,990	TIMKEN CO/THE COMMON STOCK USD 0	383,693
31,176	TJX COS INC/THE COMMON STOCK USD 1	2,138,050
1,200	TOMPKINS FINANCIAL CORP COMMON STOCK USD 0.1	66,360
5,462	TORCHMARK CORP COMMON STOCK USD 1	296,569
12,000	TOTAL SA ADR USD	621,140
5,096	TRANSDIGM GROUP INC COMMON STOCK USD 0.01	1,000,600
31,900	TRANSOCEAN LTD COMMON STOCK USD 15	584,727
79,500	TRIMBLE NAVIGATION LTD COMMON STOCK USD 0	2,109,930
19,100	TRINET GROUP INC COMMON STOCK USD 0.000025	597,448
25,409	TRIPADVISOR INC COMMON STOCK USD 0.001	1,897,036
107,700	TRIQUINT SEMICONDUCTOR INC COMMON STOCK EUR 0.001	2,967,135
21,095	TRIQUINT SEMICONDUCTOR INC COMMON STOCK EUR 0.001	581,167
65,593	TWENTY-FIRST CENTURY FOX INC COMMON STOCK USD 0.01	2,519,099
68,211	TWITTER INC COMMON STOCK USD 0.000005	2,446,729
65,455	TWO HARBORS INVESTMENT CORP REIT USD	672,877
9,750	UGI CORP COMMON STOCK USD 0	372,426
41,451	UNDER ARMOUR INC COMMON STOCK USD 0.000333	2,814,523
33,133	UNIFI INC COMMON STOCK USD 0.1	985,044
13,900	UNITED STATES CELLULAR CORP COMMON STOCK USD 1	553,637
12,972	UNITED STATIONERS INC COMMON STOCK USD 0.1	548,716
18,300	UNITEDHEALTH GROUP INC COMMON STOCK USD 0.01	1,849,947
6,590	UNIVERSAL CORP/VA COMMON STOCK USD 0	289,828
11,600	UNIVERSAL HEALTH SERVICES INC COMMON STOCK USD	1,290,616
2,820	UNIVERSAL HEALTH SERVICES INC COMMON STOCK USD	313,753
35,700	UNUM GROUP COMMON STOCK USD 0.1	1,245,216
17,619	VALIDUS HOLDINGS LTD COMMON STOCK USD 0.175	732,261
29,200	VALSPAR CORP/THE COMMON STOCK USD 0.5	2,525,216
26,900	VANTIV INC COMMON STOCK USD 0.00001	912,448
12,700	VECTREN CORP COMMON STOCK USD 0	587,121
20,200	VERINT SYSTEMS INC COMMON STOCK USD 0.001	1,177,256
1	VERITIV CORP COMMON STOCK USD 0.01	37
21,215	VERTEX PHARMACEUTICALS INC COMMON STOCK USD 0.01	2,520,342
5,818	VIAD CORP COMMON STOCK USD 1.5	155,690
24,651	VISA INC COMMON STOCK USD 0.0001	6,463,492
62,000	VISHAY INTERTECHNOLOGY INC COMMON STOCK USD 0.1	877,300
20,597	VMWARE INC COMMON STOCK USD 0.01	1,699,664

10,500	WABCO HOLDINGS INC COMMON STOCK USD 0.01	1,100,190
50,800	WADDELL & REED FINANCIAL INC COMMON STOCK USD 0.01	2,530,856
31,000	WADDELL & REED FINANCIAL INC COMMON STOCK USD 0.01	1,544,420
5,439	WADDELL & REED FINANCIAL INC COMMON STOCK USD 0.01	270,971
26,145	WALKER & DUNLOP INC COMMON STOCK USD	458,583
41,011	WALT DISNEY CO/THE COMMON STOCK USD 0.01	3,921,055
4,200	WATTS WATER TECHNOLOGIES INC COMMON STOCK USD 0.1	266,448
54,700	WEATHERFORD INTERNATIONAL PLC COMMON STOCK USD	626,315
93,800	WEB.COM GROUP INC COMMON STOCK USD 0.001	1,781,262
38,000	WERNER ENTERPRISES INC COMMON STOCK USD 0.01	1,185,600
8,600	WESCO INTERNATIONAL INC COMMON STOCK USD 0.01	655,406
4,110	WESCO INTERNATIONAL INC COMMON STOCK USD 0.01	313,223
13,405	WESTERN REFINING INC COMMON STOCK USD 0.01	506,441
109,300	WESTERN UNION CO/THE COMMON STOCK USD 0.01	1,957,563
7,000	WHIRLPOOL CORP COMMON STOCK USD 1	1,356,180
18,700	WHITING PETROLEUM CORP COMMON STOCK USD 0.001	617,100
48,540	WHOLE FOODS MARKET INC COMMON STOCK USD 0	2,447,387
30,608	WORKDAY INC COMMON STOCK USD 0.001	2,497,919
18,125	WORLD FUEL SERVICES CORP COMMON STOCK USD 0.01	851,286
63,900	WORLD WRESTLING ENTERTAINMENT INC COMMON STOCK USD	788,526
2,600	WSFS FINANCIAL CORP COMMON STOCK USD 0.01	199,914
12,500	WYNDHAM WORLDWIDE CORP COMMON STOCK USD 0.01	1,072,000
2,000	WYNN RESORTS LTD COMMON STOCK USD 0.01	297,520
	Total Corporate Stock	$670,804,490

	Corporate Debt Securities
25,000	ANADARKO PETROLEUM CORP CALLABLE NOTES FIXED 4.5%	$24,806
50,000	ANADARKO PETROLEUM CORP NOTES FIXED 5.95%	54,345
85,000	ARCELORMITTAL SA 4.5% BDS 25/FEB/2017 USD1000	89,888
150,000	BANK OF AMERICA CORP FLTG RATE NTS 15/JUN/2016	149,023
350,000	BANK OF AMERICA CORP MEDIUM TERM NOTE FIXED 5.65%	392,136
75,000	BARCLAYS BANK PLC NOTES FIXED 5% 22/SEP/2016 USD	80,951
170,000	BARNABAS HEALTH INC CALLABLE BOND FIXED 4%	165,325
75,000	BARRICK GOLD CORP CALLABLE NOTES FIXED 4.1%	73,502
127,222	BAYVIEW COMMERCIAL ASSET TRUST 2005-3 2005-3A A1	115,391
74,701	BAYVIEW COMMERCIAL ASSET TRUST 2005-4 2005-4A A2	65,653
125,000	BEAR STEARNS COS LLC/THE NOTES FIXED 7.25%	147,845
75,000	BERKSHIRE HATHAWAY ENERGY CO CALLABLE BOND FIXED	95,373
25,000	BERKSHIRE HATHAWAY FINANCE CORP CALLABLE NOTES	28,146
125,000	BOSTON PROPERTIES LP CALLABLE NOTES FIXED 5.875%	144,728
50,000	CATHOLIC HEALTH INITIATIVES CALLABLE BOND FIXED	53,697
175,000	CATHOLIC HEALTH INITIATIVES CALLABLE BOND FIXED	172,329
100,000	CENTERPOINT ENERGY RESOURCES CORP CALLABLE NOTES	129,435
100,000	CHASE CAPITAL VI FLTG RATE NTS 01/AUG/2028 USD1000	84,141
125,000	CITIGROUP INC BOND FIXED 6.125% 15/MAY/2018 USD	142,438
50,000	CITIGROUP INC NOTES FIXED 5.3% 07/JAN/2016 USD	53,456
100,000	CITIGROUP INC NOTES FIXED 6% 15/AUG/2017 USD 1000	112,904
85,000	CITIGROUP INC SR NT FLT 18 15/MAY/2018	88,012
75,000	COMCAST CORP CALLABLE NOTES FIXED 5.875%	86,049
250,000	COMMONWEALTH BANK OF AUSTRALIA 1.95% BDS	252,181
49,536	CONTINENTAL AIRLINES 2007-1 CLASS A PASS THROUGH	54,958
93,295	CONTINENTAL AIRLINES 2009-1 PASS THROUGH TRUST	106,660
25,000	CONTINENTAL RESOURCES INC/OK CALLABLE NOTES FIXED	21,769
125,000	COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK	132,297

118,697	DELTA AIR LINES 2010-2 CLASS A PASS THROUGH TRUST	127,626
150,000	EL PASO ELECTRIC CO CALLABLE NOTES FIXED 3.3%	149,055
100,000	ENTERGY TEXAS INC CALLABLE NOTES FIXED 3.6%	101,417
100,000	ERP OPERATING LP NOTES FIXED 6.584% 13/APR/2015	101,797
100,000	FIRST CHICAGO NBD CORP FLTG RATE NOTES 01/FEB/2027	84,128
100,000	GENERAL ELECTRIC CAPITAL CORP FLTG RATE MTN	93,050
100,000	GENERAL ELECTRIC CAPITAL CORP MEDIUM TERM NOTE	102,849
75,000	GENERAL ELECTRIC CAPITAL CORP MEDIUM TERM NOTE	108,537
75,000	GENERAL ELECTRIC CAPITAL CORP MEDIUM TERM NOTE	87,825
100,000	GENERAL ELECTRIC CAPITAL CORP MEDIUM TERM NOTE	129,261
50,000	GOLDMAN SACHS GROUP INC/THE MEDIUM TERM NOTE FIXED	57,935
125,000	GOLDMAN SACHS GROUP INC/THE MEDIUM TERM NOTE FIXED	142,065
175,000	GOLDMAN SACHS GROUP INC/THE NOTES FIXED 6.15%	199,114
170,000	GS MORTGAGE SECURITIES TRUST 2011-GC5 2011-GC5 A4	180,382
185,000	HCP INC CALLABLE MEDIUM TERM NOTE FIXED 6.3%	203,672
100,000	HEALTH CARE REIT INC CALLABLE NOTES FIXED 3.75%	101,967
125,000	HEALTH CARE REIT INC CALLABLE NOTES FIXED 6.125%	145,308
50,000	HEALTHCARE REALTY TRUST INC CALLABLE NOTES FIXED	56,081
120,000	HSBC HOLDINGS PLC NOTES FIXED 4.875% 14/JAN/2022	136,472
50,000	IUNITED DOMINION RLTY TR	51,272
100,000	JPMORGAN CHASE & CO FR CAP SECS 'U' 15/JAN/2087	82,194
75,000	JPMORGAN CHASE & CO NOTES FIXED 4.5% 24/JAN/2022	83,353
50,000	JPMORGAN CHASE BANK NA NOTES FIXED 6% 01/OCT/2017	56,244
100,000	LIBERTY PROP LP 53117CAJ1 5.125 02/MAR/2015	101,118
125,000	MORGAN STANLEY CALLABLE MEDIUM TERM NOTE FIXED	144,450
50,000	MORGAN STANLEY CALLABLE MEDIUM TERM NOTE FIXED	59,794
125,000	MORGAN STANLEY CALLABLE MEDIUM TERM NOTE FIXED	137,469
215,000	NAVIENT STUDENT LOAN TRUST 2014-1 2014-1 A3	214,024
50,000	NBCUNIVERSAL MEDIA LLC NOTES FIXED 5.15%	57,176
170,723	NCUA GTD NTS TRUST 2010-R1 FR MTG BDS 07/OCT/2020	171,817
248,064	NCUA GTD NTS TRUST 2011-R1 VAR MTG BDS 08/JAN/2020	249,539
226,030	NCUA GTD NTS TRUST 2011-R2 VAR MTG BDS 06/FEB/2020	226,902
136,695	NCUA GUARANTEED NOTES TRUST 2010-R2 2010-R2 1A	137,120
109,767	NCUA GUARANTEED NOTES TRUST 2010-R3 2010-R3 1A	110,865
95,815	NCUA GUARANTEED NOTES TRUST 2010-R3 II-A VARIABLE	96,784
183,550	NCUA GUARANTEED NOTES TRUST 2011-C1 II-A VARIABLE	184,731
31,000	NOBLE ENERGY INC CALLABLE NOTES FIXED 3.9%	30,820
125,000	NORTH SHORE-LONG ISLAND JEWISH HEALTH CARE INC	132,041
100,000	PANHANDLE EASTERN PIPE LINE CO LP CALLABLE NOTES	113,952
50,000	PROVINCE OF ONTARIO CANADA BOND FIXED 5.45%	53,619
125,000	PUBLIC SERVICE CO OF NEW MEXICO CALLABLE NOTES	138,343
22,000	ROHM & HAAS CO CALLABLE NOTES FIXED 6% 15/SEP/2017	24,720
150,000	ROYAL BANK OF SCOTLAND GROUP PLC NOTES FIXED 2.55%	152,596
20,664	SLM STUDENT LOAN TRUST	18,920
190,026	SLM STUDENT LOAN TRUST 2003-14 2003-14 A5 FLOATING	189,554
260,000	SLM STUDENT LOAN TRUST 2004-1 FLTG RATE NTS	254,804
220,000	SLM STUDENT LOAN TRUST 2005-4 A3 VAR 25/JAN/2027	214,637
130,000	SLM STUDENT LOAN TRUST 2006-2 A-6 VARIABLE	121,652
130,000	SLM STUDENT LOAN TRUST 2006-8 FR A/BKD 25/JAN/2041	121,040
32,648	SLM STUDENT LOAN TRUST 2007-6 2007-6 B FLOATING	30,161
35,000	SLM STUDENT LOAN TRUST 2008-2 2008-2 B FLOATING	32,543
35,000	SLM STUDENT LOAN TRUST 2008-3 2008-3 B FLOATING	32,737
35,000	SLM STUDENT LOAN TRUST 2008-4 2008-4 B FLOATING	35,425
35,000	SLM STUDENT LOAN TRUST 2008-5 2008-5 B FLOATING	36,027

35,000	SLM STUDENT LOAN TRUST 2008-6 2008-6 B FLOATING	35,334
35,000	SLM STUDENT LOAN TRUST 2008-7 2008-7 B FLOATING	35,283
35,000	SLM STUDENT LOAN TRUST 2008-8 2008-8 B FLOATING	37,088
35,000	SLM STUDENT LOAN TRUST 2008-9 2008-9 B FLOATING	37,069
113,589	SLM STUDENT LOAN TRUST 2012-3 2012-3 A FLOATING	113,801
75,000	SOUTHERN COPPER CORP CALLABLE NOTES FIXED 7.5%	86,781
100,000	SOUTHERN NATURAL GAS CO LLC CALLABLE NOTES FIXED	121,858
75,000	SOUTHERN POWER CO CALLABLE NOTES FIXED 4.875%	78,312
120,000	SUTTER HEALTH CALL/PUT BOND FIXED 2.286%	117,228
75,000	TELECOM ITALIA CAPITAL SA CALLABLE NOTES FIXED	86,069
100,000	TENNESSEE GAS PIPELINE CO LLC CALLABLE NOTES FIXED	131,773
30,000	TIME WARNER CABLE INC CALLABLE NOTES FIXED 5.5%	35,408
125,000	TUCSON ELECTRIC POWER CO CALLABLE NOTES FIXED	140,573
200,000	VENTAS REALTY LP / VENTAS CAPITAL CORP CALLABLE	201,688
75,000	VERIZON COMMUNICATIONS INC CALLABLE BOND FIXED	99,342
175,000	WALGREENS BOOTS ALLIANCE INC NOTES VARIABLE	175,141
100,000	WASTE MANAGEMENT INC CALLABLE NOTES FIXED 7%	133,852
75,000	WELLPOINT INC CALLABLE NOTES FIXED 7% 15/FEB/2019	90,358
200,000	WFRBS COMMERCIAL MORTGAGE TRUST 2011-C5 2011-C5 A4	212,434
	Total Corporate Debt Securities	$11,293,814

	Government Bonds
40,000	CALIFORNIA ST FOR PREVIOUS ISSUES SEE 13063A FOR	$50,363
55,000	CHICAGO ILL RFDG-PROJ-SER E 28/JAN/2009	59,553
85,000	HOUSTON TEX RFDG-PENSION OBLIG-A 08/JAN/2009	109,424
75,000	ILLINOIS (STATE OF) 4.421% BDS 01/JAN/2015 USD1000	76,658
100,000	ILLINOIS ST FOR ISSUES DTD PRIOR TO 07/01/2002 SEE	105,145
50,000	ILLINOIS ST FOR ISSUES DTD PRIOR TO 07/01/2002 SEE	52,359
80,000	NEW YORK N Y FOR PRIOR ISSUES SEE 64966G ETC FOR	91,946
40,000	NEW YORK ST URBAN DEV CORP REV TAXABLE-ST PERS	41,662
510,000	UNITED STATES OF AMERICA BOND FIXED 1.375%	590,818
175,000	UNITED STATES OF AMERICA BOND FIXED 3% 15/NOV/2044	184,596
2,015,000	UNITED STATES OF AMERICA BOND FIXED 3.125%	2,193,057
350,000	UNITED STATES OF AMERICA NOTES FIXED .125%	337,237
625,000	UNITED STATES OF AMERICA NOTES FIXED .25%	625,642
1,455,000	UNITED STATES OF AMERICA NOTES FIXED .5%	1,456,903
65,000	UNITED STATES OF AMERICA NOTES FIXED .5%	70,367
3,140,000	UNITED STATES OF AMERICA NOTES FIXED .5%	3,148,043
1,100,000	UNITED STATES OF AMERICA NOTES FIXED .875%	1,108,629
625,000	UNITED STATES OF AMERICA NOTES FIXED .875%	626,052
670,000	UNITED STATES OF AMERICA NOTES FIXED .875%	671,923
3,110,000	UNITED STATES OF AMERICA NOTES FIXED 1.5%	3,099,037
70,000	UNITED STATES OF AMERICA NOTES FIXED 1.625%	87,558
865,000	UNITED STATES OF AMERICA NOTES FIXED 2.125%	885,667
3,265,000	UNITED STATES OF AMERICA NOTES FIXED 2.25%	3,295,497
400,000	UNITED STATES OF AMERICA NOTES FIXED 2.375%	414,673
570,000	UNITED STATES OF AMERICA NOTES FIXED 3.5%	618,371
415,000	UNITED STATES TREAS NTS TIPS 0.125% 15/APR/2016	445,199
195,000	UNITED STATES TREAS NTS VAR 15/APR/2017	204,075
	Total Government Bonds	$20,650,454

	Mortgage Backed Securities
245,000	FEDERAL HOME LOAN BANKS DISCOUNT NOTES ZERO CPN	$244,994

1,085,000	FEDERAL HOME LOAN BANKS DISCOUNT NOTES ZERO CPN	1,084,985
295,000	FEDERAL HOME LOAN BANKS DISCOUNT NOTES ZERO CPN	294,992
2,235,000	FEDERAL HOME LOAN BANKS ZERO CPN 25/MAR/2011 USD	2,234,848
330,000	FEDERAL NATIONAL MORTGAGE ASSOCIATION NOTES FIXED	417,153
46,956	FHLMC MORTPASS ARM 01/APR/2037 1N PN# 1N1454	49,704
5,965	FHLMC MORTPASS ARM 01/SEP/2037 1G PN# 1G2201	6,376
215,000	FHLMC MULTIFAMILY STRUCTURED PASS THROUGH	239,052
60,000	FHLMC MULTIFAMILY STRUCTURED PASS THROUGH	65,664
808,575	FHLMC REMICS 3048 QJ 5% 15/OCT/2025	888,182
368,074	FHLMC REMICS 3197 DZ 5% 15/AUG/2036	394,715
20,804	FHLMC REMICS 3345 FP FLOATING 15/NOV/2036	20,837
25,894	FHLMC REMICS 3345 PF FLOATING 15/MAY/2036	25,929
192,377	FHLMCGLD MORTPASS 3.5% 01/APR/2044 G0 PN# G07848	201,593
149,593	FHLMCGLD MORTPASS 3.5% 01/DEC/2041 Q0 PN# Q05261	156,738
383,285	FHLMCGLD MORTPASS 4% 01/JAN/2043 U9 PN# U90791	414,716
118,772	FHLMCGLD MORTPASS 4.5% 01/JUN/2041 Q0 PN# Q01638	130,751
99,634	FHLMCGLD MORTPASS 5.5% 01/JAN/2038 G0 PN# G03696	111,951
87,784	FHLMCGLD MORTPASS 5.5% 01/NOV/2037 G0 PN# G03695	98,629
94,693	FHLMCGLD MORTPASS 6.5% 01/MAY/2034 P5 PN# P50216	104,604
278,625	FNMA MORTPASS 3% 01/MAY/2043 CL PN# AB9236	283,301
408,241	FNMA MORTPASS 3% 01/SEP/2033 CT PN# MA1561	422,684
184,339	FNMA MORTPASS 3.5% 01/SEP/2033 CT PN# MA1584	195,028
148,724	FNMA MORTPASS 3.584% 01/SEP/2020 XY PN# FN0000	159,888
155,609	FNMA MORTPASS 3.665% 01/OCT/2020 XY PN# AE0918	168,459
148,972	FNMA MORTPASS 3.763% 01/DEC/2020 XY PN# FN0001	161,173
257,536	FNMA MORTPASS 4% 01/AUG/2029 CT PN# MA0142	278,167
470,099	FNMA MORTPASS 4% 01/MAY/2043 CL PN# AT2733	509,635
75,865	FNMA MORTPASS 4.297% 01/JAN/2021 XY PN# FN0003	84,394
348,113	FNMA MORTPASS 4.5% 01/MAY/2048 CZ PN# 257280	376,240
221,984	FNMA MORTPASS 4.5% 01/SEP/2041 CL PN# MA0843	241,999
165,447	FNMA MORTPASS 5% 01/AUG/2047 CZ PN# 995963	180,592
172,985	FNMA MORTPASS 5% 01/MAR/2034 CL PN# 725205	192,350
118,940	FNMA MORTPASS 5% 01/SEP/2033 CL PN# 738567	132,294
52,948	FNMA MORTPASS 5.5% 01/JUN/2036 CL PN# 889745	59,864
51,854	FNMA MORTPASS 6.5% 01/AUG/2037 CL PN# 936879	59,334
742,470	FNMA REMICS 2004-97 ZH 4.5% 25/JAN/2035	789,115
145,877	GOVT NATIONAL MORTGAGE ASSOCN VAR MTG BDS	149,542
320,000	TBA FNMA SINGLE FAMILY 15YR 2.5 1/15	325,800
200,000	TBA FNMA SINGLE FAMILY 15YR 3 1/15	207,883
100,000	TBA FNMA SINGLE FAMILY 15YR 3.5 1/15	105,641
765,000	TBA FNMA SINGLE FAMILY 30YR 3 1/15	773,846
870,000	TBA FNMA SINGLE FAMILY 30YR 3.5 1/15	906,907
610,000	TBA FNMA SINGLE FAMILY 30YR 4 1/15	651,025
370,000	TBA FNMA SINGLE FAMILY 30YR 4.5 1/15	401,624
110,000	TBA GNMA2 SINGLE FAMILY 30YR 3 1/15	112,489
135,000	TBA GNMA2 SINGLE FAMILY 30YR 3.5 1/15	141,708
505,000	TBA GNMA2 SINGLE FAMILY 30YR 4 1/15	541,449
	Total Mortgage Backed Securities	$15,798,844

	Registered Investment Companies
1,544	ABERDEEN TOTAL RETURNBOND FUND CL A	$20,788
1,153	ADVISERS INVT TR JOHCM INTL SELECT FD CL I	21,430
4,937	ADVISORS EDGEWOOD GROWTH FD RETAIL CL	97,857
1,454	ADVISOR'S INNER CIRCLE CAMBIAR OPPORTUNITY FD INVT CL	36,676

1,055	ADVISORS INNER CIRCLE FD ACADIAN EMERGING MKTS INSTL CL	19,267
174	ADVISORS INNER CIRCLE FD CAMBIAR AGGR VALUE FD INV CL	2,913
2,055	ADVISORS INNER CIRCLE FD RICE HALL JAMES SMALL MID CAP	26,985
82	ADVISORS SER TR CHASE MID-CAP GROWTH FD CL A	3,420
182	AIM TAX EXEMPT FDS INVESCO TAX EXEMPT FDS MUNI INCOME FD	2,496
6,748	ALGER CAPITAL APPRECIATION INSTL PORTFOLIO	181,054
80	ALGER GROWTH OPPORTUNITIES FUND CL A	853
436	ALLIANCEBERNSTEIN CAP FD INC SMALL CAP GROWTH FUND CL I	20,550
906	ALLIANCEBERNSTEIN DISCOVERY GROWTH FUND INC CL I	8,441
14,843	ALLIANCEBERNSTEIN GLOBAL BOND FUND INC CL I	124,980
31,810	ALLIANCEBERNSTEIN HIGH INC FD INC ADVISOR CL	285,020
1,756	ALLIANCEBERNSTEIN INTL VALUE FUND ADVISOR CL	21,756
514	ALLIANZGI EMERGING MARKETS OPPORTUNITIES FD CL D	13,244
6,780	ALLIANZGI INCOME & GROWTH FD CL D	84,208
81	ALLIANZGI NFJ ALL CAP VALUE FD CL D	1,290
75	ALLIANZGI NFJ DIVIDEND VALUE FD CL D	1,293
1,011	ALLIANZGI NJF INTERNATIONAL VALUE FD CL A	21,598
160	ALLIANZGI NJF INTERNATIONAL VALUE FD CL D	3,410
818	ALLIANZGI NJF SMALL CAP VALUE FD CL D	21,934
290	ALLIANZGI TECHNOLOGY FD CL D	15,803
396	ALLIANZGI TECHNOLOGY FD INST CL	23,574
478	ALPHAMARK INVT TR SMALL CAP GROWTH FD	5,455
274	ALPINE EQUITY TR INTL REAL ESTATE EQI FD INST	6,078
305	ALPINE EQUITY TR RLTY INCOME & GROWTH FD INST	6,719
2,821	ALPINE SER TR DYNAMIC DIVIDEND FD INST CL	10,918
2,064	AMANA MUT FDS TR DEVELOPING WORLD FD	21,938
13,328	AMANA MUT FDS TR GROWTH FD	456,630
5,116	AMANA MUT FDS TR INCOME FD	238,612
1,995	AMERICAN BALANCED FD INC CL R-5	49,408
9,370	AMERICAN BALANCED FD INC CL R-6	231,992
525	AMERICAN BEACON BALANCED FD INVESTOR CL	7,745
413	AMERICAN BEACON EMERGING MKTS FD INVESTOR CL	4,221
2,638	AMERICAN BEACON FDS BRIDGEWAY LARGECAP VLE INV CL	62,696
795	AMERICAN BEACON FDS MID-CAP VALUE FD INVESTOR CL	11,746
161	AMERICAN BEACON INTL EQUITY FUND INVESTOR CL	2,939
10,939	AMERICAN BEACON LARGE CAP VALUE FUND INVESTOR CLASS	300,490
13,994	AMERICAN BEACON S&P 500 INDEX FD INVESTOR CL	388,183
830	AMERICAN CENTRY INVT TR HIGH YIELD FD CL A	4,878
5,844	AMERICAN CENTURY CAPITAL VALUE FD INVESTOR CLASS	53,997
916	AMERICAN CENTURY DIVERSIFIED BOND FUND INVESTOR CLASS	9,982
11,122	AMERICAN CENTURY EMERGING MARKETS INVESTOR CLASS	95,758
1,195	AMERICAN CENTURY EQUITY GROWTH INVESTOR CLASS	36,725
28,839	AMERICAN CENTURY EQUITY INCOME INVESTOR CLASS	252,343
14,580	AMERICAN CENTURY GLOBAL GOLD FUND INVESTOR CLASS	108,620
2,587	AMERICAN CENTURY HERITAGE FD INVESTOR CLASS	60,843
900	AMERICAN CENTURY HIGH YIELD BOND FUND INVESTOR CLASS	5,292
16,005	AMERICAN CENTURY INFLATION ADJUSTED BOND INVESTOR CLASS	185,974
199	AMERICAN CENTURY INTERNATIONAL BOND INVESTOR CL	2,612
6,268	AMERICAN CENTURY LEGACY LARGE CAP FUND INVESTOR CL	108,815
252	AMERICAN CENTURY ONE CHOICE VERY AGGRESSIVE INV CLASS	4,464
3,218	AMERICAN CENTURY PREMIUM MONEY MARKET FUND INVESTOR CL	3,218
171	AMERICAN CENTURY REAL ESTATE FUND INVESTOR CLASS	5,073
2,563	AMERICAN CENTURY UTILITIES FUND INVESTOR CLASS	46,269
1,753	AMERICAN CENTURY VALUE FUND INVESTOR CL	15,092

2,589	AMERICAN CENTY CAP PORTFOLIO INC GLOBAL REAL ESTATE FD INV	29,903
2,758	AMERICAN CENTY CAP PORTFOLIO MID CAP VALUE FD INV CL	45,373
1,302	AMERICAN CENTY EQI FD DISCIPLINED GWTH FD INV CL	24,763
7,991	AMERICAN CENTY SHRT DURATION INFLATION PROTCTN BD FD INV CL	79,826
7,642	AMERICAN FDS MONEY MKT FD CL A	7,642
243	AMERICAN HIGH INCOME TR CL R-5	2,611
595	AMERICAN MUTUAL FUND INC CL F1	22,018
13,678	AMG GW&K ENHANCED CORE BOND INV CL	139,789
104	AMG GW&K MUNICIPAL ENHANCED YIELD INV CL	1,059
236	AMG MANAGERS BRANDYWINE BLUE	8,358
531	AMG MANAGERS BRANDYWINE FUND	18,599
817	AMG MANAGERS GLOBAL INCOME OPPORTUNITY	16,072
11,955	AMG MANAGERS HIGH YIELD INV CL	93,729
7,822	AMG MANAGERS REAL ESTATE SECURITIES	94,486
1,494	AMG MANAGERS SKYLINE SPECIAL EQI	59,594
17,372	AMG MANAGERS TOTAL RETURN BD	180,143
426	AMG SOUTHERNSUN SMALL CAP INV CL	10,604
11,461	AMG SOUTHERNSUN U S EQI INV CL	150,144
8,519	AMG YACKTMAN FOCUSED SVC CL	220,462
8,322	AMG YACKTMAN FUND SVC CL	209,040
6,122	AQR FDS DIVERSIFIED ARBITRAGE FD CL I	62,134
4,717	AQR FDS DIVERSIFIED ARBITRAGE FD CL N	47,738
1,165	ARIEL APPRECIATION FUND-CL A	62,478
46	ARIEL FUND	3,281
1,173	ARTISAN FDS INC ARTISAN VALUE FUND	15,344
73	ARTISAN FDS INC GLOBAL EQUITY FD INV SHS	1,187
2,287	ARTISAN FDS INC GLOBAL OPPORTUNITIES FD INV CL	41,756
78	ARTISAN FDS INC GLOBAL VALUE FD INV SHS	1,205
9,748	ARTISAN FUNDS INC INTERNATIONAL FUND	292,040
275	ARTISAN FUNDS INC SMALL CAP FUND	8,077
99	ARTISAN GLOBAL SMALL CAP INV CL	1,047
1,129	ARTISAN INTERNATIONAL VALUE FUND INV SHS	38,628
1,785	ASTON FUNDS TAMRO DIVERSIFIED EQUITY FD CL N	31,887
1,068	ASTON/FAIRPOINTE MID CAP FUND CLASS N	43,464
7,764	ASTON/LMCG SMALL CAP GROWTH FUND CLASS N	111,961
3,915	AVE MARIA BOND FUND CL R	43,653
599	AVE MARIA GROWTH FUND	16,928
943	BAIRD AGGREGATE BOND FUND INV CL	10,509
491	BAIRD FDS INC CORE PLUS BD FD INV CL SHS	5,671
868	BAIRD FDS INC INTER MUN BD FD INV CL SHS	10,443
1,451	BAIRD FDS INC MIDCAP FD INV CL SHS	21,704
803	BARON ASSET FUND-SBI	51,195
1,417	BARON GROWTH FUND	102,429
63	BARON SELECT FDS BARON PARTNERS FD	2,324
8,750	BARON SELECT FDS EMERGING MARKETS FD RETAIL SHS	104,217
2,918	BARON SELECT FDS REAL ESTATE FD RETAIL SHS	75,626
9,698	BARON SMALL CAP FUND	323,042
1,427	BBH CORE SELECT FD CL N	32,388
514	BERWYN FDS INC INCOME FUND	6,995
828	BLACKROCK ENERGY & RESOURCES PORTFOLIO FUND CL A	20,259
506	BLACKROCK EQUITY DIVIDEND FUND CL A	12,593
5,508	BLACKROCK EQUITY DIVIDEND FUND SVC CL	136,989
65	BLACKROCK EUROFUND CL A	916
4,141	BLACKROCK FDS EMERGING MKT LONG/SHORT EQUITY FD INVS A	42,325

5	BLACKROCK FDS III S&P 500 STOCK FD INVS A SHS	1,254
1,980	BLACKROCK FDS INFLATION PROTECTED BD SVC	21,146
3,560	BLACKROCK FUNDS HIGH YIELD BD PORT SERVICE CL	28,055
1,028	BLACKROCK FUNDS-SMALL CAP GROWTH EQUITY PORTFOLIO INV A	15,379
422	BLACKROCK GLOBAL ALLOCATION FD INC CL C	7,664
44	BLACKROCK HEALTH SCIENCES OPPORTUNITIES PORTFOLIO CL A	2,155
6,599	BLACKROCK INTERNATIONAL INDEX FUND CL A	79,982
2,506	BLACKROCK LARGE CAP SER FDS INC LARGE CAP CORE FD INSTL CL	46,334
24	BLACKROCK LATIN AMER FD INC CL A	1,105
1,351	BLACKROCK MULTI-ASSET INCOME PORTFOLIO FD CL A	15,176
121	BLACKROCK NAT RES TR CL A	6,396
14,500	BLACKROCK STRATEGIC INCOME OPPORTUNITIES PORTFOLIO CL A	146,593
423	BMO FDS INC BMO LARGE CAP GROWTH FD CL Y	6,752
10,296	BOND FD AMER INC CL R-3	131,887
971	BOND FD AMER INC CL R-5	12,440
6,445	BRIDGEWAY FDS INC SMALL-CAP GROWTH FD CL N	122,970
3,572	BRIDGEWAY FUND INC AGGRESSIVE INVESTOR CL 1	212,150
809	BROADVIEW FDS TR OPPORTUNITY FUND	29,997
335	BROWN CAP MGMT MUT FDS BROWN CAP MGMT SMALL CO FD INV	24,044
3,003	BUFFALO FDS MID CAP FD	52,404
7,763	BUFFALO FLEXIBLE INCOME FUND INC	112,415
2,629	BUFFALO FUNDS BUFFALO DISCOVERY FUND	52,572
3,743	BUFFALO HIGH YIELD FUND INC	43,010
464	BUFFALO SMALL CAP FD INC	14,680
7,944	CALAMOS INVT TR NEW MARKET NEUTRAL INCOME FD CL A	102,949
981	CAPITAL INCOME BLDR FD CL R-5	58,460
3,036	CAPITAL INCOME BUILDER FD CL A	180,876
632	CAPITAL INCOME BUILDER FD CL F-1	37,664
816	CAPITAL WORLD BD FD CL R-5	16,203
970	CAPITAL WORLD GROWTH & INCOME FD INC CL R-5	44,723
118	CAPITAL WORLD GROWTH & INCOME FUND CLASS A	5,436
328	CAUSEWAY INTERNATIONAL VALUE FUND INVESTOR CLASS	4,820
40	CGM FOCUS FUND	1,625
257	CLEARBRIDGE AGGRESSIVE GROWTH FUND CLASS A	52,331
309	CLIPPER FUND INC	30,556
1,265	COHEN & STEERS REALTY SHARES INC	97,263
3,752	COLUMBIA ACORN TR INTL CL A	156,367
361	COLUMBIA ACORN TR INTL CL Z	15,066
1,404	COLUMBIA EMERGING MARKETS CL Z	13,900
2,738	COLUMBIA FDS SER TR I DIVIDEND INCOME CL A	51,867
1,738	COLUMBIA FDS SER TR I DIVIDEND INCOME CL Z	32,933
1,372	COLUMBIA FDS SER TR I MID CAP GROWTH FD CL Z	39,666
1,057	COLUMBIA FDS SER TR I SMALL CAP GROWTH FD I CL Z	27,359
7,755	COLUMBIA FDS SER TR II MASS FLTG RATE FD CL A	69,636
2,586	COLUMBIA FDS SER TR II MASS INCOME BUILDER FD CL A	30,590
345	COLUMBIA FDS SER TR INTL VALUE FD CL Z	4,762
322	COLUMBIA FDS SER TR MID CAP INDEX FD CL A	5,001
395	COLUMBIA FDS SER TR MID CAP VALUE FD CL A	6,721
271	COLUMBIA FDS SER TR SMALL CAP VALUE II FD CL A	4,716
769	COLUMBIA GLOBAL ENERGY AND NATURAL RESOURCES FUND CLASS Z	14,333
3,928	COLUMBIA SELECT LARGE CAP GROWTH CLASS Z	70,045
4,078	COLUMBIA VALUE AND RESTRUCTURING CLASS Z	188,621
140	CONESTOGA FDS SMALL CAP FD	4,734
451	CROFT FDS CORP CROFT-LEOMINSTER VALUE FD	10,824

763	CULLEN HIGH DIVIDEND EQUITY FUND	13,279
3,166	DAVIS NEW YORK VENTURE FUND INC-CL A	116,639
7,299	DAVIS NEW YORK VENTURE FUND INC-CL Y	272,770
32	DAVIS SERIES INC FINANCIAL FUND CL A	1,273
1,860	DELAWARE GROUP ADVISER FUNDS INC-U S GROWTH PORTF INSTL CL	50,770
1,387	DELAWARE GROUP GOVT FD INFLATION PROTECTED FD CL A	12,275
5,210	DELAWARE POOLED TRUST DIVERSIFIED INCOME FD INSTL CL	46,789
2,319	DEUTSCHE ALTERNATIVE ASSET ALLOCATION FUND A	21,658
5,563	DEUTSCHE GLOBAL INFRASTRUCTURE FUND C	82,782
34	DEUTSCHE LATIN AMERICA EQUITY FUND A	777
919	DEUTSCHE REAL ESTATE SECURITIES FUND A	21,713
1,047	DEUTSCHE SHORT DURATION FUND CL S	9,424
19,403	DEUTSCHE UNCONSTRAINED INCOME FUND A	91,776
5,633	DIAMOND HILL FDS SMALL CAP FD CL I SHS	186,121
5,456	DIAMOND HILL LONG-SHORT FUND CLASS A	130,232
1,786	DIAMOND HILL LONG-SHORT FUND CLASS I	43,247
474	DIREXION FDS MNTHLY LATIN AMER BULL 2X INV	9,603
23	DIREXION FDS MNTHLY SML CAP BULL 2X INV CL	1,121
239	DIREXION FDS MNTHY NASDQ 100 BULL 2X INV CL	13,008
177	DIREXION FDS MON 7 10 YR TREAS BEAR 2X FD	6,172
937	DIREXION FDS MONTHLY S&P 500 BEAR 2X FD NEW	28,375
1,513	DIREXION FDS MONTHLY S&P 500 BULL 2X FD INV	136,394
85	DODGE & COX BALANCED FUND	8,680
1,754	DODGE & COX FDS GLOBAL STK FD	20,749
12,439	DODGE & COX FUNDS INTERNATIONAL STOCK FUND	523,794
21,783	DODGE & COX INCOME FUND	300,176
1,707,925	DODGE & COX INTERNATIONAL STOCK FUND OPEN-END FUND	71,920,706
561	DODGE & COX STOCK FUND	101,568
450	DOUBLELINE FDS TR EMERGING MKTS INCOME FD CL N	4,644
2,676	DOUBLELINE FDS TR TOTAL RETURN BD FD CL N	29,352
905	DREYFUS APPRECIATION FUND INC	48,803
365	DREYFUS GLOBAL REAL ESTATE SECURITIES FD CLASS I	3,301
2,029	DREYFUS GREATER CHINA FD CL C	68,028
112	DREYFUS GREATER CHINA FD CL I	4,472
131	DREYFUS INTERNATIONAL BOND FUND CLASS C	2,085
1,301	DREYFUS INVT FDS BOSTON CO SML/MID CAP GRW CL A	21,748
4,626	DREYFUS MIDCAP INDEX FUND	173,954
586	DREYFUS OPPURTUNISTIC MIDCAP VALUE FUND CL A	23,116
138	DREYFUS S&P 500 INDEX FUND	7,146
518	DREYFUS/LAUREL FUNDS INC BOND MARKET INDEX FUND INV SHS	5,468
14,416	DRIEHAUS MUT FDS ACTIVE INCOME FUND	150,212
10,481	DRIEHAUS MUT FDS EMERGING MKTS GROWTH FD	310,671
117	EATON VANCE DIVIDEND BUILDER FD CL A	1,665
55	EATON VANCE GROWTH TRUST ASIAN SMALL COS FD-CL A	870
5,010	EATON VANCE HIGH INCOME OPPORTUNITIES FUND CLASS A	22,695
1,811	EATON VANCE LARGE CAP VALUE FUND CL A	33,922
6,508	EATON VANCE MUTUAL FDS TRUST GBL MACRO ABSOULTE RETURN CL R	63,774
122	EURO PAC GROWTH FD CL R-5	5,761
480	EURO PAC GROWTH FUND CL F1	22,535
241	EURO PACIFIC GROWTH FUND CLASS A	11,372
13,060	FAIRHOLME FUNDS INC COM	458,129
1,957	FEDERATED EQUITY FDS PRUDENT BEAR FD CL A SHS	4,383
232	FEDERATED EQUITY INCOME FD INC SHS CL R	5,529
9,976	FEDERATED HIGH YIELD TRUST SBI	66,941

463	FEDERATED PRUDENT DOLLARBEAR FUND CL A	4,696
16,813	FEDERATED STRATEGIC VALUE DIVIDEND FUND CL A	99,028
1,694	FEDERATED STRATEGIC VALUE DIVIDEND FUND INSTL	10,012
4,045	FIDELITY ADVISOR BIOTECHNOLOGY FUND INSTL CL	104,598
110	FIDELITY ADVISOR CONSUMER STAPLES FD CL A	10,648
351	FIDELITY ADVISOR EMERGING ASIA FD CL I	10,865
122	FIDELITY ADVISOR ENERGY CL I	4,422
160	FIDELITY ADVISOR FINANCIAL SERVICES FUND CL I	2,637
268	FIDELITY ADVISOR FREEDOM 2050 FD INSTL	2,908
444	FIDELITY ADVISOR GOLD FUND CL A	7,146
1,777	FIDELITY ADVISOR GOLD FUND CL I	29,217
878	FIDELITY ADVISOR HEALTH CARE FUND CL I	36,296
242	FIDELITY ADVISOR HIGH INCOME FUND CL I	2,420
135	FIDELITY ADVISOR INDUSTRIALS CL A	5,002
208	FIDELITY ADVISOR INDUSTRIALS CL I	8,022
2,332	FIDELITY ADVISOR NEW INSIGHTS FD CL I	63,315
1,710	FIDELITY ADVISOR SER VII BIOTECHNOLOGY FUND CL C	37,511
1,589	FIDELITY ADVISOR SMALL CAP VALUE FD CL	30,100
2,745	FIDELITY BALANCED FUND	62,499
3,831	FIDELITY BLUE CHIP GROWTH FUND	262,137
5,636	FIDELITY CANADA FUND	296,479
1,083	FIDELITY CAP APPRECIATION FUND	39,004
36,173	FIDELITY CAPITAL & INCOME FUND	350,154
1,047	FIDELITY CHINA REGION FUND	32,110
2,299	FIDELITY COMWLTH TR II MID CAP ENHANCED INDEX FD	31,195
890	FIDELITY COMWLTH TR II SMALL CAP ENHANCED INDEX FD	11,148
20,339	FIDELITY CONCORD STR SPARTAN U S EQI INDX FD ADVANTAGE CL	1,481,729
36,328	FIDELITY CONCORD STR SPARTAN US BD IDX FD FIDELITY INVST CL	426,496
443	FIDELITY CONSUMER FINANCE PORTFOLIO	6,242
7,569	FIDELITY CONTRAFUND	741,495
820	FIDELITY CONVERTIBLE SECS FD	26,426
202	FIDELITY DIVERSIFIED INTL FUND	6,956
499	FIDELITY EMERGING ASIA FUND	16,285
1,739	FIDELITY EMERGING MARKETS FD	42,270
122	FIDELITY EUROPE FUND	4,314
847	FIDELITY EXPORT AND MULTINTL FUND	18,046
2,672	FIDELITY FIXED INCOME TR CORP BD FD	30,620
6,971	FIDELITY FLOATING RATE HIGH INCOME FD	67,058
2,417	FIDELITY FOCUSED STOCK FUND	45,293
1,479	FIDELITY GNMA FUND	17,249
60	FIDELITY GROWTH & INCOME PORTFOLIO	1,818
171	FIDELITY GROWTH STRATEGIES	5,521
297	FIDELITY INTL DISCOVERY FUND	11,301
2,918	FIDELITY INTL GROWTH FD	31,515
15,973	FIDELITY INTL REAL ESTATE FD	161,809
228	FIDELITY INTL SMALL CAP OPPS FD	3,118
114	FIDELITY INVT TR ADVISOR CHINA REGION FD CL A	3,480
320	FIDELITY INVT TR GLOBAL COMMODITY STK FD	3,988
165	FIDELITY JAPAN FUND	1,803
208	FIDELITY JAPAN SMALL COMPANIES FUND	2,555
619	FIDELITY LARGE CAP STOCK FUND	17,496
1,912	FIDELITY LATIN AMERICA FUND	45,485
6,073	FIDELITY LEVERAGED COMPANY STOCK FUND	275,245
4,630	FIDELITY LOW PRICED STOCK FUND	232,654

4,483	FIDELITY MEGA CAP STOCK FUND	73,974
10,400	FIDELITY MID CAP STOCK FUND	399,254
4,466	FIDELITY MID CAP VALUE FUND	109,961
985	FIDELITY NASDAQ COMPOSITE INDEX FD	61,382
10,243	FIDELITY NEW MARKETS INCOME INCOME FUND	156,303
3,348	FIDELITY NEW MILLENNIUM FUND	129,742
147	FIDELITY NORDIC FUND	6,273
613	FIDELITY OTC PORTFOLIO	48,753
388	FIDELITY OVERSEAS FUND	14,805
782	FIDELITY PACIFIC BASIN FUND	20,398
8,236	FIDELITY PURITAN FUND	176,999
8,836	FIDELITY REAL ESTATE INCOME FD	103,112
4,242	FIDELITY REAL ESTATE INVSTMT PORTFOLIO	173,288
1,378	FIDELITY SECS FD REAL ESTATE INCOME FD CL A	16,007
1,303	FIDELITY SELECT AIR TRANSPORTATION PORTFOLIO	97,221
7,130	FIDELITY SELECT BANKING PORT	191,576
4,629	FIDELITY SELECT BIOTECH PORTFOLIO	1,024,213
616	FIDELITY SELECT BROKERAGE & INVT MGMT PORTFOLIO	46,518
2,138	FIDELITY SELECT CHEMICAL PORTFOLIO	313,703
122	FIDELITY SELECT CONSTRUCTION & HOUSING PORTFOLIO	6,836
772	FIDELITY SELECT CONSUMER STAPLES	75,414
1,092	FIDELITY SELECT DEFENSE & AEROSPACE PORTFOLIO	128,615
2,118	FIDELITY SELECT ELECTRONICS PORTFOLIO	179,528
3,679	FIDELITY SELECT ENERGY PORT	164,859
354	FIDELITY SELECT ENERGY SERV PORTFOLIO	19,897
244	FIDELITY SELECT FINANCIAL SERVICES PORTFOLIO	21,710
2,436	FIDELITY SELECT GOLD PORT	40,045
2,095	FIDELITY SELECT HEALTH CARE PORTFOLIO	456,080
3,663	FIDELITY SELECT INDUSTRIAL EQUIPMENT PORTFOLIO	137,715
700	FIDELITY SELECT INDUSTRIALS	22,245
165	FIDELITY SELECT INSURANCE PORTFOLIO	11,144
526	FIDELITY SELECT IT SERVICES	19,322
437	FIDELITY SELECT LEISURE PORT	57,979
2,860	FIDELITY SELECT MATERIALS	220,335
856	FIDELITY SELECT MEDICAL EQUIPMENT AND SYSTEMS	33,243
351	FIDELITY SELECT MULTIMEDIA PORTFOLIO	28,180
3,650	FIDELITY SELECT NATURAL GAS PORTFOLIO	118,137
897	FIDELITY SELECT NATURAL RESOURCES PORTFOLIO	27,290
5,661	FIDELITY SELECT PHARMACEUTICALS PORT	121,027
240	FIDELITY SELECT RETAILING PORTFOLIO	21,607
631	FIDELITY SELECT SOFTWARE & COMPUTER SVCS	73,176
1,813	FIDELITY SELECT TECHNOLOGY PORTFOLIO	207,527
814	FIDELITY SELECT TRANSPORT PORTFOLIO	78,365
266	FIDELITY SELECT UTILITIES PORTFOLIO	19,972
151	FIDELITY SELECT WIRELESS	1,375
597	FIDELITY SHORT TERM BOND FD	5,125
6,388	FIDELITY SMALL CAP DISCOVERY FD	192,202
2,157	FIDELITY SMALL CAP GROWTH FD	39,718
1,948	FIDELITY SMALL CAP VALUE FD	36,879
5,836	FIDELITY SPARTAN 500 INDEX INVESTOR CLASS	425,118
427	FIDELITY SPARTAN EXTENDED MKT INDEX FD INVESTOR CLASS	23,561
6,465	FIDELITY SPARTAN INTERNL INDEX FD INVESTOR CLASS	240,644
3,764	FIDELITY SPARTAN INTERNL MKT INDEX FD ADVANTAGE CL	140,082
10,697	FIDELITY SPARTAN LONG-TERM TREAS BD INDEX INV CL	142,486

1,347	FIDELITY SPARTAN TOTAL MKT INDEX FD ADV CL	80,635
1,820	FIDELITY STRATEGIC DIV & INC FD	26,656
911	FIDELITY STRATEGIC INCOME FD	9,734
2,291	FIDELITY TELECOM AND UTILITIES FUND	55,289
938	FIDELITY TOTAL BOND FUND	10,016
599	FIDELITY VALUE FUND	67,892
947	FIDELITY WORLDWIDE FUND	21,122
7,565	FINANCIAL INVS TR LISTED PRIVATE EQUITY FD CL A	49,855
614	FINANCIAL INVS TR VULCAN VALUE PARTNERS FD	11,993
373	FIRST EAGLE FUND OF AMERICA CLASS Y	14,156
5,605	FIRST EAGLE GOLD FUND CL A	79,362
1,759	FIRST EAGLE OVERSEAS FUND CL C	37,194
832	FMI FDS INC COM STK FD	22,597
19,169	FMI FUNDS INC LARGE CAP FUND	406,772
4,545	FORUM ABSOLUTE STRATEGIES FD CL R	49,727
3,577	FORUM FDS ABSOLUTE STRATEGIES FD INSTL	39,671
1,080	FORUM FDS MERK ABSOLUTE RETURN CURRENC	10,085
1,070	FORUM FDS MERK ASIAN CURRENCY FD INV SHS	10,035
933	FORUM FDS MERK HARD CURRENCY FD INVS SHS	9,733
6,764	FORWARD EM CORPORATE DEBT FUND INVESTOR CL	59,255
3,206	FORWARD EMERGING MARKETS FUND INVESTOR CLASS	32,834
1,046	FORWARD SMALL CAP EQUITY FUND INVESTOR CLASS	23,357
4,882	FPA FDS TR FPA CRESCENT PORTFOLIO INSTL	164,716
201	FRANKLIN BIOTECHNOLOGY DISCOVERY FUND-CL A	33,939
32,417	FRANKLIN INCOME FDS SER CL C	78,772
32,155	FRANKLIN INCOME SERIES CL A	77,171
308	FRANKLIN MODERATE ALLOCATION FD CL A	4,843
2,599	FRANKLIN MUTUAL BEACON FUND CL C	42,521
568	FRANKLIN MUTUAL FINANCIAL SERVICES FUND CL A	10,486
1,548	FRANKLIN MUTUAL FINANCIAL SERVICES FUND CL C	28,498
267	FRANKLIN RISING DIVS FD CL A	13,908
2,118	FRANKLIN STRATEGIC SER SMALL CAP GROWTH FD CL R	37,358
79	FRANKLIN TEMPLETON FDS GOLD & PRECIOUS METALS FD CL C	1,056
4,978	FRANKLIN TEMPLETON FUND STRATEGIC SER INCOME FUND CL-C	49,776
560	FRANKLIN TEMPLETON FUNDS GOLD & PRECIOUS METALS FD CL A	7,948
855	FRANKLIN TEMPLETON FUNDS UTILITIES SERIES CL A	15,168
504	FUNDAMENTAL INVESTORS INC CLASS A	26,242
494	FUNDAMENTAL INVS INC CL F1	25,682
2,079	FUNDAMENTAL INVS INC CL R-5	108,279
192	FUNDX INVT TR FUNDX CONSERVATIVE UPGRADER FD	7,987
328	FUNDX INVT TR FUNDX FLEXIBLE INCOME FD	9,980
1,774	GABELLI EQUITY SERIES FUNDS INC-EQUITY INCOME FUND	51,578
474	GABELLI EQUITY SERIES FUNDS INC-SMALL CAPITAL GROWTH FUND	23,269
1,003	GABELLI FOCUS FIVE FUND CL AAA	14,378
10,876	GABELLI UTILS FD CL AAA SHS	57,098
527	GAMCO GLOBAL SER FDS INC TELECOMMUNICATIONS FD CL AAA	12,457
4,768	GAMCO GOLD FUND INC CL AAA	50,395
3,524	GLENMEDE FD INC LARGE CAP 100 PORT	76,571
1,390	GLENMEDE FD INC LARGE CAP GROWTH PORT	32,619
2,568	GLENMEDE FUND GLENMEDE SMALL CAP EQUITY A	66,572
511	GOLDMAN SACHS COMMODITY STRATEGY FUND CLASS A	1,988
12,234	GOLDMAN SACHS GROWTH STRATEGY PORTFOLIO-CL A	157,939
1,679	GOLDMAN SACHS INTERNATIONAL SMALL CAP INSIGHTS FUND CL A	16,224
12,415	GOLDMAN SACHS STRATEGIC INCOME FUND CL A	127,624

2,122	GOODHAVEN FUND	50,408
214	GRANDEUR PEAK EMRGNG MRKTS OPPORTUNITIES FD INV CL	2,262
7,295	GRANDEUR PEAK GLOBAL OPPORTUNITIES INV	23,199
2,803	GREENSPRING FUND INC	69,518
4,216	GROWTH FD AMER INC CL R-5	179,746
5,213	GROWTH FUND AMER INC CL F1	221,237
570	GROWTH FUND AMERICA INC CLASS A	24,317
11,730	GUINNESS ATKINSON FDS ALTERNATIVE ENERGY FD	40,117
748	GUINNESS ATKINSON FDS ASIA PACIFIC DIV BUILDER FUND	10,343
3,624	GUINNESS ATKINSON GLOBAL ENERGY FUND	93,240
196	HANCOCK HORIZON FAMILY FDS BURKENROAD FD CL A	11,015
1,363	HANCOCK HORIZON FAMILY FDS BURKENROAD FD CL D	74,501
2,842	HARBOR CAPITAL APPRECIATION FUND INVESTOR CLASS	162,893
16,709	HARBOR FD REAL RETURN FD INSTL CL	155,557
2,100	HARBOR HIGH YIELD BOND FUND INSTITUTIONAL CLASS	21,569
7,950	HARBOR HIGH YIELD BOND FUND INVESTOR CLASS	81,803
1,161	HARBOR INTERNATIONAL FUND INSTITUTIONAL	75,183
5,359	HARBOR INTERNATIONAL FUND INVESTOR CLASS	343,860
7,264	HARBOR INTERNATIONAL GROWTH FUND INSTITUTIONAL	88,915
247	HARDING LOEVNER EMERGING MARKETS PORTFOLIO ADVISOR CL	11,268
8,760	HARDING LOEVNER FDS INC FRONTIER EMRG MKTS PORT INV CL	77,442
7,920	HARDING LOEVNER FDS INC INTL EQUITY PORT INVS CL	138,996
4,002	HARDING LOEVNER FDS INC INTL SMLL COS PORTFLIO INV CL	52,226
5,049	HARDING LOEVNER FUNDS INC INTL EQUITY PORTFOLIO INSTL CL	88,663
1,351	HARTFORD MUTUAL FUNDS INC CAP APPREC FUND CL C	41,574
463	HARTFORD MUTUAL FUNDS INC CAPITAL APPRECIATION FUND CL A	17,164
137	HARTFORD MUTUAL FUNDS INC CAPITAL APPRECIATION FUND CL B	4,160
1,376	HEARTLAND GROUP INC VALUE PLUS FUND	43,566
3,795	HEARTLAND SELECT VALUE FUND	118,868
31	HENDERSON GLOBAL FDS EUROPEAN FOCUS FD CL I SHS	1,035
3,032	HENNESSY CORNERSTONE MID CAP 30 FUND INVESTOR CLASS SHARES	56,704
959	HENNESSY FDS TR CORNERSTONE LARGE GRWTH FD INVT CL	12,818
268	HENNESSY FOCUS FUND INVESTOR CLASS SHARES	18,075
8,116	HENNESSY GAS UTILITY INDEX FUND INVESTOR CLASS	247,622
1,097	HENNESSY JAPAN FUND INVESTOR CLASS SHARES	23,034
1,014	HENNESSY JAPAN SMALL CAP FUND INVESTOR CLASS SHARES	9,588
723	HENNESSY LARGE CAP FINANCIAL FUND INVESTOR CLASS	14,199
1,070	HENNESSY MUT FDS INC CORNERSTONE VALUE FD INVT CL	19,476
541	HENNESSY SMALL CAP FINANCIAL FUND INVESTOR CLASS	11,474
1,468	HOMESTEAD FDS INC SMALL CO STK FD	57,669
301	HOTCHKIS & WILEY FUNDS MID CAP VALUE FD CL A	12,234
2,935	HUSSMAN INVESTMENT TRUST STRATEGIC TOTAL RETURN FUND	32,959
10,163	HUSSMAN INVT TR STRATEGIC GROWTH FUND	91,262
3,224	HUSSMAN INVT TR STRATEGIC INTL EQUITY FD	28,856
7,795	ICON FUNDS ENERGY FUND	110,616
175	ICON FUNDS FINANCIAL FUND	1,467
2,544	ICON FUNDS ICON MATERIALS FUND	37,322
120	ICON FUNDS LEISURE & CONSUMER STAPLES FD	1,111
397	ICON UTILITIES FUND CL S	3,516
7,237	INCOME FUND OF AMERICA INC CLASS A	156,166
905	INTEGRITY FD WILLISTON BASIN/MID NORTH AMER CL A	5,249
212	INTERNATIONAL GROWTH & INC FD INC CL A SHS	6,742
2,400	INTERNATIONAL GROWTH & INC FD INC CL F-1 SHS	76,362
11,908	INVESCO AMERICAN FRANCHISE FUND CLASS C	189,224

44	INVESCO CHINA FUND CL A	884
3,708	INVESCO COMSTOCK FUND CLASS C	94,640
2,299	INVESCO DIVERSIFIED DIVIDEND FD INV CL	42,078
201	INVESCO ENERGY FUND CLASS A	6,569
667	INVESCO ENERGY FUND CLASS INVESTOR	21,738
149	INVESCO EUROPEAN GROWTH FUND CLASS INVESTOR	5,143
70	INVESCO GLOBAL HEALTH CARE FD CL Y	3,051
4,624	INVESCO GOLD & PRECIOUS METALS FD CL Y	17,803
98	INVESCO GOLD & PRECIOUS METALS FUND CL C	377
7,131	INVESCO INTERNATIONAL CORE EQUITY FD INVST CL	77,016
758	INVESCO MID CAP CORE EQUITY FD CL Y	18,000
257	INVESCO MID CAP CORE EQUITY FUND CL A	6,056
711	INVESTMENT CO AMER CL R-6	26,372
4,078	IVA FIDUCIARY TR IVA INTL FD CL A	66,965
6,029	IVA FIDUCIARY TR IVA INTL FD CL I	99,053
349	IVA FIDUCIARY TR IVA WORLDWIDE FD CL A	6,090
327	IVY ASSET STRATEGY FD CL C	8,020
7,253	IVY ASSET STRATEGY I	186,699
25,587	IVY FDS INC HIGH INCOME FD CL A	206,485
714	IVY FDS INC SCI & TECHNOLOGY FD CL I	41,187
20	IVY FDS INC SCIENCE & TECH FD CL A	1,041
71	IVY FDS INC SCIENCE & TECH FD CL Y	3,983
51	IVY GLOBAL NATURAL RESOURCES FUND-CL B	699
2,632	JAMES ADVANTAGE FDS BALANCED GOLDEN RAINBOW FUND	64,871
484	JAMES ADVANTAGE FDS SMALL CAP FUND	16,315
3,489	JANUS CONTRARIAN FUND CLASS T SHARES	77,038
393	JANUS GLOBAL SELECT FUND CLASS R SHARES	5,255
2,985	JANUS GLOBAL SELECT FUND CLASS T SHARES	40,113
930	JANUS INVESTMENT FUND FLEXIBLE BOND FUND CLASS T	9,814
1,555	JANUS INVESTMENT FUND GLOBAL LIFE SCIENCES FD CL T	81,654
14,379	JANUS INVESTMENT FUND SHORT TERM BOND FUND CL T	43,713
491	JANUS INVT FD GLOBAL REAL ESTATE FD CL T	5,541
135	JANUS INVT FD INTECH U S MANAGED VOLATILITY FD II CL T	2,900
180	JANUS INVT FD PERKINS MID CAP VALUE FD CL S	3,623
510	JANUS OVERSEAS FUND CLASS T SHARES	16,052
4,619	JANUS TRITON FUND CLASS T SHARES	108,275
2,196	JENSEN PORTFOLIO INC JENSEN QUALITY GROWTH FD	88,186
7,178	JOHN HANCOCK FDS II GBL ABSOLUTE RET STRATEGIES A	78,385
3,785	JOHN HANCOCK FDS III DISCIPLINED VALUE FD CL A	73,843
1,167	JOHN HANCOCK REGIONAL BANK FUND-CL A	21,839
732	JP MORGAN GROWTH ADVANTAGE FD CL A	10,484
415	JPMORGAN TR I EMERGING ECONOMIES FD CL A	5,050
1,616	JPMORGAN TR I INCOME BLDR FD CL A	16,454
7,253	JPMORGAN TR I INCOME BLDR FD SELECT CL	73,913
3,757	JPMORGAN TR I INTL VALUE FD CL A	48,988
150	JPMORGAN TR I MID CAP EQUITY FD CL A	6,697
440	JPMORGAN TR I SMARTRETIREMENT INCOME FD CL A	7,704
7,467	JPMORGAN TR I STRATEGIC INCM OPPTYS FD CL A	87,291
64	JPMORGAN TR I U S SMALL CO FD CL C	1,017
767	JPMORGAN TR I VALUE ADVANTAGE FD CL A	22,744
18,503	JPMORGAN TR II CORE BD FD CL A	217,591
1,451	JPMORGAN TR II EQUITY INCOME FD CL A	20,398
17,719	JPMORGAN TR II EQUITY INCOME FD CL C	245,943
10,748	JPMORGAN TR II HIGH YIELD FD CL A	81,150

642	JPMORGAN TR II LARGE CAP GROWTH FD CL A	22,177
512,257	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	512,265
538,867	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	538,881
917,102	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	917,117
924,018	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	924,032
977,629	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	977,636
1,350,926	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	1,350,945
2,665,784	JPMORGAN US GOVT MMKT - PREMIER SHR FUND 1086	2,665,819
1,998	KEELEY SMALL CAP VALUE FD CL A	76,554
377	KINETICS PARADIGM FUND INV CL	12,844
2,096	LAUDUS TRUST LAUDUS U S LARGE CAP GROWTH FD	34,831
7,515	LAZARD EMERGING MARKETS PORT OPEN SHS	132,646
4,498	LAZARD FDS INC INTL STRATEGIC EQI PORT OPEN	62,169
1,553	LAZARD FDS INC US REALTY INCOME EQUITY PORTFOLIO OPEN	13,048
281	LAZARD INTERNATIONAL SMALL CAPITALIZATION PORT OPEN SHS	2,821
1,736	LEUTHOLD CORE INVESTMENT FUND	32,062
6,514	LEUTHOLD FUNDS INC GRIZZLY SHORT FUND	46,188
141	LITMAN GREGORY FDS TR MASTERS INTL FD INV CL	2,421
312	LOCORR INVT TR MANAGED FUTURES STRATEGY FD C	2,586
63,810	LOOMIS SAYLES BOND FUND RETAIL CLASS	941,839
4,570	LOOMIS SAYLES FDS II STRATEGIC INCOME FD CL A	74,446
11,059	LOOMIS SAYLES GLOBAL BOND FUND RETAIL CLASS	171,088
5,624	LORD ABBETT INVT TR FLTG RATE FD CL A	51,512
3,704	LORD ABBETT MULTI ASSET GROWTH FUND CL A	65,111
104,201	LORD ABBETT SHORT DURATION INCOME FUND CL I	463,696
57	LORD ASSET MANAGEMENT TRUST THOMAS WHITE INTL FUND	909
182	MADISON FDS DIVID INCOME FD CL Y	4,116
291	MADISON FDS INVS FD CL Y	6,090
650	MADISON FDS MID CAP FD CL Y	5,618
76	MAINGATE MLP FD CL I	1,019
1,201	MAINSTAY MARKETFIELD FUND CL A	19,405
981	MAINSTAY MARKETFIELD FUND CL I	15,936
29	MAIRS & PWR FDS TR GROWTH FD	3,406
467	MANAGED PORTFOLIO SER MUHLENKAMP FD	27,799
448	MANAGED PORTFOLIO SER TORTOISE MLP & PIPELINE FD C	7,291
3,825	MANNING AND NAPIER FUND INC NEW EQUITY SERIES	65,140
5,306	MARSICO 21ST CENTURY FUND	114,339
1,776	MARSICO FOCUS FUND	35,420
5,768	MARSICO GROWTH FD	122,972
2,035	MARSICO INVT FD FLEXIBLE CAP FD	35,392
1,764	MARSICO INVT FD INTL OPPORTUNITIES FD	26,741
6,155	MATTHEW 25 FD INC	192,338
8,852	MATTHEWS ASIA DIVIDEND FUND	135,078
3,062	MATTHEWS ASIA SCIENCE AND TECHNOLOGY FUND	41,678
1,316	MATTHEWS ASIAN FDS ASIA SMALL COS FD	28,242
2,739	MATTHEWS ASIAN GROWTH & INCOME FUND	49,330
1,505	MATTHEWS CHINA FUND	32,305
6,624	MATTHEWS INDIA FUND	175,278
346	MATTHEWS JAPAN FUND	5,436
3,286	MATTHEWS KOREA FUND	18,566
3,073	MATTHEWS PACIFIC TIGER FUND	81,646
7,623	MEEDER FDS MUIRFIELD FD	53,593
244	MERGER FUND-SBI	3,807
2,000	MERIDIAN CONTRARIAN FUND	77,575

63,516	METROPOLITAN WEST FDS TOTAL RETURN BOND FUND	692,957
5,457	METROPOLITAN WEST FUNDS HIGH YIELD BOND FUND CLASS M	52,990
8,383	METROPOLITAN WEST LOW DURATION BOND FUND	73,769
144	MFS GROWTH FUND CL I	10,309
358	MFS SER TR I VALUE FUND CL I	12,561
590	MFS SER TR V INTL NEW DISCOVERY FD CL A	16,058
66	MFS SER TR X INTERNATIONAL DIVERSIFICATION FUND CL I	1,036
304	MFS SER TR X INTL DIVERSIFICATION FD CL A	4,743
471	MFS SER TR X INTL VALUE FD CL A	15,570
1,917	MFS SERS TRUST VI UTILITIES FD CL I	41,381
1,281	MFS SERS TRUST X FOREIGN & COLONIAL INTL GROWTH FD CL I	36,870
53	MORGAN STANLEY EUROPEAN EQUITY FUND CL A	926
1,535	MORGAN STANLEY INSTL FD INC GROWTH PORTFOLIO CL A	58,283
362	MORGAN STANLEY INSTL FD INC SMALL CO GROWTH PORTFOLIO CL L	5,291
430,632	MORGAN TR I 100% U S TREAS SECS MNY MKTCL MORGAN SHARE CL	430,632
1,304	MORGAN TR I PRIME MONEY MKT FD MORGAN CL SECURITY SYMBOL IS V MVXX	1,304
832,029	MORGAN TR II U S GOVT MONEY MKT FD MORGAN	832,029
2,595	MOTLEY FOOL FDS TR GREAT AMERICA FD	49,645
2,200	MOTLEY FOOL FDS TR MOTLEY FOOL INDEPENDENCE FD	44,431
1,852	MUTUAL FD SER TR EVENTIDE GILEAD FD RETAIL CL	48,924
346	NATIONWIDE MUT FDS NEW HIGHMARK VALUE FD CL C	4,706
5,559	NATIXIS LOOMIS SAYLES CORE PLUS BD FD CL A	72,496
730	NEEDHAM AGGRESSIVE GROWTH FD	17,194
2,813	NEUBERGER & BERMAN EQUITY FDS EQUITY INCOME FD CL A	35,299
43,980	NEUBERGER BERMAN ALTRNTIVE FDS ABSOL RTNMUL A	472,341
720	NEUBERGER BERMAN EQUITY FDS REAL ESTATE FD TR CL	10,583
1,482	NEUBERGER BERMAN GENESIS FD INVESTOR CLASS	53,969
776	NEUBERGER BERMAN GENESIS FUND TRUST CLASS	45,979
3,433	NEUBERGER BERMAN INTERNATINL EQUITY FUND INVESTOR CLASS	68,652
140	NEUBERGER BERMAN LARGE CAP VALUE FUND INVESTOR	4,253
871	NEUBERGER BERMAN STRATEGIC INCOME FD TR CL	9,693
625	NEW PERSPECTIVE FD INC CL F-2 SHS	22,621
4,629	NEW PERSPECTIVE FUND INC CL A	167,936
392	NEW WORLD FD INC CLASS R-5	21,008
82	NEW WORLD FUND INC NEW	4,385
781	NICHOLAS FUND INC	53,358
1,555	NORTHERN EQUITY INDEX FDS MID CAP INDEX FD	27,225
1,113	NORTHERN FDS EMERGING MKTS EQUITY INDEX FD	11,811
468	NORTHERN FUNDS INCOME EQUITY FUND	5,877
271	NORTHERN LTS FD TR EAGLE MLP STRATEGY FD CL I SHS	3,471
126,988	NORTHERN LTS FD TR PAC FINL CORE EQUITY FD INV CL	1,180,987
94,908	NORTHERN LTS FD TR PAC FINL EXPLORER FD INV CL	926,301
76,266	NORTHERN LTS FD TR PAC FINL INTL FD INV CL	417,936
105,439	NORTHERN LTS FD TR PAC FINL STRTG CONSRVT INV CL	997,453
41,814	NORTHERN LTS FD TR PAC FINL TACTICAL FD INV CL	400,578
6,024	NUVEEN INVT FDS INC SHORT TERM BD FD CL A	59,761
1,405	OAKMARK EQUITY & INCOME FUND	44,831
414	OAKMARK FUND	27,504
1,974	OAKMARK GLOBAL FUND	57,586
10,511	OAKMARK GLOBAL SELECT FUND	168,393
11,109	OAKMARK INTERNATIONAL FUND	259,294
2,935	OAKMARK INTERNATIONAL FUND CL II	68,884
3,820	OAKMARK INTERNATIONAL SMALL CAP FUND	56,505
10,636	OAKMARK SELECT FUND	433,828

310	OBERWEIS CHINA OPPTYS FD	4,269
126	OBERWEIS FDS INTL OPPTYS FD	2,347
175	OBERWEIS MICRO-CAP PORTFOLIO	2,989
154	OBERWEIS SMALL-CAP OPPORTUNITIES FUND	2,208
1,991	OCM MUT FD GOLD FD ADVISOR CL	19,616
737	OPPENHEIMER COMMODITY STRATEGY TOTAL RETURN FD CL A	1,701
714	OPPENHEIMER DEVELOPING MARKETS FUND-CL A	25,368
4,136	OPPENHEIMER DEVELOPING MKTS FDS CL Y	145,000
916	OPPENHEIMER DEVELOPING MKTS FUNDS CL R	31,296
307	OPPENHEIMER INTERNATIONAL GROWTH FUND-CL A	10,839
2,225	OPPENHEIMER INTL BD FD CL R	13,127
4,457	OPPENHEIMER INTL BD FD CLASS Y	26,338
509	OPPENHEIMER REAL ESTATE FD CL A SHS	14,581
601	OPPENHEIMER STEELPATH MLP ALPHA FUND A	7,425
4,055	OPPENHEIMER STEELPATH MLP SELECT 40 FUND A	49,427
21,356	PARNASSUS CORE EQUITY FUND INVESTOR SHARES	868,979
282	PAX WORLD GLOBAL ENVIRONMENTAL MRKT FD INV CL	3,460
10,481	PAX WORLD HIGH YIELD BOND FD INDIVIDUAL INVESTOR CLASS	73,681
2,192	PEAR TREE FDS PEAR TREE POLARIS FOREIGN VLE FD ORD SHS	38,602
1,433	PERKINS GLOBAL VALUE FUND CL T	19,974
5,832	PERKINS MID CAP VALUE FD CLASS T SHS	116,940
7,018	PERMANENT PORTFOLIO FUND INC	277,712
820	PERRITT ULTRA MICROCAP FUND	12,158
2,467	PFS FDS WIRELESS FD	18,702
7,729	PIMCO ALL ASSET ALL AUTHORITY P	70,644
3,819	PIMCO ALL ASSET FUND INSTITUTIONAL CLASS	44,300
770	PIMCO COMMODITY REAL RETURN STRAT P	3,440
16,977	PIMCO COMMODITY REAL RETURN STRATEGY CLASS D	74,866
21,947	PIMCO COMMODITY REAL RETURN STRATEGY FUND INSTITUTIONAL CL	98,322
2,743	PIMCO EQUITY SER DIVID & INC BUILDER FD CL D	33,795
1,615	PIMCO FDS ALL ASSET ALL AUTH FD INSTL CL	14,744
1,541	PIMCO FDS COMMODITIES PLUS STRATEGY FD CL D	11,760
1,106	PIMCO FDS EMERGING MKTS CURR FDS CL D	10,241
691	PIMCO FDS EMERGING MKTS CURR FDS INST CL	6,399
2,071	PIMCO FDS FUNDAMENTAL INDEXPLUS AR FD CLASS A	13,212
9,363	PIMCO FDS FUNDAMENTAL INDEXPLUS AR FD CLASS D	59,548
868	PIMCO FDS LONG DURATION TOTAL RET FD INSTL CL	10,415
13,826	PIMCO FDS PAC INVT MGMT SER ALL ASSET ALL AUTH FD CL D	125,819
14,167	PIMCO FDS PAC INVT MGMT SER GLOBAL BD FD II INSTL CL	146,909
18,816	PIMCO FDS PAC INVT MGMT SER LOW DURATION FD CL D	188,912
477	PIMCO FDS PAC INVT MGMT SER REAL ESTATE REAL RET STR CL C	1,527
19,427	PIMCO FDS PAC INVT MGMT SER REAL RETURN FD-CL D	212,144
123	PIMCO FDS PAC INVT MGMT SER STOCKSPLUS FD CL D	1,088
26,598	PIMCO FDS PAC INVT MGMT SER TOTAL RETURN FD CL D	283,531
1,541	PIMCO FDS STOCKSPLUS ABSOLUTE RETURN FD CL A	14,686
163	PIMCO FDS STOCKSPLUS ABSOLUTE RETURN FUND CL D	1,530
119	PIMCO FDS STOCKSPLUS ABSOLUTE RETURN FUND FD CL P	1,134
5,514	PIMCO FDS UNCONSTRAINED BD FD INSTL CL	61,641
317	PIMCO FLOATING INCOME FUND CLASS D	2,610
14,203	PIMCO FOREIGN BOND FUND CL D U.S. DOLLAR-HEDGED	152,971
90	PIMCO FOREIGN BOND FUND-CL A U.S. DOLLAR-HEDGED	973
2,318	PIMCO INCOME FD INSTL CL	28,584
21,822	PIMCO INCOME FUND CLASS D	269,065
146	PIMCO INTERNATIONAL STOCKPLUS AR STRATEGY FD CL D	1,067

1,252	PIMCO INVESTMENT GRADE CORPORATE BOND FUND CL D	13,211
2,475	PIMCO REAL RETURN BOND FUND INSTL CL	27,025
2,060	PIMCO REALESTATE REAL RETURN STRATEGY CLASS D	7,458
1,517	PIMCO SMALL CAP STOCKSPLUS AR CLASS A	13,702
700	PIMCO SMALL CAP STOCKSPLUS AR CLASS D	6,281
3,217	PIMCO TOTAL RETURN FUND ADMINISTRATIVE SHS	34,293
52,442	PIMCO TOTAL RETURN FUND INSTL CL	559,031
3,197	PIMCO TOTAL RETURN FUND-CL A	34,080
1,004	POLARIS GLOBAL VALUE FUND	21,185
5,107	PRIMECAP ODYSSEY FDS AGGRESSIVE GROWTH FD	168,177
12,652	PRIMECAP ODYSSEY FDS GROWTH FD	329,712
2,150	PRIMECAP ODYSSEY FDS STK FD	50,878
2,178	PRINCIPAL FDS INC HIGH YIELD FD CL P	16,095
127	PROFESSIONALLY MANAGED PF BECKER VALUE EQUITY FD RETAIL	2,396
460	PROFESSIONALLY MANAGED PORT FOLIOS VILLERE BALANCED FD	10,748
17,672	PROFESSIONALLY MANAGED PORT OSTERWEIS STRATEGIC INCOME FD	201,283
1,795	PROFESSIONALLY MANAGED PORTF HODGES FUND	68,605
121,695	PROFESSIONALLY MANAGED PORTFOLIOS HODGES SM CAP FD	2,377,927
8,515	PROFESSIONALLY MANAGED PRTFL AKRE FOCUS FD RETAIL CL	192,011
456	PROFUNDS CONSUMER SERVICES ULTRASECTOR INV CL	36,002
49	PROFUNDS EUROPE 30 FUND INV CL	705
111	PROFUNDS HEALTH CARE ULTRASECTOR INVT CL	5,048
405	PROFUNDS HEALTH CARE ULTRASECTOR SERV CL	16,295
2,473	PROFUNDS INC INVESTOR CL BIOTECHNOLOGY ULTRASECTOR	161,437
29	PROFUNDS MUT FDS INV CL OILFIELD EQUIPT & SVCS ULTRA	604
2,016	PROFUNDS OIL & GAS ULTRASECTOR INVESTOR CL	93,063
2,157	PROFUNDS PRECIOUS METALS ULTRASECTOR INV CL	16,784
9,529	PROFUNDS RISING RATES OPPORTUNITY 10 INV CL	154,273
10,979	PROFUNDS RISING RATES OPPORTUNITY INV	64,888
641	PROFUNDS RISING U S DOLLAR PROFUND INV	17,567
2,422	PROFUNDS SEMICONDUCTOR ULTRASECTOR SVC CL	63,523
828	PROFUNDS SHORT NASDAQ-100 INV CL	15,202
963	PROFUNDS SHORT OIL & GAS PROFUND INV CL	6,060
1,597	PROFUNDS SHORT OIL & GAS PROFUND SER CL	9,952
51	PROFUNDS SHORT PRECIOUS METALS PROFUND INVT CL	514
1,938	PROFUNDS SHORT PRECIOUS METALS PROFUND SVC CL	20,156
251	PROFUNDS SHORT REAL EST PROFUND INV CL	4,929
3,696	PROFUNDS SVC CL BIOTECHNOLOGY ULTRASECTOR	202,266
645	PROFUNDS TELECOMM ULTRASECTORINV CL	12,849
3,200	PROFUNDS ULTRABEAR INVS CL	18,528
202	PROFUNDS ULTRAJAPAN INVESTOR CLASS	3,581
349	PROFUNDS ULTRAMID-CAP INVESTOR CLASS	30,033
18	PROFUNDS ULTRANASDAQ 100 INV	1,539
21	PROFUNDS ULTRANASDAQ-100 SVC	1,537
236	PROFUNDS ULTRASHORT DOW 30 FD INVESTOR CL	1,517
423	PROFUNDS ULTRASHORT INTL PROFUND INVS	10,752
637	PROFUNDS ULTRASHORT LATIN AMERICA INVS CL	11,663
572	PROFUNDS ULTRASHORT SMALL-CAP FD INV CL	12,053
604	PROFUNDS US GOVT PLUS INV CL	32,807
8,128	PROVIDENT TR MUT FDS INC PROVIDENT TR STRATEGY FD	89,737
3,582	PRUDENTIAL JENNISON EQUITY INCOME FUND CLASS Z	61,892
145	PRUDENTIAL JENNISON HEALTH SCIENCES FUND CLASS A	6,935
515	PRUDENTIAL JENNISON NATURAL RESOURCES FUND INC CLASS Z	21,175
387	PRUDENTIAL JENNISON SMALL COMPANY FUND INC CLASS A	9,776

878	PRUDENTIAL JENNISON UTILITY FUND CLASS A	13,581
297	PRUDENTIAL JENNISON UTILITY FUND CLASS C	4,575
8	PUTNAM FDS TR EQUITY SPECTRUM FD CL A	351
7,174	PUTNAM GLOBAL ENERGY FUND CL A	74,900
5,664	PUTNAM GLOBAL NAT RES FD CL C	97,535
96	PUTNAM GLOBAL NATURAL RESOURCES FUND-CL A	1,835
2,517	RAINIER INVT MGMT MUT FDS MID CAP EQUITY PORTFOLIO	127,951
2,479	RBB FD INC ROBECO BOSTON PARTNERS ALL-CAP VALUE INV SHS	55,457
2,598	RBB FD INC ROBECO BOSTON PARTNERS LONG/SHORT RES INC CL	39,314
3,205	RBB FD INC SCHNEIDER VALUE FD CL PPP	61,789
1,961	RBB FUND INC SCHNEIDER SMALL CAP VALUE FD	26,607
6,445	RBC MICRO CAP VALUE FUND CLASS I	182,191
491	REYNOLDS BLUE CHIP GROWTH FUND	28,727
2,005	RIDGEWORTH FDS HIGH INCOME FD CL R	13,250
214	RIDGEWORTH FDS LARGE CAP VALUE EQUITY FD CL I	3,619
1,513	RIDGEWORTH FDS MID-CAP VALUE EQUITY FD CL I	20,717
5,322	RIDGEWORTH FDS SEIX FLTG RATE INCOME FD CL A	46,563
15,980	RIDGEWORTH FDS SEIX FLTG RATE INCOME FD CL I	139,822
4,962	RIDGEWORTH FDS US GOVT SECS ULTRA SHORT BD FD	50,264
230	ROYCE FD INTL SMALLER-COS FD SVC CL	2,255
462	ROYCE FD PREMIER FD SERVICE CL	8,935
3,144	ROYCE FD SPECIAL EQUITY FD	71,867
453	ROYCE FUND PREMIER SERIES	8,935
1,533	ROYCE FUND ROYCE OPPORTUNITY FUND	20,629
425	ROYCE FUND TOTAL RETURN FUND	6,271
17,698	ROYCE FUND VALUE PLUS FUND SERVICE CL	251,843
8,715	ROYCE FUND-PENNSYLVANIA MUTUAL FUND INVESTMENT CL	113,299
112	ROYCE GLOBAL VALUE FUND SVC CL	1,417
80	RS INVT TR INVS FD CL Y	1,044
205	RS INVT TR PARTNERS FD	6,370
24	RS INVT TR SELECT GROWTH FD CL Y	1,151
815	RYDEX DYNAMIC FDS INVERSE DOW 2X STRATEGY CL C	23,205
13	RYDEX DYNAMIC FDS INVERSE DOW 2X STRATEGY CL H	399
393	RYDEX DYNAMIC FDS INVERSE NASDAQ-100 2X STRATEGY CL C	7,288
359	RYDEX DYNAMIC FDS INVERSE NASDAQ-100 2X STRATEGY CL H	7,407
170	RYDEX DYNAMIC FDS INVERSE S&P 500 2X STRAT CL H	4,208
269	RYDEX DYNAMIC FDS NASDAQ-100 2X STRATEGY CL A	95,627
97	RYDEX DYNAMIC FDS NASDAQ-100 2X STRATEGY CL H	34,517
1,764	RYDEX SER FDS INV RUSSELL 2000 2X STRAT CL C	45,982
164	RYDEX SER FDS INVERSE HIGH YIELD STRATEGY FD CL C	3,091
92	RYDEX SER FDS RUSSELL 2000 2X STRATEGY CL H	29,906
84	RYDEX SER FUNDS ENERGY FD CL A	1,865
—	RYDEX SERIES FDS GOVT LG BOND 1.2X STRAT CL ADV	10
355	RYDEX SERIES FDS INVERSE GVT LG BD STRAT CL INV	13,415
12,598	RYDEX SERIES FDS INVERSE S&P 500 STRAT CL INV	186,572
1,615	RYDEX SERIES TRUST BIOTECHNOLOGY FUND INV CL	132,750
132	RYDEX SERIES TRUST CONSUMER PRODUCTS FUND INV CL	7,575
585	RYDEX SERIES TRUST NASDAQ-100	14,506
285	RYDEX SERIES TRUST PRECIOUS METALS FUND	7,514
78	SARATOGA HEALTH AND BIOTECHNOLOGY CLASS A	2,304
133	SATUIT CAP MGMT TR MICRO CAP FD CL A	4,393
75,603	SATURNA INVESTMENT TRUST SEXTANT INTERNATIONAL FUND	1,129,511
268	SCHWAB CAP TR DIVIDEND EQUITY FD	4,567
46	SCHWAB CAP TR HEALTH CARE FD	1,158

317	SCHWAB CAP TR LAUDUS INTL MARKET MASTERS FUND INV CLASS	7,034
131	SCHWAB CAPITAL TRUST ASSET DIRECTOR CONSERVATIVE	2,084
7,156	SCHWAB FUNDAMENTAL INTERNTNL SMALL COMPANY INDEX FUND	76,215
17,549	SCHWAB FUNDAMENTAL US LARGE COMPANY INDEX FUND	268,318
93,831	SCHWAB INVESTMENTS 1000 EQUITY FD	4,924,275
6,725	SCHWAB TOTAL BOND MARKET INDEX FUND	64,357
5,245	SCHWARTZ INVT TR AVE MARIA RISING DIVIDEND FD	92,941
1,187	SCHWARTZ INVT TR AVE MARIA SMALL CAP FD	14,361
218	SCOUT FDS CORE BD FD INSTL CL	2,508
1,725	SCOUT FDS INTERNATIONAL FD	56,225
13,186	SCOUT FDS MID CAP FD	203,592
2,548	SCOUT FDS UNCONSTRAINED BD FD CL Y	28,610
1,242	SELECTED AMERICAN SHARE INC CL D	53,546
1,109	SELECTED AMERICAN SHARES INC	47,882
326	SENTINEL GROUP FDS INC INTERNATIONAL EQUITY CL A	5,179
923	SHELTON FDS NASDAQ 100	10,046
452	SIT U.S. GOVERNMENT SECURITIES FUND	5,004
469	SMALLCAP WORLD FUND INC CL C	19,343
170	SMALLCAP WORLD FUND INC CL F1	7,604
642	SMEAD FDS TR VALUE FD INV CL	25,387
2,779	SOUND SHORE FUND INC	135,570
77	SSGA FUNDS TUCKERMAN ACTIVE REIT	1,290
4,302	STEELPATH MLP FDS TR OPPENHEIMER STEELPATH MLP CL I	46,461
441	STRATTON FDS INC-SMALL CAP YIELD FD	32,689
792	SUNAMERICA FOCUSED SER INC FOCUSED DIVIDEND STRATEGY CL A	13,558
67	SUNAMERICA SPECIALTY SER FOCUSED ALPHA GROWTH FD CL A	1,764
1,528	SYMONS VALUE INSTITUTIONAL FUND	17,193
4,445	T ROWE PRICE 2025 RETIREMENT FUND ADVISOR CLASS	69,564
5,041	T ROWE PRICE AFRICA & MIDDLE EAST FUND	49,000
842	T ROWE PRICE BLUE CHIP GROWTH FUND INC	56,618
270	T ROWE PRICE BLUE CHIP GROWTH FUND INC ADVISOR CL	18,045
6,864	T ROWE PRICE CAPITAL APPRECIATION FUND ADVISOR CL	177,772
28,160	T ROWE PRICE CAPITAL APPRECIATION FUND-SBI	735,831
125	T ROWE PRICE DIVIDEND GROWTH FUND ADVISOR CLASS	4,497
171	T ROWE PRICE DIVIDEND GROWTH FUND INC	6,171
199	T ROWE PRICE EQUITY INCOME FUND ADVISOR CL	6,524
14,078	T ROWE PRICE EQUITY INCOME FUND-SBI	461,760
647	T ROWE PRICE FINANCIAL SERVICES FUND INC	14,387
2,300	T ROWE PRICE GLOBAL REAL ESTATE FD INC	45,959
1,990	T ROWE PRICE GLOBAL REAL ESTATE FD INC ADVISOR CL	39,535
15,772	T ROWE PRICE GLOBAL TECHNOLOGY FD INC	194,316
704	T ROWE PRICE GROWTH STK FD INC GROWTH STK FD ADV CL	36,068
4,209	T ROWE PRICE GROWTH STOCK FUND INC	218,647
8,791	T ROWE PRICE HEALTH SCIENCES FUND INC	597,703
3,965	T ROWE PRICE HIGH YIELD FD INC	26,884
1,264	T ROWE PRICE HIGH YIELD FUND INC ADVISOR CL	8,541
10,661	T ROWE PRICE INFLATION PROTECTED BOND FUND INC	126,543
2,259	T ROWE PRICE INTL EQUITY INDEX FD	27,810
405	T ROWE PRICE INTL FDS INC EMERGING EUROPE MEDITERRANEAN	5,075
8,629	T ROWE PRICE INTL FUNDS INC EMERGING MARKETS BOND FUND	104,325
3,736	T ROWE PRICE INTL FUNDS INC EMERGING MARKETS STOCK FUND	120,964
2,323	T ROWE PRICE INTL FUNDS INC GLOBAL STOCK FUND	59,294
20,639	T ROWE PRICE INTL FUNDS INC INTERNATIONAL BOND FUND	184,516
4,901	T ROWE PRICE INTL FUNDS INC INTERNATIONAL DISCOVERY FUND	252,805

4,674	T ROWE PRICE INTL FUNDS INC LATIN AMERICA FUND	102,547
2,499	T ROWE PRICE INTL FUNDS INC NEW ASIA FUND	40,708
399	T ROWE PRICE MID CAP GROWTH FUND INC ADVISOR CL	29,391
988	T ROWE PRICE MID-CAP GROWTH FUND INC	74,520
234	T ROWE PRICE NEW AMERICA GROWTH FUND ADVISOR CLASS	9,701
759	T ROWE PRICE NEW AMERICA GROWTH FUND-SBI	31,887
3,266	T ROWE PRICE NEW ERA FUND INC	112,506
30,145	T ROWE PRICE NEW HORIZONS FUND INC	1,319,741
7,674	T ROWE PRICE NEW INCOME FUND ADVISOR CLASS	73,367
7,514	T ROWE PRICE REAL ASST FD	81,222
974	T ROWE PRICE REAL ESTATE FUND ADVISOR CLASS	26,442
1,021	T ROWE PRICE REAL ESTATE FUND INC	27,427
151	T ROWE PRICE RETIREMENT 2030 FUND	3,484
205	T ROWE PRICE RETIREMENT FDS INC 2040 FD	4,914
2,023	T ROWE PRICE RETIREMENT INCOME FUND	30,020
10,539	T ROWE PRICE SHORT TERM BOND FUND INC	50,060
1,286	T ROWE PRICE SMALL CAPITAL VALUE FUND INC	60,189
2,820	T ROWE PRICE STRATEGIC INCOME FUND	31,498
1,439	T ROWE PRICE VALUE FUND INC	49,865
678	TANAKA FUNDS INC GROWTH FUND CL R	13,305
246	TARGET PORTFOLIO TR SMALL CAPITALIZATION VALUE PORTFOLIO	6,298
374	TCW FDS INC EMERGING MKTS INCOME FD CL I	3,014
13,206	TCW FDS INC EMERGING MKTS INCOME FD CL N	137,340
592	TCW FDS INC TOTAL RETURN BOND FD CL N	6,298
21,296	TEMPLETON GLOBAL BOND FD CL A	265,347
27,315	TEMPLETON GLOBAL BOND FUND ADVISOR CL	338,981
570	TEMPLETON GROWTH FUND INC CL R	13,461
2,773	TEMPLETON INCOME TR GLOBAL TOTAL RETURN FD CL A	34,776
829	THIRD AVENUE VALUE FUND INSTL CLASS	47,029
37,934	THOMPSON BOND FUND	432,445
2,051	THORNBURG INTL VALUE FUND CL I	56,223
384	THORNBURG INVT TR DEVELOPING WORLD FD CL A	6,982
260	THORNBURG INVT TRUST VALUE FUND CL A	13,029
250	TIAA CREF INSTL MUT FDS LARGE CAP VALUE BOND RETAIL	4,338
1,825	TIAA CREF INSTL MUT FDS MID CAP VALUE FD RETAIL CL	43,298
467	TIAA CREF INSTL MUT FDS REAL ESTATE SECS FD RETAIL CL	7,048
117	TOCQUEVILLE FUND	3,979
11,285	TOCQUEVILLE GOLD FUND	361,348
987	TOCQUEVILLE TR DELAFIELD FD	32,242
964	TOUCHSTONE SANDS CAPITAL SELECT GROWTH FUND CL Y	17,774
1,816	TOUCHSTONE SANDS CAPITAL SELECT GROWTH FUND CL Z	32,610
2,428	TOUCHSTONE ULTRA SHORT DURATION FIXED INCOME FD CL Y	22,754
168	TURNER EMERGING GROWTH FD INVESTOR CLASS	5,017
1,621	TURNER SPECTRUM FUND INVESTOR CL	13,958
3,922	TWEEDY BROWNE FUND INC GLOBAL VALUE FUND	102,134
1,022	U S GLOBAL INVESTORS FUNDS EMERGING EUROPE FUND	6,707
25,595	U S GLOBAL INVESTORS GOLD AND PRECIOUS METALS FUND	132,070
400	UNDISCOVERED MANAGERS FDS BEHAVIORAL VALUE FD CL A	21,734
1,822	UNIFIED SER TR APPLESEED FD	22,442
3,377	UNIFIED SER TR IRON STRATEGIC INCOME FD INV	37,014
194	UNIFIED SER TR ROOSEVELT MULTI-CAP FUND	3,241
896	US GLOBAL INVESTORS CHINA REGION FUND	7,345
7,781	US GLOBAL INVESTORS GLOBAL RESOURCES FUND	51,902
3,611	US GLOBAL INVESTORS WORLD PRECIOUS MINERALS FUND	17,154

1,645	USA MUTUALS BARRIER FUND INVESTOR CLASS	47,545
966	USAA MUTUAL FUND INC SCIENCE & TECHNOLOGY FUND	19,811
144	VALUE LINE ASSET ALLOCATION FUND INC	4,061
931	VALUE LINE CORE BOND FUND SH BEN INT	13,905
290	VALUE LINE PREMIER GROWTH FD INC	9,808
18,650	VALUED ADVISERS TR SOUND MIND INVESTING FD	223,426
18,080	VALUED ADVISERS TR SOUND MIND INVSTNG DYNAMIC INVESTOR	214,977
739	VAN ECK EMERGING MARKETS CLASS C	9,667
2,371	VANGUARD 500 INDEX FUND INVESTOR SHARES	450,168
7,395	VANGUARD ASSET ALLOCATION FUND INC U S VALUE FD	130,075
25,207	VANGUARD BALANCED INDEX FD INC ADMIRAL SHS	748,131
692	VANGUARD BALANCED INDEX FUND INC	20,547
1,002	VANGUARD BD INDEX FDS FTSE ALL WORLD EX US INDEX FD	29,181
1,053	VANGUARD BD INDEX FDS MID CAP GRWTH INDEX FD ADMIRAL	46,024
395	VANGUARD BD INDEX FDS MID CAP VALUE INDEX FD ADMIRAL	18,292
8,130	VANGUARD BD INDEX FDS SMALL CAP VALUE IDX FD ADMIRAL	369,243
1,907	VANGUARD BOND INDEX FUND INC SHORT TERM PORTFOLIO	19,989
18,420	VANGUARD BOND INDEX FUND INC TOTAL BOND MARKET PORTFOLIO	200,220
2,784	VANGUARD CHESTER FDS TARGET RETIREMENT 2015 FD	42,565
7,094	VANGUARD CHESTER FDS TARGET RETIREMENT 2040 FUND	211,114
786	VANGUARD DEVELOPED MARKETS INDEX FUND ADMIRAL	9,560
11,125	VANGUARD DIVIDEND GROWTH FUND	256,869
5,718	VANGUARD EMERGING MARKETS STOCK INDEX FD ADMIRAL SHS	190,120
13,674	VANGUARD EMERGING MARKETS STOCK INDEX FUND	346,215
164	VANGUARD EQUITY INCOME FUND INC	5,133
91	VANGUARD EXPLORER FUND INC	8,418
369	VANGUARD FD TOTAL INTL STOCK INDEX FD ADMIRAL SHS	9,585
86	VANGUARD FINANCIALS INDEX FUND ADMIRAL SHS	2,136
7,052	VANGUARD FIXED INC SECS FD INC SHORT TERM INVT GRADE FUND	75,169
4,509	VANGUARD FIXED INCOME SECS INTER TERM INVT GRADE FD ADMIRAL CL	44,324
4,022	VANGUARD FIXED INCOME SECS INTER TERM INVT GRADE INV CL	39,541
870	VANGUARD FIXED INCOME SECS INVT GRADE BD PORTFOLIO	9,353
4,708	VANGUARD FIXED INCOME SECS SHORT TERM INVT GRADE FD ADMIRAL SHS	50,185
19,309	VANGUARD GNMA FUND	208,922
540	VANGUARD GROWTH & INCOME PORTFOLIO (FORMERLY VANGUARD QUANTITATIVE PORTFOL IOS INC)	22,528
14,800	VANGUARD HIGH DIVIDEND YIELD INDEX FD INVESTOR SHS	402,852
1,849	VANGUARD HORIZON FD INC GLOBAL EQUITY PORTFOLIO	44,576
937	VANGUARD HORIZON FDS STRTGIC SMALL CAP EQUITY FD INV CL	28,674
10,566	VANGUARD INDEX TR MID-CAP INDEX FD ADMIRAL SHS	1,616,267
1,007	VANGUARD INDEX TR VANGUARD 500 INDEX FD ADMIRAL	191,153
5,435	VANGUARD INDEX TR VANGUARD SM CAP INDEX ADMIRAL	303,632
1,332	VANGUARD INDEX TR VANGUARD TOTAL STK MKT ADMIRAL ADMIRAL SHS	68,710
8,104	VANGUARD INDEX TR VANGUARD VALUE INDEX ADMIRAL	266,948
3,121	VANGUARD INDEX TRUST MID CAPITALIZATION STK PORT	105,230
2,301	VANGUARD INDEX TRUST SMALL CAPITLZATION GROWTH	81,451
3,171	VANGUARD INDEX TRUST SMALL CAPITLZATION VALUE STK	80,354
7,582	VANGUARD INDEX TRUST TOTAL STOCK MARKET PORTFOLIO	391,058
5,364	VANGUARD INDEX TRUST-SMALL CAPITALIZATION STOCK FUND	299,633
158	VANGUARD INDUSTRIALS INDEX FUND ADMIRAL SHS	8,690
3,236	VANGUARD INFL-PROTECTED SECS	42,656
378	VANGUARD INTERNATIONAL GROWTH PORTFOLIO	8,132
2,718	VANGUARD INTERNATIONAL VALUE PORTFOLIO	92,292
3,486	VANGUARD INTL EQ IDX FDS INC FTSE ALL WRLD EX US SML FD INV	126,865
1,490	VANGUARD INTL EQTY INDX FDS GBL EX-US REAL ESTATE IDX INV	31,956

1,071	VANGUARD INTL EQUITY INDEX FUND INC-EUROPEAN PORTFOLIO	30,184
6,100	VANGUARD LARGE CAP INDEX FD	232,544
6,094	VANGUARD MALVERN FDS SHRT TRM INFLTN PRTCTD SECS FD	147,533
2,051	VANGUARD MORGAN GROWTH FUND INVESTOR SHARES	51,984
8,464	VANGUARD OHIO TAX FREE FUND INSURED LONG TERM PORTFOLIO	106,735
20,772	VANGUARD SCOTTSDALE FDS SHRT TERM CORP BD INDX FD	449,309
40	VANGUARD SECTOR INDEX FDS HEALTH CARE INDEX FD	2,492
4,369	VANGUARD SHORT TERM BOND INDEX FUND ADMIRAL SHARES	45,784
254	VANGUARD SPECIALIZED PORT ENERGY FD ADMIRAL CLASS	25,538
2,792	VANGUARD SPECIALIZED PORTF REIT INDEX FD ADMIRAL SHS	320,655
25,832	VANGUARD SPECIALIZED PORTFOLIOS METALS & MINING FD	236,625
4,932	VANGUARD SPECIALIZED PORTFOLIOS-ENERGY PORTFOLIO	264,580
1,358	VANGUARD SPECIALIZED PORTFOLIOS-HEALTH CARE	287,423
11,664	VANGUARD SPECIALIZED PORTFOLIOS-REIT INDEX PORTFOL	313,996
24,682	VANGUARD STAR FUND STAR PORTFOLIO	607,661
1,173	VANGUARD STRATEGIC EQUITY PORTFOLIO	37,761
1,215	VANGUARD TARGET RETIREMENT 2035 FD	21,677
6,036	VANGUARD TOTAL INTL STOCK INDEX FUND	93,853
458	VANGUARD U S GROWTH FUND	13,707
1,312	VANGUARD WELLESLEY INCOME FUND INC	33,559
4,798	VANGUARD WELLINGTON FD INC	187,833
1,150	VANGUARD WHITEHALL FDS INTERNATIONAL EXPLORER FD INVS	18,940
837	VANGUARD WHITEHALL FUNDS INC SELECTED VALUE PORTFOLIO	23,750
1,536	VANGUARD WINDSOR FUND INC VANGUARD WINDSOR II PORTFOLIO	57,293
1,681	VANGUARD/WELLESLEY INCOME FD INC ADMIRAL SHS	104,111
202	VANGUARD/WINDSOR FUND INC VANGUARD WINDSOR II FD ADMIRAL	13,340
1,093	VIRTUS FOREIGN OPPORTUNITIES FUND CLASS A	30,355
282	VIRTUS OPPORTUNITIES TR GLBL REAL ESTATE SECS FD CL A	7,544
300	VOYA SER FD INC GLOBAL REAL ESTATE FUND CL W	6,117
1,341	WALTHAUSEN FDS SMALL CAP VALUE FD	29,759
269	WASATCH ADVISORS FUNDS INC HOISINGTON U S TREASURY FUND	5,080
530	WASATCH ADVISORS FUNDS INC SMALL CAP GROWTH FUND	26,011
132	WASATCH ADVISORS FUNDS INC ULTRA GROWTH FUND	2,523
40,636	WASATCH EMERGING SMALL COUNT RIES FUND	125,970
34,773	WASATCH FDS INC EMERGING MKTS SMALL CAP FD	92,843
4,029	WASATCH FDS INC INTL GROWTH FD	105,676
4,108	WASATCH FDS INC LARGE CAP VALUE FUND	39,891
11,090	WASATCH FDS INC LONG/SHORT FD	165,247
1,583	WASATCH FDS INC STRATEGIC INCOME FD	19,501
5,875	WASATCH FDS TR EMERGING INDIA FUND	17,332
893	WASATCH WORLD INNOVATORS FD	18,007
1,067	WEITZ FDS HICKORY FD	60,773
20,036	WEITZ FDS SHORT INTERMEDIATE INCOME FD	249,645
2,424	WEITZ PARTNERS III OPPORTUNITY FD	40,214
342	WELLS FARGO ADVANTAGE ASIA PACIFIC FUND INV CL	4,020
716	WELLS FARGO ADVANTAGE DISCOVERY FUND CLASS A	22,490
710	WELLS FARGO ADVANTAGE DISCOVERY FUND INV CLASS	22,152
978	WELLS FARGO ADVANTAGE FDS EMERGING MRKTS EQUITY FD CL C	16,454
419	WELLS FARGO ADVANTAGE FDS INTRNSIC WORLD EQI FD ADMIN CL	9,215
2,075	WELLS FARGO ADVANTAGE FDS ULTR SHT TRM MUN INC FD INV CL	10,021
1,752	WELLS FARGO ADVANTAGE GROWTH FUND INV CL	79,747
161	WELLS FARGO SHORT TERM HIGH YIELD BD FD CL A	1,300
2,421	WELLS FARGO SHORT TERM HIGH YIELD BOND FUND INV CL	19,487
1,379	WESTCORE INTERNATIONAL SMALL-CAP FUND	23,039

55,598	WESTCORE PLUS BOND FUND INSTL SHS	607,134
602	WESTCORE TRUST FLEXIBLE INCOME FUND	5,301
5,470	WESTERN ASSET CORE PLUS BOND FD CLASS I	63,669
2,732	WESTPORT FUND-CL R	92,635
1,281	WILLIAM BLAIR SMALL CAP VALUE FUND CL N	22,751
803	WINTERGREEN FD INC	13,716
127	WORLD FDS TR REMS REAL ESTATE VALUE OPPRTNTY PLATFORM	2,249
404	WORLD FDS TR TOREADOR INTERNATIONAL INV CL	6,453
	Total Registered Investment Companies	$166,797,451

	Notes Receivable From Participants (interest rate ranging from 4.25% through 10.5% maturing through December 2029)	$85,735,539

	Net Assets Pending Settlement	$(4,060,583)

	TOTAL NET ASSETS	$3,286,995,179

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)

	Number of
Assets Acquired and Disposed	Shares	Fair Value

American Electric Power Company, Inc. Common Stock $6.50 par value (a)
Acquired	547,803	$28,598,277
Disposed	1,435,492	77,448,058

(a)	Transactions are recorded on the trade date.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
SCHEDULE OF NONEXEMPT TRANSACTIONS

Excess Payment to Trustee/Custodian

Party Involved:	JPMorgan Chase Bank, NA
Relationship to Plan, employer or other party-in-interest:	Trustee and Custodian
Transaction:	Payment of Fee in Excess of Contract Amount
Dates of Payments:	Between October 2006 and July 2014
Amounts of Payments:	Varying amounts aggregating $126,100

Reason Transaction is Nonexempt: ERISA Section 406(a)(1)(D) prohibits the use of plan assets by, or transfer of plan assets to, a party in interest (such as a fiduciary investment manager). Although an exemption under ERISA 408(b)(2) generally is applicable to contracts with parties (such as trustees) for services necessary for the operation of a plan where no more than reasonable compensation is paid therefor, the described payments represent the amount invoiced and paid by the Plan in excess of the amount required by the contract. The Trustee had agreed in writing to charge its fees at certain rates (and to waive specified fees with respect to certain accounts), but certain of its invoices were prepared applying incorrect fee rates and/or including certain fees that had been waived, resulting in the effective overcharge for its services. Following confirmation of the overpayment in 2014, the Plan secured from the Trustee repayment of the excess amounts plus lost earnings thereon. Therefore, the Company has identified the steps necessary to remediate the transaction.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
EXHIBIT INDEX

Exhibit Number	Description

23	Consent of Independent Registered Public Accounting Firm